EXHIBIT 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

THE CHEMOURS COMPANY

AND

Manchester Acquisition Sub LLC

_______________________

Dated as of July 26, 2021

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EXHIBITS

Exhibit AForm of Supply Agreement

Exhibit BForm of Transition Services Agreement

Exhibit C-1/C-2 Form of Foreign Acquisition Agreement

SCHEDULE

Schedule 1.1(f)Closing Date Environmental Liabilities

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PURCHASE AND SALE AGREEMENT

This Purchase AND SALE Agreement, dated as of July 26, 2021 (this “Agreement”), is by and between The Chemours Company, a Delaware corporation (“Seller”), and Manchester Acquisition Sub LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, Seller and certain of its Subsidiaries are engaged in, among other things, the Business;

WHEREAS, on the terms and subject to the conditions set forth herein, the Seller Entities shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from the Seller Entities, all of their right, title and interest in and to the Purchased Assets, and Purchaser shall assume the Assumed Liabilities (the “Sale Transaction”); and

WHEREAS, simultaneously with the Closing under this Agreement, Seller, Purchaser and certain of their respective Affiliates desire to enter into certain other agreements and consummate certain other transactions in connection with the Sale Transaction (such transactions, together with the Sale Transaction, the “Transactions”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1Definitions

.  As used herein, the following terms have the meanings set forth below:

“Action” means any Proceeding, audit, review, inquiry, examination, or investigation.

“Additional Information” means financial information and financial data with respect to the Business derived from the books and records of Seller as may be reasonably requested by Purchaser in order to facilitate Purchaser’s preparation of (i) the unaudited pro forma financial statements referred to in Section 5(d) of Exhibit C to the Debt Commitment Letter as in effect on the date hereof and/or (ii) to the extent the Debt Financing actually to be obtained by Purchaser consists of non-convertible high-yield debt securities under Rule 144A and/or Regulation S promulgated under the Securities Act, customary pro forma financial statements in accordance with the requirements of Regulation S-X under the Securities Act for registered offerings of securities on Form S-1 (or any successor form thereto) under the Securities Act to the extent required to be or customarily included in an offering memorandum for an offering memorandum customarily used in offerings of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act.

“Adjustment Amount” means (a) the Closing Working Capital minus (b) the Target Working Capital.

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“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.  For purposes of this Agreement, Seller and the other Seller Entities and their respective Affiliates shall be deemed not to be Affiliates of Purchaser or, from and after the Closing, of the Business or the Purchased Companies (or Subsidiaries thereof).

“Asbestos Liabilities” means actual Liabilities to the extent directly resulting from the actual exposure to asbestos prior to the Closing in any of the Owned Real Property.

“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any employment, retention, profit-sharing, bonus, stock option, stock purchase, restricted stock and other equity- or equity-based, incentive, deferred compensation, severance, termination or other benefit plan, program, policy, agreement or arrangement sponsored, maintained or contributed to by Seller or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of any current or former Business Employee, other than any Multiemployer Plan.

“Binder Agreement” means the agreement to bind the Purchaser R&W Insurance Policy issued on the date hereof.

“Business” means the business, operations and activities of the mining solutions business of Seller as of immediately prior to the Closing; provided that, notwithstanding the foregoing, Seller and Purchaser agree that the “Business” shall include only the business described in the immediately prior sentence and not any other businesses, operations or activities of Seller or any of its Subsidiaries (including as conducted through joint ventures), including for the avoidance of doubt, the business of researching and developing, designing, manufacturing, marketing and selling any other chemical, compound, derivative, intermediate, finished product or system sold by Seller or any of its Affiliates (including any of the products manufactured or sold by Seller’s or its Affiliates’ Titanium Technologies, Thermal & Specialized Solutions or Advanced Performance Materials segments (each as described in Seller’s quarterly reports filed with the SEC), glycolic acid, free radical source azo products, aniline, nitrobenzene, nitric acid, dimethylacetamide, dimethyl sulfide, and, in each case, any related compounds, derivatives and intermediates) (collectively, the “Retained Businesses”).

“Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks are required or authorized to be closed in New York, New York.

“Business Employee” means each individual listed on Section 1.1(a) of the Seller Disclosure Schedules.

“Business Material Adverse Effect” means any event, change, circumstance, state of facts or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the

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Business taken as a whole; provided, however, that no such event, change, circumstance, state of facts or effect, to the extent resulting or arising from or in connection with any of the following matters, shall be deemed, either alone or in combination, to constitute or contribute to a Business Material Adverse Effect:  (a) any event, change, circumstance, state of facts or effect generally affecting any of the industries in which the Business operates; (b) general political, economic, business, monetary, financial or capital or credit market conditions or trends (including interest rates or the price of commodities or raw materials), including with respect to government spending, budgets and related matters; (c)  any act of civil unrest, war or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country or jurisdiction of a national emergency or war; (d) natural disasters or weather developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail, storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, manmade disasters, acts of God, or changes or conditions due to the outbreak or worsening of epidemics, pandemics or disease outbreaks (including COVID-19 and any COVID-19 Measures or other restrictions that relate thereto or arise therefrom); (e) the failure of the financial or operating performance of Seller, the Seller Entities or the Business to meet internal, Purchaser or analyst projections, forecasts or budgets for any period (provided that (x) the underlying facts causing such failure, to the extent not otherwise excluded by this definition, may be deemed to constitute or contribute to a Business Material Adverse Effect and (y) this clause (e) shall not be construed as implying that Seller is making any representation or warranty herein with respect to any internal, Purchaser or analyst projections, forecasts or budgets and no such representations or warranties are being made); (f) any action taken or omitted to be taken by or at the request or with the prior written consent of Purchaser, or any failure to take actions due to Purchaser’s failure to consent thereto following the request of Seller, or compliance with the covenants and agreements contained in this Agreement; (g) the execution, announcement, pendency, performance or consummation of this Agreement, the Transactions, or the identity of Purchaser (including the impact on or any loss of Business Employees, customers, suppliers, relationships with Governmental Entities or other business relationships resulting from any of the foregoing, and including, for the avoidance of doubt, any event, change or effect resulting or arising from or in connection with any actions required to be taken pursuant to Section 5.1) (provided that the exception set forth in this clause (g) shall not apply in connection with any representation or warranty set forth in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the announcement or pendency of the Transactions); (h) changes in any Law (including any proposed Law) or GAAP or other applicable accounting principles or standard or any interpretations of any of the foregoing; (i) any Excluded Assets or Retained Liabilities; (j) seasonal fluctuations in the Business; or (k) any labor strike, slow down, lockout or stoppage, pending or threatened, against the Business; provided that any events, changes, circumstances, state of facts or effects, to the extent resulting or arising from or in connection with any of the matters described in clauses (a), (b), (c), (d) or (h), may be taken into account in determining whether a Business Material Adverse Effect has occurred to the extent, and only to the extent, that they have a materially disproportionate effect on the Business taken as a whole relative to similarly situated businesses in the industries in which the Business operates (in which case only such incremental materially disproportionate effect may be taken into account in determining whether a Business Material Adverse Effect has occurred).

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“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, Pub.L.  116-136 (03/27/2020) as amended, and any rules, regulations and interpretive guidance issued in connection therewith.

“Cash Amounts” means, of any Person and as of any time, all cash and cash equivalents, bank and other depositary accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits, checks, negotiable instruments, marketable securities and securities and brokerage accounts, in each case of such Person as of such time, such amounts calculated in a manner consistent with the Transaction Accounting Principles and the Sample Closing Statement.

“Closing Cash Amounts” means an amount equal to the Cash Amounts of the Purchased Companies (and Subsidiaries thereof) as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date.

“Closing Date Environmental Liabilities” has the meaning set forth on Schedule 1.1(f).

“Closing Funded Debt” means an amount equal to the sum of the Funded Debt of the Purchased Companies (and Subsidiaries thereof) as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date.

“Closing Purchase Price” means (a) the Base Purchase Price, plus (b) the Estimated Closing Cash Amounts, plus (c) the Estimated Adjustment Amount (which may be a positive or negative number), minus (d) the Estimated Closing Funded Debt.

“Closing Working Capital” means the Working Capital as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Tax Return” shall mean any affiliated, combined, consolidated, unitary, group or other Tax Return that includes, or reflects the assets, liabilities or activities of, Seller or any of its Affiliates (other than the Purchased Companies), on the one hand, and any of the Purchased Companies, on the other hand.

“Compliant” means, with respect to the Required Information, that (a) the Required Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the Required Information, taken as a whole, not misleading in light of the circumstances under which the statements contained in the Required Information are made; (b) the Seller’s auditors have not withdrawn any audit opinion on any of the audited financial statements contained in the Required Information (or, if such auditors have so withdrawn such an opinion, a new audit opinion has been issued with respect to such financial statements by the Seller’s auditors or another independent public registered accounting firm of nationally recognized standing, it being understood that, in the case of any such withdrawal, the Marketing Period shall not commence unless and until such new audit opinion has been issued); and (c) the Seller has not determined to undertake a restatement of any financial statements included in the Required Information (it being understood that if such restatement is completed or the Seller has determined that no such restatement is required, then

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the Required Information shall not be disqualified under this clause (c) on account of any such prior determination to restate).

“Contamination” means the emission, discharge or release of any Hazardous Material to, on, onto or into the environment except the routine storage and use of Hazardous Material from time to time in the ordinary course of business in compliance with Environmental Laws.

“Contract” means any written contract, lease, license, commitment, loan or credit agreement, indenture or agreement, other than a Permit or a Benefit Plan.

“Copyleft License” shall mean any license to Open Source that requires, as a condition of use, modification and/or distribution of the Open Source licensed under such license, that the Open Source, or other Intellectual Property incorporated into, derived from, used, or distributed with the Open Source: (i) be made available or distributed in a form other than binary code or object code form (e.g., Source Code form); (ii) be licensed for the purpose of preparing derivative works; (iii) be licensed under terms that allow the other Intellectual Property incorporated into, derived from, used, or distributed with the Open Source, or portions thereof or interfaces therefor, to be reverse engineered, reverse assembled or disassembled (other than by operation of Law); or (iv) be redistributable at no license fee.  For all purposes of and under this Agreement, “Copyleft Licenses” shall include, without limitation, the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, and the Eclipse Public License.

“Covered Losses” means, subject to Section 9.7, losses, liabilities (excluding contingent liabilities), claims, fines, deficiencies, damages, payments (including those arising out of any settlement or Judgment relating to any Proceeding), penalties and reasonable attorneys’ and accountants’ fees and disbursements, in each case that are due and payable; provided that Covered Losses shall not include any special, punitive or similar damages whatsoever or other damages that are not reasonably foreseeable, except to the extent that such damages are awarded by a Judgment against, and paid by, an Indemnified Party pursuant to a Third Party Claim.

“COVID Related Deferrals”  means all Tax liabilities for any taxable period ending on or prior to the Closing Date the payment of which is deferred, on or prior to the Closing Date, to a taxable period (or portion thereof) beginning after the Closing Date pursuant to any COVID Relief provision.

“COVID Relief” means any legislation enacted or executive order issued in connection with the COVID-19 pandemic, including (a) the CARES Act, (b) the Continued Assistance Act, (c) the Executive Order signed by President Trump on August 8, 2020, as may be amended or modified from time to time, and (d) the Consolidated Appropriations Act of, 2021 which was signed into law on December 27, 2020, as may be amended or modified from time to time, including, in each case, any rules or regulations promulgated thereunder (including any analogous provisions under state and local Law).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

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“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other Law, decree, Judgment or other directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19 or industry group in connection with or in response to COVID-19.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of April 3, 2018, among Seller, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Debt Financing” means the financing contemplated by the Debt Commitment Letter or any Alternative Debt Financing.

“Debt Financing Definitive Agreements” means the definitive agreements with respect to the Debt Financing.

“Debt Financing Related Parties” means the Financing Sources, their respective Affiliates and the respective directors, officers, employees, trustees, beneficiaries, partners, managers, members, agents, advisors and other Representatives of any of the foregoing, and their successors and permitted assigns.

“Environmental Laws” means, collectively, any and all Laws and Judgments relating to Contamination or Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Excluded Information” shall mean (a) pro forma financial statements, (b) information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments, desired to be incorporated into any information used in connection with the Debt Financing, (c) any description of all or any portion of the Financing, including any “description of notes”, (d) risk factors relating to all or any component of the Financing, (e) any other information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K under the Securities Act or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (f) any other information customarily excluded from an offering memorandum for private placements of any non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act, (g) any financial statements (other than the Required Information) or any other information (other than the Required Information and the Additional Information) that could not be derived from the books and records of Seller without unreasonable interference with the ongoing operations of Seller or any of its Subsidiaries, (h) any projections or (i) any information not relating directly to the Business or the Purchased Entities.

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“Export Controls” means the United States Export Administration Regulations at 15 C.F.R. § 730 et seq. administered by the U.S. Department of Commerce Bureau of Industry and Security (“BIS”), the International Traffic in Arms Regulations, 22 C.F.R. 120 et seq. administered by the Directorate of Defense Trade Controls of the Department of State, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Arms Export Control Act, the Export Control Reform Act of 2018, and all other applicable laws of the United States or Governmental Entities in any other applicable jurisdictions, in each case with respect to exports and imports of goods and services.

“Filings” means any registrations, applications, declarations, reports, submissions or other filings with, or any notices to, any Person (including any third party or Governmental Entity).

“Financing” means the Debt Financing and the Cash Equity.

“Financing Sources” means the lenders, arrangers and bookrunners party from time to time to the Debt Commitment Letter, including any such Persons becoming party thereto pursuant to any joinder agreement, and shall also include each other Person that has committed to provide, or otherwise entered into any agreement with Purchaser or any of its Affiliates in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, all or any part of the Debt Financing.

“Fundamental Representations” means Section 3.1 (Organization, Standing and Power; Authority; Execution and Delivery; Enforceability); Section 3.2 (Purchased Companies; Capital Structure); Section 3.3(a) (No Conflicts); and Section 3.16 (Brokers).

“Funded Debt” means, of any Person and as of any time, the aggregate amount of the following obligations of such Person as of such time, without duplication, in each case such amount calculated in a manner consistent with the Transaction Accounting Principles and the Sample Closing Statement: (a) the outstanding principal amount of any indebtedness for borrowed money (other than trade payables arising in the ordinary course of business and not overdue), including all accrued but unpaid interest thereon; (b) the outstanding principal amount of all other obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness, including all accrued but unpaid interest thereon; and (c) all direct obligations under letters of credit, surety bonds or bank guarantees, in each case solely to the extent funds have been drawn and are payable thereunder; provided, however, that in no event shall Funded Debt include (i) any Retained Liabilities, (ii) any Liabilities to be repaid or extinguished pursuant to this Agreement in connection with the Closing, (iii) any Liability in respect of Taxes and (iv) any obligations under capital leases, including any lease obligations that are treated as operating leases under GAAP for purposes of the statement of operations but capitalized on the balance sheet under ASC 842.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

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“Governmental Entity” means any national, state, local, supranational or foreign government or any court of competent jurisdiction, administrative agency or commission or other national, state, local, supranational or foreign governmental authority or instrumentality.

“Hazardous Material” means any substance, pollutant, contaminant, material or waste that is classified in any applicable Environmental Law as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar meaning, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum products, radioactive materials and radon gas.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, with respect to any Person and as of any time, any of the following obligations of such Person as of such time:  (a) all Funded Debt of such Person; (b) all letters of credit or performance bonds issued for the account of such Person; and (c) all guarantees issued by such Person with respect to the obligations described in clauses (a) and (b) of another Person; provided that Indebtedness shall not include any intercompany indebtedness owing from any of the Purchased Companies (or Subsidiaries thereof) to any of the other Purchased Companies (or Subsidiaries thereof).

“Indemnified Taxes” means, without duplication, (a) all Taxes (including any COVID Related Deferrals) of any Seller Entity, (b) any Taxes (or the non-payment thereof) of or with respect to the Purchased Assets including for avoidance of doubt, Taxes of or with respect to any Purchased Company for all Pre-Closing Periods (in the case of a Straddle Period, determined based on the principles set forth in Section 6.1(b)), (c) any Taxes of Seller or any of its Affiliates (including any predecessor thereof, but excluding any Purchased Company) for which any Purchased Company thereof (or any predecessor of the foregoing) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time prior to the Closing, or as a transferee or successor where the relationship giving rise to the liability on the part of any Purchased Company existed or arose on or prior to the Closing Date, or by any Tax allocation or Tax sharing agreement entered into prior to the Closing (other than any commercial agreement the primary purpose of which does not relate to Taxes), (d) any Taxes imposed on or with respect to the Purchased Companies for any Pre-Closing Period as a direct result of the Pre-Closing Restructuring Steps, (e) any Transfer Taxes for which Seller is responsible pursuant to Section 6.6; and (f) any COVID Related Deferrals of any Purchased Company, including any Taxes directly imposed on the Purchased Companies or Affiliates thereof directly as a result of any PPP Loan applied for or received prior to the Closing being forgiven, and any recapture of any Tax credits claimed under COVID Relief; provided, however, that Indemnified Taxes shall exclude any Taxes (x) included in the definition of Funded Debt or included as an account payable or other Liability in the computation of Working Capital, in each case as finally determined, (y) arising from any action taken or transaction entered into by Purchaser or any of its Subsidiaries (including the Purchased Companies) after the Closing on the Closing Date (other than any action taken or transaction entered into by the Purchased Companies in the ordinary course of business or otherwise specifically required by this Agreement), or (z) for which Purchaser is responsible pursuant to Section 2.6(f), Section 2.6(g)

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(other than, for the avoidance of doubt, any COVID Related Deferrals being addressed separately as set forth in clauses (a) and (f) of this definition) with respect to a tax period (or portion thereof) beginning after the Closing Date, Section 2.6(i), Section 6.2(c), or Section 6.6.

“Information Technology” means any tangible or digital computer systems (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware) and telecommunications systems.

“Intellectual Property” means (a) Patents, (b) Marks, (c) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than software, whether or not registered, and registrations and applications for registration thereof, and (d) intellectual property rights arising from or in respect of the Know-How.

“Judgment” means any judgment, injunction, writ, or order of any Governmental Entity.

“Know-How” means processes, methods, designs, formulae, technical information, trade secrets, know-how, drawings, blueprints, designs, quality assurance and control procedures, design tools, simulation capability, manuals and technical information provided to employees, customers, suppliers, agents or licensees.

“Knowledge” means, with respect to Seller, the actual knowledge after reasonable investigation of any Person listed in Section 1.1(b) of the Seller Disclosure Schedules, and, with respect to Purchaser, the actual knowledge of any Person listed in Section 1.1(b) of the Purchaser Disclosure Schedules.

“Law” means any national, state, local, supranational or foreign law, statute, code, order, ordinance, rule, regulation or treaty (including any Tax treaty), in each case promulgated by a Governmental Entity.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Lien” means any mortgage, lien, pledge, security interest, charge, or similar encumbrance of any kind, other than restrictions on transfer arising under applicable securities Laws and licenses granted in the ordinary course of business.

“Located” means physically located on the premises of the specified real property, including, as applicable, the Owned Real Property or the Transferred Leased Property.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date of this Agreement (a) commencing on the first Business Day following the date on which Purchaser shall have received from the Seller all of the Required Information (it being understood that, for all purposes of this definition of “Marketing Period”, in determining whether any information constitutes Required Information, the words “Closing Date” in the definition of “Required Information” shall be deemed, in each place in which they appear in such definition,

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to be replaced with the words “the first date of delivery of information otherwise satisfying the requirements of this definition”) and (b) throughout which the Required Information is Compliant (it being understood and agreed that if the Required Information is not Compliant at any time during such period, the Marketing Period shall terminate and restart when the Required Information is Compliant); provided that (i) the Marketing Period shall not commence prior to September 7, 2021, (ii) unless the Marketing Period has been completed prior to December 23, 2021, the Marketing Period may not commence prior to January 10, 2022, and (iii) November 24, 2021, November 26, 2021, May 27, 2022 and July 1, 2022 shall not be considered a Business Day for the purposes of the Marketing Period. Notwithstanding anything in this definition to the contrary, the Marketing Period will be deemed to have been completed on any earlier date, prior to the expiration of such period of fifteen (15) consecutive Business Days, on which the Debt Financing, in an amount at least equal to the amount thereof under the Debt Commitment Letter as in effect on the date hereof, is funded to Purchaser. If the Seller shall in good faith reasonably believe that the Seller has provided the Required Information that is Compliant, it may deliver to Purchaser a written notice to that effect (stating the date it believes it completed such delivery), in which case the Seller will be deemed to have completed delivery of the Required Information necessary to commence the Marketing Period as of such date indicated in such notice, unless Purchaser in good faith reasonably believes that the Seller has not completed delivery of the Required Information that is Compliant and, on or prior to the third Business Day after receipt by Purchaser of such notice from the Seller, Purchaser delivers a written notice to the Seller to that effect (stating with reasonable specificity the extent to which the Required Information has not been delivered). For the avoidance of doubt, once the Marketing Period has commenced upon delivery of the Required Information that is Compliant, as determined on the date that the Required Information is initially delivered, the subsequent receipt by Purchaser of additional financial statements delivered solely due to the passage of time shall not restart the Marketing Period.

“Marks” means any trademark, service mark, trade dress, trade name, corporate name, business name, brand name, slogan, logo, domain name or online or other electronic identifier, social media name, tag or handle, service name, or other similar designation of source of origin, whether or not registered, together with all common law rights in any of the foregoing, all registrations and applications for registration of any of the foregoing, all renewals of any of the foregoing and all goodwill associated with the use of and symbolized by any of the foregoing.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Open Source” means any Intellectual Property that is distributed under an open source, public source, or freeware license, which includes (i) any license approved by the Open Source Initiative or any similar license, (ii) any license that meets the “Open Source Definition” of the Open Source Initiative or the “Free Software Definition” of the Free Software Foundation, and (iii) any Creative Commons license.

“Parties” means Seller and Purchaser, and “Party” means either of them.

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“Patents” means patents, patent applications and provisional applications, including reissues, divisions, continuations, continuations-in-part, extensions and reexamination and post-issuance certificates thereof.

“Permits” means permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Entity.

“Permitted Liens” means the following Liens:  (a) Liens disclosed on or reflected in the Business Financial Statements; (b) Liens for Taxes, assessments or other governmental charges or levies (x) that are not yet due or payable or (y) that are being contested by appropriate Proceedings and for which adequate reserves have been established on the Business Financial Statements; (c) statutory or common law Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen, vendors and other Liens imposed by Law in the ordinary course of business; (d) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (e) Liens securing Liabilities (other than Indebtedness for borrowed money) that are not material to the Business, as a whole; (f) with respect to real property, (i) defects or imperfections of title, (ii) easements, declarations, covenants, conditions, restrictions, rights-of-way, restrictions and other charges, instruments or encumbrances affecting title to real estate, (iii) zoning ordinances, variances, exceptions, conditional use permits and similar regulations, permits, approvals and conditions, including legal non-conforming uses and (iv) Liens not created by Seller or any of its Subsidiaries that affect the underlying fee interest of any leased real property (or any real property interest therein superior to that of the Seller or any of its Subsidiaries), including master leases or ground leases and any set of facts that an accurate up-to-date survey would show; provided, however, that with respect to this clause (f), (x) any such item does not materially interfere with the ordinary conduct of the Business or materially impair the continued use and operation of such real property for the purpose for which it is used as of immediately prior to the Closing, and (y) if Seller receives written notice of the filing of a material lien against any portion of the Owned Property that is subject to a Real Property Lease or Transferred Lease on or after the date hereof and prior to the Closing Date, Seller shall use commercially reasonable efforts prior to the Closing Date, if and to the extent Seller has rights under the terms and provisions of the applicable Real Property Lease or Transferred Lease with respect to such material lien, to enforce the terms and provisions of the applicable Real Property Lease and/or Transferred Lease in order to have such lien released in accordance with the terms and provisions of the applicable Real Property Lease and/or Transferred Lease; (g) Liens set forth in the governing documents of any Person; (h) Liens set forth in the Seller Disclosure Schedules; (i) Liens deemed to be created by any of the Transaction Documents; and (j) Liens in connection with the Credit Agreement or in connection with the TD Agreement, which Liens will be released on or prior to the Closing.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“PPP Loan” means any Indebtedness incurred in connection with any Governmental Entity providing or expanding any loan, guaranty, investment, participation, grant, program or other assistance in response to, or to provide relief for, the COVID-19 pandemic, including the Paycheck Protection Program or the Economic Injury Disaster Loan Program.

EXHIBIT 2.1

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Proceeding” means any judicial, administrative or arbitral action, suit or proceeding by or before any Governmental Entity.

“Purchased Company Benefit Plan” means any Benefit Plan solely sponsored, maintained or contributed to by, or for, any Purchased Company, or any employment, bonus, retention, severance or similar arrangement with any Business Employee employed by a Purchased Company.

“Purchaser Disclosure Schedules” means those certain Purchaser Disclosure Schedules dated as of the date of this Agreement, provided by Purchaser to Seller.

“Purchaser Material Adverse Effect” means any event, change or effect that, individually or in the aggregate, materially impairs, hinders or delays the ability of Purchaser and its Affiliates to perform their obligations under this Agreement and the other Transaction Documents or to consummate the Transactions.

“Regulatory Approvals” means the expiration or termination of any waiting period applicable to the Transactions under the HSR Act and all Approvals from any Governmental Entity that are required under applicable Law (including pursuant to any Antitrust Law) to permit the consummation of the Transactions.

“Related to the Business” means exclusively related to, exclusively used in or exclusively held for use in the Business as conducted by Seller and its Subsidiaries prior to and as of the Closing, provided that, for the avoidance of doubt, any tangible property used or held for use in the Business as conducted by Seller and its Subsidiaries prior to the Closing and Located on any Owned Real Property, Transferred Leased Property or real property subject to the Real Property Leases shall be deemed to be exclusively related to the Business.

“Representatives” of a Person means such Person’s Affiliates and any officer, director or employee of such Person or its Affiliates or any investment banker, attorney, accountant or other advisor or representative of such Person or its Affiliates.

“Required Information” means (a) the audited combined balance sheet of the Business as of the end of, and the audited combined statements of operations and cash flows of the Business for, (i) the fiscal years ended December 31, 2019 and December 31, 2020 and (ii) each subsequent fiscal year of the Business ended at least one-hundred twenty (120) days prior to the Closing Date, in each case, prepared in accordance with GAAP and audited by, and accompanied by an opinion of, PricewaterhouseCoopers LLP or another independent public registered accounting firm of nationally recognized standing, and (b) the unaudited combined balance sheet of the Business as of the end of June 30, 2021 and each subsequent fiscal quarter of the Business (other than the fourth fiscal quarter) ended at least seventy (70) days prior to the Closing Date, and the unaudited combined statements of operations and cash flows of the Business for each such fiscal quarter and for the portion of the fiscal year then ended, in each case, setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year and all prepared in accordance with GAAP; it

EXHIBIT 2.1

being understood and agreed that Purchaser has received, as of the date hereof, the financial statements referred to in clause (a) above as of the end of, and for, the fiscal years ended December 31, 2019 and December 31, 2020.

“Retained Businesses” has the meaning set forth in the definition of “Business.”

“Retained Claim” means any claim, cause of action, defense, right of offset or counterclaim, or settlement agreement (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) related to the Excluded Assets, Retained Liabilities or the Retained Businesses.

“Sale Process” means all matters relating to the sale of the Business and the review of strategic alternatives with respect to the Business, and all activities in connection therewith, including matters relating to (a) the solicitation of proposals from and negotiations with third parties in connection with the sale of the Business or Excluded Assets or (b) the drafting, negotiation or interpretation of any of the provisions of this Agreement or the other Transaction Documents, or the determination of the allocation of any assets or Liabilities pursuant to the foregoing agreements or the transactions contemplated thereby.

“Sanctions” mean financial, economic, sectoral and other sanctions embargoes, laws, rules and regulations issued, administered or enforced by the United Nations Security Council; any United States governmental authority, including the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), BIS, the U.S. Department of State, or any other U.S. government authority or department; or the European Union, including restrictive measures implemented pursuant to any EU Council or Commission Regulation or Decision; or any other applicable country or territory which has adopted comparable sanctions laws, rules and regulations.

“Sanctions List” includes the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and any similar list maintained by, or public announcement of Sanctions designation made by, the U.S. Treasury Department, United States Department of State or any other U.S. government entity, the United Nations Security Council, the European Union, or the Member States of the European Union (including the “Consolidated List Of Financial Sanctions Targets” maintained by HM Treasury).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Benefit Plan” means any Benefit Plan other than a Purchased Company Benefit Plan.

“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules dated as of the date of this Agreement, provided by Seller to Purchaser.

“Seller Entities” means Seller and all of its Subsidiaries that transfer Purchased Assets (including Purchased Company Shares) and/or Assumed Liabilities pursuant to this Agreement, including the entities listed on Section 1.1(d) of the Seller Disclosure Schedules.

EXHIBIT 2.1

“Seller Group” means Seller and its Affiliates (other than any Seller Entities).

“Seller Name and Seller Marks” means the names, Marks or logos of Seller or any of its Affiliates, including “The Chemours Company,” “Chemours” or “CC” names, or any variations or derivatives thereof, either alone or in combination with other words.

“Solvent” means, with respect to any Person, on a consolidated basis, that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person on a going concern basis will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable U.S. federal laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of this definition, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Source Code” means computer software and code, in form other than object code or binary code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means with respect to any Person, any corporation, partnership, limited liability company or other entity whether incorporated or unincorporated, of which such first Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; provided that, from and after the Closing, no Purchased Company (or Subsidiary thereof) shall be deemed to be a Subsidiary of Seller or any of its Affiliates, including any other Seller Entity.

“Tangible Personal Property” means machinery, equipment, hardware, furniture, fixtures, tools, Information Technology, and all other tangible personal property, it being understood that Tangible Personal Property shall not include any Intellectual Property.

“Target Working Capital” means $24,644,000.00.

“Tax” means any tax of any kind (whether or not disputed), including any federal, state, local or foreign income, estimated, sales, use, GST/HST, ad valorem, receipts, value added, goods and services, profits, franchise, capital, license, withholding, payroll, severance,

EXHIBIT 2.1

employment, unemployment, excise, premium, property, net worth, capital gains, transfer, stamp, documentary, social security, social contribution, employment insurance premiums, disability, windfall profits, escheat or unclaimed property, registration, environmental, alternative or add-on minimum, occupation, customs duties and any other assessment or governmental charge, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition, assessment or collection of any Tax.

“TD Agreement” means the Amended and Restated Receivables Purchase Agreement, dated as of March 9, 2020, by and among The Chemours Company AR, LLC, as seller, The Chemours Company FC, LLC, as initial servicer, The Toronto-Dominion Bank, as administrative agent, and the other parties from time to time party thereto (as amended, restated, supplemented or otherwise modified, including by the First Amendment to Amended and Restated Receivables Purchase Agreement, dated as of March 5, 2021).

“Transaction Documents” means this Agreement, the Supply Agreement, the Transition Services Agreement, the Assignment Agreement and Bill of Sale (if applicable), and the Foreign Acquisition Agreement(s).

“Unregistered Trademarks” means all trademarks that are owned or purported to be owned by any Seller Entities included in the Business Intellectual Property, as of the date of this Agreement, but for which an application has not been filed with or a registration has not been received from the U.S. Patent and Trademark Office or any foreign trademark office.

“Working Capital” means, as of any time, the net working capital of the Business calculated by subtracting (a) the sum of the amounts as of such time for the current liability line items shown on the Sample Closing Statement for the Business, from (b) the sum of the amounts as of such time for the current asset line items shown on the Sample Closing Statement for the Business (including, for the avoidance of doubt, any input value added Tax credit of any Purchased Company), in each case calculated in a manner consistent with the Transaction Accounting Principles; provided, however, that in no event shall Working Capital include (i) any amount included within the definition of Cash Amounts or Funded Debt, (ii) any Excluded Assets or Retained Liabilities, (iii) any Liabilities to be repaid or extinguished pursuant to this Agreement in connection with the Closing, (iv) any deferred asset or deferred liability in respect of Taxes, or (v) any asset or Liability with respect to any U.S. federal income Tax or any other Tax, in each case of this clause (v), reportable on a Combined Tax Return and payable by Seller or any of its Affiliates (other than the Purchased Companies).

Section 1.2Other Defined Terms

.  In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

EXHIBIT 2.1

Term	Section
Agreement	Preamble
Alternative Debt Financing	5.19(b)
Anti-Corruption Laws	3.11(b)
Antitrust Action	5.1(d)
Antitrust Laws	3.3
Approvals	2.11(a)
Assignment Agreement and Bill of Sale	2.8(a)(v)
Assumed Liabilities	2.6
Base Purchase Price	2.2
Business Contracts	2.4(b)
Business Financial Statements	3.5(a)
Business Intellectual Property	2.4(d)
Business Permits	3.11(c)
Cash Equity	4.4(a)
Closing	2.3
Closing Date	2.3
Closing Statement	2.9(b)
Closing Structure	5.17
Commitment Letters	4.4(d)
Competing Business	5.13(c)
Confidential Business Information	5.3(b)
Confidentiality Agreement	5.3(a)
Current Representation	10.14(a)
Debt Commitment Letter	4.4(d)
Designated Person	10.14(a)
Dispute Notice	2.9(d)
Dispute Resolution Period	2.9(d)
Environmental Covered Losses	5.16
Environmental Insurance Policy	5.16
Environmental Permits	3.12
Equity Commitment Letter	4.4(a)
Estimated Adjustment Amount	2.9(b)
Estimated Closing Cash Amounts	2.9(b)
Estimated Closing Funded Debt	2.9(b)
Excluded Assets	2.5
FCPA	3.11(b)
Final Allocation	2.1
Final Purchase Price	2.9(f)
Foreign Acquisition Agreements	2.13
Foreign Closing Documents	2.8(a)(vi)
Guarantees	5.8
Indemnified Party	9.4(a)
Indemnifying Party	9.4(a)

EXHIBIT 2.1

Independent Accounting Firm	2.9(d)
Inventory	2.4(h)
IP Contracts	3.10(a)(viii)
Licensed Intellectual Property	3.10(a)(viii)
Material Contracts	3.10(a)
New Subsidiaries	4.12(a)
Outside Date	8.1(d)
Owned Real Property	2.4(c)
Post-Closing Representation	10.14(a)
Post-Closing Statement	2.9(c)
Pre-Closing Restructuring Steps	5.17
Privileged Communications	10.14(b)
Proposed Allocation	2.1
Proprietary Information Agreement	3.8(i)
Purchased Assets	2.4
Purchased Companies	2.4(a)
Purchased Company	2.4(a)
Purchased Company Employee	5.6(a)
Purchased Company Shares	2.4(a)
Purchased Company Tax Returns	6.1(a)
Purchaser	Preamble
Purchaser 401(k) Plan	5.6(f)
Purchaser Covered Person	5.13(b)
Purchaser Indemnified Parties	9.2(a)
Purchaser R&W Insurance Policy	5.18
Real Property Leases	2.4(c)
Registered Intellectual Property	3.8(a)
Retained Liabilities	2.7
Sale Transaction	Recitals
Sample Closing Statement	2.9(a)
Satisfaction Date	2.3
Self-Claim Notice	9.4(c)
Seller	Preamble
Seller 401(k) Plans	5.6(f)
Seller Covered Person	5.13(a)
Seller Indemnified Parties	9.3(a)
Shared Contract	2.11(e)
Sponsor	4.4(a)
Subsequent Loss	6.2(c)
Supply Agreement	2.8(a)(iii)
Tax Proceeding	6.7(a)
Third Party Claim	9.4(a)
Third Party Claim Notice	9.4(a)
Transaction Accounting Principles	2.9(a)

EXHIBIT 2.1

Transaction Amounts	4.4(f)
Transactions	Recitals
Transfer Taxes	6.6
Transferred Business Employee	5.6(a)
Transferred Leased Property	2.4(c)
Transferred Tangible Personal Property	2.4(e)
Transition Services Agreement	2.8(a)(iv)

Article II
PURCHASE AND SALE; CLOSING

Section 2.1Purchase and Sale

.  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser or its permitted assignee (pursuant to the terms of Section 10.3), and Purchaser or its permitted assignee (pursuant to the terms of Section 10.3) shall purchase and acquire from Seller and the other Seller Entities, all of Seller’s and the other Seller Entities’ right, title and interest as of the Closing in and to the Purchased Assets.

Section 2.2Purchase Price

.  In consideration for the Purchased Assets and the other obligations of Seller pursuant to this Agreement, Purchaser shall (a) pay to Seller the Final Purchase Price, comprised of Five Hundred and Twenty Million Dollars ($520,000,000) in cash (the “Base Purchase Price”) as adjusted in accordance with Section 2.9 and paid in the manner set forth in Section 2.8 and Section 2.9; and (b) assume the Assumed Liabilities.

Section 2.3Closing Date

.  The closing of the Sale Transaction (the “Closing”) shall take place at 9:00 a.m. New York City time on the third (3rd) Business Day following the latest to occur of (i) the date on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof), (ii) the earlier of (x) the final day of the Marketing Period and (y) the date on which Purchaser delivers written notice to Seller waiving this clause (ii), or (iii) at such other time and date as may be agreed between Seller and Purchaser (the latest occurrence date of the foregoing clauses (i), (ii) and (iii), the “Satisfaction Date”); provided, however, that notwithstanding the foregoing, upon three (3) Business Days’ notice to Purchaser, Seller may elect to effect the Closing on the last Business Day of the calendar month following the Satisfaction Date (or if the Satisfaction Date occurs less than three (3) Business Days prior to the last Business Day of a calendar month, Seller may elect to effect the Closing on the last Business Day of the immediately following calendar month).  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”  To the extent that documents and signatures are required to be executed or provided at the Closing such matters shall be dealt with by way of a virtual closing through electronic exchange of documents and signatures.

Section 2.4Purchased Assets

.  Subject to the terms and conditions of this Agreement, on the Closing Date and at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser or its permitted assignee (pursuant to the terms of Section 10.3), and Purchaser or its permitted assignee (pursuant to the terms of Section 10.3) shall purchase, acquire and accept from the Seller Entities, all of the Seller Entities’ right, title and interest as of the Closing in the following (the “Purchased Assets”):

EXHIBIT 2.1

(a)One hundred percent (100%) of the equity interests (the “Purchased Company Shares”) in the entities listed on Section 2.4(a) of the Seller Disclosure Schedules (each, a “Purchased Company,” and, collectively, with any Subsidiaries thereof, the “Purchased Companies”); provided that Seller may update Section 2.4(a) of the Seller Disclosure Schedules by written notice to Purchaser prior to the Closing Date to account for any New Subsidiaries;

(b)(i) Each Contract set forth on Section 2.4(b) of the Seller Disclosure Schedules, if Related to the Business, then in its entirety, and if not Related to the Business, then, subject to Section 2.11, only with respect those portions of it that are Related to the Business (and preserving the meaning thereof); and (ii) any Contract executed after the date of this Agreement and prior to the Closing, if Related to the Business, then in its entirety, and if not Related to the Business, then only with respect to those portions of it that are Related to the Business (and preserving the meaning thereof) (collectively, such Contracts or portion of such Contracts, as the case may be, the “Business Contracts”);

(c)(i) The owned real property listed in Section 2.4(c)(i) of the Seller Disclosure Schedules (the “Owned Real Property”), together with all improvements, fixtures and all appurtenances thereto and rights in respect thereof; (i) the leases, subleases, licenses, sublicenses or other agreements between Seller or any Seller Entity, as landlord, sublandlord, licensor or sublicensor, and any third Person with respect to any Owned Real Property, as tenant, subtenant, licensee or sublicensee as of the date of this Agreement listed in Section 2.4(c)(ii) of the Seller Disclosure Schedules (the “Real Property Leases”); and (i) the leases listed on Section 2.4(c)(iii) of the Seller Disclosure Schedules governing the leased real property (such leased real property, the “Transferred Leased Property”);

(d)The Intellectual Property Related to the Business (the “Business Intellectual Property”);

(e)Any and all Tangible Personal Property Related to the Business (the “Transferred Tangible Personal Property”);

(f)Any and all accounts receivable and other current assets (including, for the avoidance of doubt, any input value added Tax credit of any Purchased Company outside of Mexico) of the Business as of immediately prior to the Closing and in each case to the extent included in the calculation of the Closing Working Capital, and all Cash Amounts of the Purchased Companies and their Subsidiaries as of immediately prior to the Closing to the extent included in the calculation of Closing Cash Amounts;

(g)Any and all prepaid expenses and security deposits of the Business as of immediately prior to the Closing and in each case to the extent included in the calculation of the Closing Working Capital;

(h)Any and all raw materials, work-in-process, finished goods, supplies and other inventories Related to the Business, including any such raw materials, work-in-process, finished goods, supplies and other inventories being held by (i) customers of the Business pursuant to consignment arrangements or (ii) suppliers of the Business under tolling arrangements (collectively, the “Inventory”);

EXHIBIT 2.1

(i)Any and all goodwill and other intangibles Related to the Business;

(j)Any and all Business Permits and Environmental Permits held by the Purchased Companies or any of their Subsidiaries, in each case, to the extent transferrable;

(k)Any and all claims and defenses, in each case Related to the Business (for the avoidance of doubt, other than any Retained Claim and any claims and defenses in respect of any Excluded Assets);

(l)Copies of any and all documents, instruments, papers, books, records (other than Tax Returns and other books and records related to Taxes (other than Tax Returns and other books and records exclusively related to Taxes of the Purchased Companies and their respective Subsidiaries)), books of account, files and data, catalogs, brochures, sales literature, promotional materials, certificates and other documents in each case, Related to the Business and in the possession of the Seller Entities or any of their Subsidiaries, other than (i) any books, records or other materials that the Seller Entities are required by Law to retain (copies of which, to the extent permitted by Law, will be made available to Purchaser upon Purchaser’s reasonable request), (ii) personnel and employment records for Business Employees and former employees and (iii) for the avoidance of doubt, any books, records or other materials that may be Located in a facility of the Business (including at the Transferred Leased Property and the Owned Real Property) to the extent not Related to the Business; provided that, with respect to any such books, records or other materials that are Purchased Assets pursuant to this clause (l), the Seller Entities shall be permitted to keep (A) copies of such books, records or other materials to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures, (B) copies of such books, records or other materials to the extent they are relevant to any Excluded Assets or Seller’s and its Affiliates’ obligations under the Transaction Documents, and (C) such books, records or other materials in the form of so-called “back-up” electronic tapes in the ordinary course of business;

(m)Any and all assets related to the Purchased Company Benefit Plans; and

(n)The assets set forth on Section 2.4(n) of the Seller Disclosure Schedules.

Any assets of the Purchased Companies and their Subsidiaries that constitute Purchased Assets hereunder shall be deemed Purchased Assets to the extent of the Purchased Companies’ and their Subsidiaries’ right, title and interest therein; provided that the transfer of such assets shall be effected solely by virtue of the transfer of the Seller Entities’ right, title and interest in the Purchased Company Shares and not through the direct transfer of such assets, and Seller and its Subsidiaries shall not be required to transfer any such assets of the Purchased Companies and their Subsidiaries other than through the transfer of the Seller Entities’ right, title and interest in the Purchased Company Shares.

The Parties acknowledge and agree that a single asset may fall within more than one of clauses (a) through (n) in this Section 2.4; such fact does not imply that (i) such asset shall be transferred more than once or (ii) any duplication of such asset is required.

EXHIBIT 2.1

Section 2.5Excluded Assets

.  Notwithstanding anything in this Agreement to the contrary, Purchaser expressly understands and agrees that, Seller, the Seller Entities and their respective Affiliates (other than the Purchased Companies and their Subsidiaries) will retain and not sell, transfer, assign or convey, and Purchaser will not purchase or acquire, any of the following assets and properties of the Seller Entities, or any asset that is not a Purchased Asset (collectively, the “Excluded Assets”), and any such Excluded Assets may be transferred out of the Purchased Companies and their Subsidiaries prior to the Closing, notwithstanding any other provision of this Agreement:

(a)Any and all legal and beneficial interest in the share capital or equity interest of any Person other than the Purchased Company Shares;

(b)Any and all Contracts and portions of Contracts, other than the Business Contracts, the Real Property Leases and the leases relating to the Transferred Leased Property;

(c)Any and all owned and leased real property and other interests in real property, other than the Owned Real Property and the Transferred Leased Property;

(d)Any and all Intellectual Property, other than the Business Intellectual Property;

(e)Any and all Tangible Personal Property other than the Transferred Tangible Personal Property;

(f)Any and all raw materials, work-in-process, finished goods, supplies and other inventories, other than the Inventory;

(g)Any and all Permits other than the Permits held by the Purchased Companies or any of their Subsidiaries;

(h)Any and all claims and defenses (including any Retained Claim), other than the claims and defenses specifically identified as Purchased Assets;

(i)Any and all documents, instruments, papers, books, records, books of account, files and data, catalogs, brochures, sales literature, promotional materials, certificates and other documents not specifically identified as Purchased Assets in Section 2.4;

(j)Any and all assets of the Seller Benefit Plans;

(k)Any and all loans and advances, if any, by the Seller Entities to any of their Affiliates or otherwise to the Business;

(l)Any and all rights to refunds or credits to the extent provided in Article VI;

EXHIBIT 2.1

(m)Tax Returns and other books and records related to Taxes paid or payable by Seller, the Seller Entities or any of their respective Affiliates (other than Tax Returns and other books and records exclusively related to Taxes of the Purchased Companies and their respective Subsidiaries);

(n)Any and all Cash Amounts (other than any Cash Amounts of the Purchased Companies and their Subsidiaries as of immediately prior to the Closing to the extent included in the calculation of the Closing Cash Amounts), and any and all accounts receivable, current assets, prepaid expenses and security deposits (in each case, other than those of the Business as of immediately prior to the Closing to the extent included in the calculation of the Closing Working Capital);

(o)Any and all insurance policies and binders and interests in insurance pools and programs and self-insurance arrangements whether or not Related to the Business, for all periods before, through and after the Closing, including any and all refunds and credits due or to become due thereunder and any and all claims, rights to make claims and rights to proceeds on any such insurance policies, binders and interests for all periods before, through and after the Closing; and

(p)Except for those assets expressly identified as Purchased Assets in clauses (a) through (n) of Section 2.4, any and all assets, business lines, properties, rights, Contracts and claims of Seller or any of its Affiliates not Related to the Business  (including all assets, business lines, properties, rights, Contracts and claims constituting ownership interests in, or that are used or held for use in or related to, the Retained Businesses), wherever located, whether tangible or intangible, real, personal or mixed.

The Parties acknowledge and agree that neither Purchaser nor any of its Subsidiaries will acquire any direct or indirect right, title and interest in any Excluded Assets.  Notwithstanding anything in this Agreement to the contrary, Seller may take (or cause one or more of its Affiliates to take) such action as is necessary, advisable or desirable to transfer any Excluded Assets from the Purchased Companies and their Subsidiaries (and, if needed, from the Seller Entities) to Seller or one or more of its Affiliates for such consideration or for no consideration, as may be determined by Seller in its sole discretion.  After the Closing Date, Purchaser shall take all actions (and shall cause its Affiliates (including the Purchased Companies and their Subsidiaries) to take all actions) reasonably requested by Seller to effect the foregoing, including the return of any Excluded Assets for no additional consideration.  Any action taken pursuant to this paragraph after the Closing Date shall be deemed for purposes of calculating the Closing Working Capital, the Closing Cash Amounts and the Closing Funded Debt pursuant to Section 2.9 to have occurred as of immediately prior to 11:59 p.m., Eastern Time, on the day immediately preceding the Closing Date.

Section 2.6Assumed Liabilities

.  Subject to the terms and conditions of this Agreement, at the Closing, Purchaser or its permitted assignee (pursuant to the terms of Section 10.3) shall (x) assume and hereby agrees to pay, satisfy, discharge and perform all of the Liabilities of Seller and its Affiliates related to or arising out of the Purchased Assets, the Business, or the Purchased Companies (or their Subsidiaries) and (y) cause the Purchased Companies and their Subsidiaries to pay, satisfy, discharge and perform all of their respective

EXHIBIT 2.1

Liabilities, in each case of the foregoing clauses (x) and (y), other than the Liabilities identified as Retained Liabilities in clauses (a) through (h) of Section 2.7 (the “Assumed Liabilities”), in each case, whether accruing or arising prior to, on or after the Closing, including the following (in each case, other than the Liabilities identified as Retained Liabilities in clauses (a) through (h) of Section 2.7):

(a)Any and all Liabilities relating to or arising out of the Business Contracts;

(b)Any and all Liabilities arising out of or relating to in any way any past, current or future businesses, operations, products or properties of or associated with the Purchased Assets (including the Owned Real Property) or the Business (including any businesses, operations, products or properties for which a former, current or future owner or operator of the Purchased Assets or the Business may be alleged to be responsible as a matter of Law, Contract or otherwise);

(c)Any and all Liabilities with respect to any return, rebate, discount, credit, recall, repair, customer program or similar Liabilities related to products and services of the Business that were manufactured, serviced or sold on, or prior to or after the Closing Date or that were held in the Inventory as of the Closing Date;

(d)Any and all Liabilities for death, personal injury, advertising injury, other injury to persons or property damage with respect to any products and services of the Business that were manufactured, serviced or sold on, or prior to or after the Closing Date or that were held in the Inventory as of the Closing Date;

(e)Any and all Liabilities relating to or arising out of the ownership, use or conduct of the Business or the Purchased Assets or the Purchased Companies (or their Subsidiaries), whether accruing or arising before, on or after the Closing Date, whether known or unknown, fixed or contingent, asserted or unasserted, and not satisfied or extinguished as of the Closing Date, including any and all Liabilities in respect of any Proceedings related thereto;

(f)Any and all Liabilities (i) in respect of or relating to Business Employees arising after the Closing, except those arising out of or resulting from Seller’s transfer of Business Employees to the Purchased Companies whether before or after the Closing Date, or (ii) assumed by Purchaser pursuant to Section 5.6;

(g)Any and all Liabilities of the Purchased Companies or their Subsidiaries, including any Indebtedness of the Purchased Companies or their Subsidiaries;

(h)Any and all Liabilities for which Purchaser or its Affiliates expressly has responsibility pursuant to this Agreement;

(i)Any and all accounts payable and other Liabilities included in the calculation of the Closing Working Capital;

(j)All other Liabilities identified on Section 2.6(j) of the Seller Disclosure Schedules;

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(k)Other than any Retained Liabilities, any and all Liabilities relating to or arising out of the Business, accruing or arising prior to, on or after the Closing Date, whether known or unknown, fixed or contingent, asserted or unasserted; and

(l)any Transfer Taxes for which Purchaser is responsible pursuant to Section 6.6.

With respect to Assumed Liabilities that are Liabilities of the Purchased Companies and their Subsidiaries, Purchaser shall cause the Purchased Companies and their Subsidiaries to pay, satisfy, discharge and perform all of such Liabilities, and, except as provided herein, Purchaser shall not be required to separately and additionally assume any such Liabilities of the Purchased Companies and their Subsidiaries other than through causing such payment, satisfaction, discharge and performance.

The Parties acknowledge and agree that a single Liability may fall within more than one of clauses (a) through (l) in this Section 2.6; such fact does not imply that (x) such Liability shall be transferred more than once or (y) any duplication of such Liability is required.

Section 2.7Retained Liabilities

.  The Seller Entities shall retain, and Purchaser shall not assume, the following Liabilities of the Seller Entities (the “Retained Liabilities”):

(a)Except as set forth in Section 2.6(g) and Section 2.6(i), any Indebtedness of the Seller Entities and their Subsidiaries;

(b)Liabilities to the extent arising out of or related to the Excluded Assets  (other than any Liabilities for which Purchaser or any of its Affiliates expressly has responsibility pursuant to the terms of this Agreement or any other Transaction Document, and other than Liabilities that are separately allocated pursuant to any other agreement or transaction related to such Excluded Assets between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, including any commercial or other agreements unrelated to this Agreement, as applicable);

(c)Except as set forth in Section 2.6(f) or Section 5.6, Liabilities arising prior to the Closing relating to or arising under any Seller Benefit Plan;

(d)Any Closing Date Environmental Liabilities;

(e)Fees and expenses of brokers, finders, outside counsel, financial advisors, accountants, consultants and other professional advisors incurred by Seller or any of its Affiliates at or prior to the Closing specifically in connection with the negotiation, execution and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby;

(f)Any Asbestos Liabilities;

(g)Any Indemnified Taxes;  and

EXHIBIT 2.1

(h)Any and all liability arising out of or resulting from Seller’s transfer of Business Employees to the Purchased Companies whether before or after the Closing Date.

Section 2.8Closing Deliveries

.

(a)At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller (or one or more other Seller Entities designated by Seller) the following:

(i)payment, by wire transfer(s) to one or more bank accounts designated in writing by Seller (such designation to be made by Seller at least two (2) Business Days prior to the Closing Date), an amount in immediately available funds equal to the Closing Purchase Price;

(ii)the certificate to be delivered pursuant to Section 7.3(c);

(iii)a counterpart of the Master Supply Agreement in substantially the form attached as Exhibit A hereto (the “Supply Agreement”), duly executed by Purchaser;

(iv)a counterpart of the Transition Services Agreement in substantially the form attached as Exhibit B hereto (the “Transition Services Agreement”), duly executed by Purchaser;

(v)to the extent any Purchased Asset (other than the Purchased Company Shares) or Assumed Liability is not held by a Purchased Company or Subsidiary thereof, a counterpart of an Assignment and Assumption Agreement and Bill of Sale providing for the transfer of the applicable Seller Entities’ right, title and interest as of the Closing in and to the Purchased Assets (other than the Purchased Company  Shares) and the assumption by Purchaser of the Assumed Liabilities in accordance with and subject to this Agreement, by and between the applicable Seller Entities and Purchaser, in customary form (the “Assignment Agreement and Bill of Sale”), duly executed by Purchaser, to the extent applicable;

(vi)with respect to jurisdictions outside the United States in which the Purchased Assets or Assumed Liabilities are located, such bills of sale, share transfer deeds, stock powers, certificates of title, deeds, assignments and other agreements or instruments of transfer (in a form that is consistent with the terms and conditions of this Agreement and otherwise customary in such jurisdictions) as and to the extent necessary to effect the transfer of the Purchased Assets or the assumption of the Assumed Liabilities pursuant to this Agreement (collectively, the “Foreign Closing Documents”), in each case duly executed by Purchaser, to the extent applicable; and

(vii)any other instruments necessary and appropriate to evidence Purchaser’s assumption of the Assumed Liabilities pursuant to and in accordance with this Agreement, in each case duly executed by Purchaser, to the extent applicable.

EXHIBIT 2.1

(b)At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(i)certificates evidencing the Purchased Company Shares, to the extent that such Purchased Company Shares are in certificate form, duly endorsed in blank or with stock powers duly executed in proper form for transfer, and, to the extent such Purchased Company Shares are not in certificated form, other evidence of ownership or assignment;

(ii)the certificate to be delivered pursuant to Section 7.2(c);

(iii)a counterpart of the Supply Agreement, duly executed by each Seller Entity named as a party thereto;

(iv)a counterpart of the Transition Services Agreement, duly executed by each Seller Entity named as a party thereto;

(v)to the extent any Purchased Asset (other than the Purchased Company Shares) or Assumed Liability is not held by a Purchased Company or Subsidiary thereof, a counterpart of the Assignment Agreement and Bill of Sale duly executed by each Seller Entity named as a party thereto, to the extent applicable;

(vi)a counterpart of the Foreign Closing Documents duly executed by each Seller Entity named as a party thereto, to the extent applicable;

(vii)a duly executed IRS Form W-9 from (A) Seller and (B) each Seller Entity (other than Seller) that is a United States Person, within the meaning of Section 7701(a)(30) of the Code;

(viii)any other instruments of transfer necessary and appropriate to evidence the transfer of the Seller Entities’ right, title and interest in the Purchased Assets pursuant to and in accordance with this Agreement duly executed by each Seller Entity named as a party thereto, to the extent applicable; and

(ix)customary release documentation evidencing the release and termination of all guarantees by any Purchased Company of any Indebtedness (limited to Indebtedness of the type referred to in clause (a) or (b) of the definition of Funded Debt) of the Seller or any of its Affiliates (other than any Purchased Company) and release and termination of all Liens on the assets of the Purchased Companies or the other Purchased Assets securing any such Indebtedness of the Seller or any of its Affiliates (other than any Purchased Company), in each case, including release and termination of any such guarantees and Liens created under the Credit Agreement and the TD Agreement.

Section 2.9Adjustment to Base Purchase Price

.

(a)Section 2.9(a) of the Seller Disclosure Schedules sets forth a calculation of the Working Capital, the Cash Amounts and the Funded Debt of the Business, in each case as of December 31, 2020 (the “Sample Closing Statement”), including the asset and liability line items included in the calculation of Working Capital, prepared in accordance with GAAP, applied on a basis consistent with the accounting principles, practices, procedures, methodologies and policies that were employed in preparing the Business Financial Statements (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies), as modified by the accounting principles set forth on Section 2.9(a) of the Seller Disclosure Schedules (collectively, the “Transaction Accounting Principles”).

EXHIBIT 2.1

(b)At least two (2) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a closing statement (the “Closing Statement”) setting forth a good-faith estimate of (i) the Adjustment Amount (such estimate, the “Estimated Adjustment Amount”), (ii) the Closing Cash Amounts (such estimate, the “Estimated Closing Cash Amounts”) and (iii) the Closing Funded Debt (such estimate, the “Estimated Closing Funded Debt”).  The Closing Statement shall set forth the calculations of such amounts in a manner consistent with the Sample Closing Statement and be prepared in accordance with the Transaction Accounting Principles, including the use of the same line items and line item entries set forth on and used in the preparation of the Sample Closing Statement.  The Estimated Adjustment Amount, the Estimated Closing Cash Amounts and the Estimated Closing Funded Debt shall be used to calculate the Closing Purchase Price to be paid by Purchaser to Seller at the Closing.  Purchaser agrees that, following the Closing through the date that the Post-Closing Statement becomes final and binding in accordance with this Section 2.9, it will not take any actions with respect to any accounting books, records, policies or procedures on which the Sample Closing Statement or the Closing Statement is based, or on which the Post-Closing Statement is to be based, that are inconsistent with the ordinary course past practice of the Business (or of Seller or any of its Affiliates with respect to the Business) prior to the Closing or that would impede or delay the final determination of the Post-Closing Statement.  Without limiting the generality of the foregoing, no changes shall be made (including any changes reflected in the Post-Closing Statement) in any reserve or other account existing as of the date of the most recent balance sheet included in the Business Financial Statements or other amount reflected in such balance sheet, except as a result of events occurring after such date and prior to the Closing.

(c)As promptly as reasonably possible and in any event within sixty (60) days after the Closing Date, Purchaser shall prepare or cause to be prepared, and will provide to Seller, a written statement (the “Post-Closing Statement”), setting forth a good-faith calculation of the Adjustment Amount, the Closing Cash Amounts and the Closing Funded Debt.  The Post-Closing Statement shall set forth in reasonable detail Purchaser’s calculations of such amounts in a manner consistent with the Sample Closing Statement and shall be prepared in accordance with the Transaction Accounting Principles, including the use of the same line items and line item entries set forth on and used in the preparation of the Sample Closing Statement.

(d)Within forty-five (45) days following receipt by Seller of the Post-Closing Statement, Seller shall deliver written notice to Purchaser of any dispute Seller has with respect to the calculation, preparation or content of the Post-Closing Statement (the “Dispute Notice”); provided, however, that if Seller does not deliver any Dispute Notice to Purchaser within such forty-five (45)-day period, the Post-Closing Statement will be final, conclusive and binding on the Parties.  The Dispute Notice shall set forth in reasonable detail (i) any item on the Post-Closing Statement that Seller disputes and (ii) the correct amount of such item.  Upon receipt by

EXHIBIT 2.1

Purchaser of a Dispute Notice, Purchaser and Seller shall negotiate in good faith to resolve any dispute set forth therein.  If Purchaser and Seller fail to resolve any such dispute within thirty (30) days after delivery of the Dispute Notice (the “Dispute Resolution Period”), then Purchaser and Seller jointly shall engage, within ten (10) Business Days following the expiration of the Dispute Resolution Period, a nationally recognized independent accounting firm selected jointly by Seller and Purchaser (the “Independent Accounting Firm”) to resolve any such dispute; provided that, if Seller and Purchaser are unable to agree on the Independent Accounting Firm, then each of Seller and Purchaser shall select a nationally recognized independent accounting firm, and the two (2) firms will mutually select a third (3rd) nationally recognized independent accounting firm to serve as the Independent Accounting Firm.  As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accounting Firm, Purchaser and Seller shall each prepare and submit a presentation detailing such Party’s complete statement of proposed resolution of each issue still in dispute to the Independent Accounting Firm (and such presentation, and all other communications with the Independent Accounting Firm, will be simultaneously made or delivered to the other Party).  Purchaser and Seller shall instruct the Independent Accounting Firm to, as soon as practicable after the submission of the presentations described in the immediately preceding sentence and in any event not more than twenty (20) days following such presentations, make a final determination of the appropriate amount of each of the line items that remain in dispute as indicated in the Dispute Notice (and that have not been thereafter resolved by written agreement of the Parties).  With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller or Purchaser, as applicable, in the Dispute Notice and the Post-Closing Statement, respectively.  Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to those line items that remain in dispute as indicated in the Dispute Notice (and that have not been thereafter resolved by written agreement of the Parties) and whether any disputed determinations of the Adjustment Amount, the Closing Cash Amounts and the Closing Funded Debt were properly calculated in accordance with the Transaction Accounting Principles and the provisions of this Agreement.  All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally by Seller and Purchaser.  All determinations made by the Independent Accounting Firm, and the Post-Closing Statement, as modified by the Independent Accounting Firm and to reflect any items resolved by written agreement of the Parties, will be final, conclusive and binding on the Parties absent manifest error.

(e)For purposes of complying with the terms set forth in this Section 2.9, each of Seller and Purchaser shall reasonably cooperate with and make available to each other, the Independent Accounting Firm and each of their respective Representatives all information, records, data and working papers, in each case to the extent related to the Purchased Assets, Assumed Liabilities, Business, or Purchased Companies (and Subsidiaries thereof) and shall permit access to its and their facilities and personnel, as may be reasonably required in connection with the preparation, analysis and review of the Post-Closing Statement and the resolution of any disputes thereunder.

(f)The “Final Purchase Price” means the Base Purchase Price, plus (i) the Closing Cash Amounts, plus (ii) the Adjustment Amount (which may be a positive or negative

EXHIBIT 2.1

number), minus (iii) the Closing Funded Debt, in the case of each of clauses (i), (ii) and (iii), as finally determined pursuant to Section 2.9(d).

(g)If the Closing Purchase Price shall exceed the Final Purchase Price, then Seller shall pay or cause to be paid an amount in cash equal to such excess to Purchaser by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser to Seller; or if the Final Purchase Price shall exceed the Closing Purchase Price, then Purchaser shall pay or cause to be paid an amount in cash equal to such excess to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser.  Any such payment is to be made within five (5) Business Days of the date on which the Adjustment Amount, the Closing Cash Amounts and the Closing Funded Debt are finally determined pursuant to this Section 2.9.

(h)The process set forth in this Section 2.9 (and Section 2.10) shall be the sole and exclusive remedy of any of the Parties and their respective Affiliates for any disputes related to the Closing Working Capital, the Adjustment Amount, the Closing Cash Amounts, the Closing Funded Debt, the Closing Purchase Price, the Final Purchase Price and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith.

Section 2.10Purchase Price Allocation

.  The Parties agree to the allocation of the aggregate consideration paid by Purchaser for the Purchased Company Shares and, if applicable, other Purchased Assets (together with other relevant amounts) among the Purchased Companies and the Purchased Assets in accordance with the principles set forth on Section 2.10 of the Seller Disclosure Schedule (the “Allocation Principles”).  As soon as reasonably practicable and in any event within thirty (30) days after determination of the Final Purchase Price pursuant to Section 2.9 hereof, Seller shall prepare and provide to Purchaser, for Purchaser’s review and approval, a proposed allocation of the Final Purchase Price and any other consideration to be paid to, or for the benefit of, a Seller Entity, including the Assumed Liabilities, among the Purchased Assets (other than the Purchased Companies), on the one hand, and the Purchased Company Shares, on the other hand (and a further allocation of the Final Purchase Price and other amounts constituting consideration for U.S. federal income tax purposes among the assets of the Purchased Companies) (the “Proposed Allocation”).  Such allocation shall be reasonable and shall be prepared in accordance with the principles of Section 1060 of the Code and the Treasury Regulations thereunder.  Purchaser will review such Proposed Allocation and, to the extent Purchaser disagrees with the content of the Proposed Allocation, Purchaser will inform Seller of such disagreement within thirty (30) days after receipt of such Proposed Allocation.  Purchaser and Seller will attempt in good faith to resolve any such disagreement.  If Purchaser and Seller are unable to reach an agreement on the Proposed Allocation within ninety (90) days of the Closing Date, any disagreement shall be resolved by the Independent Accounting Firm pursuant to the procedures provided in Section 2.9.  The Proposed Allocation, as prepared by Seller if no timely Purchaser’s objection has been given or as adjusted pursuant to any agreement between the Parties or as determined pursuant to the decision of the Independent Accounting Firm, when final and binding on all parties, is herein referred to as the “Final Allocation.”  The allocation of any consideration paid (excluding any amounts constituting imputed interest) after the Closing Date shall be determined in a similar manner.  Seller (and to the extent applicable, each Seller Entity) and Purchaser each agrees to, and to cause its Affiliates to, file Internal

EXHIBIT 2.1

Revenue Service Form 8594 (and Internal Revenue Service Form 8823), and all federal, state, local and foreign Tax Returns, in accordance with the Final Allocation.  Neither Seller nor Purchaser, nor any of their respective Affiliates, shall take any position on any Tax Return or audit inconsistent with the Final Allocation unless required to do so by applicable Law.  Seller and Purchaser shall promptly inform one another of any challenge by any Taxing Authority to any allocation made pursuant to this Section 2.10 and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.  Purchaser and Seller each agrees to provide the other promptly with any other information required to complete Form 8594.

Section 2.11Non-Assignment; Consents

.

(a)Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer or convey any Purchased Asset if an attempted sale, assignment, transfer or conveyance thereof in connection with the Transactions would be prohibited by Law or would, without the approval, authorization, consent of, Filing with, or granting or issuance of any license, order, waiver or permit by, any third party or Governmental Entity (collectively, “Approvals”), (i) constitute a breach or other contravention in respect thereof, (ii) be ineffective, void or voidable, or (iii) adversely affect the rights thereunder of the Seller Entities, Purchaser, or any of their respective officers, directors, agents or Affiliates, unless and until such Approval is obtained.

(b)Seller and Purchaser shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to obtain, or cause to be obtained, at no cost to Seller or any of its Affiliates, any Approval (other than Regulatory Approvals, which shall be governed by Section 5.1) required to sell, assign or transfer any material Purchased Asset and to obtain the unconditional release of Seller and its Affiliates so that Purchaser and its Affiliates shall be solely responsible for the Assumed Liabilities.  If any such Approval is not obtained prior to Closing, the Closing shall nonetheless take place subject only to the satisfaction or waiver of the conditions set forth in Article VII, and until the earlier of such time as such Approval or Approvals are obtained and two (2) years following the Closing Date, the Parties will cooperate and use commercially reasonable efforts to implement, at no cost to Seller or any of its Affiliates, any arrangement reasonably acceptable to Purchaser and Seller intended to both (x) provide Purchaser, to the fullest extent practicable, the claims, rights and benefits of any such Purchased Assets, and (y) cause Purchaser to bear all costs and Liabilities thereunder from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement).  In furtherance of the foregoing, from and after the Closing, Purchaser will promptly pay, satisfy, perform and discharge when due any Liability (including any liability for Taxes) arising thereunder and shall be responsible for all Assumed Liabilities related thereto in accordance with this Agreement.

(c)Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require Seller or any of its Affiliates to sell, assign, transfer or convey any Excluded Asset from the Purchased Companies or their Subsidiaries (or from the Seller Entities) to Seller or one or more of its Affiliates if an attempted sale, assignment, transfer or conveyance thereof in connection with the Transactions would be prohibited by Law or would, without an Approval (i) constitute a breach or other contravention in respect thereof, (ii) be ineffective, void

EXHIBIT 2.1

or voidable, or (iii) adversely affect the rights thereunder of the Seller Entities, or any of their respective officers, directors, agents or Affiliates, unless and until such Approval is obtained.

(d)If any such Approval referred to in Section 2.11(b) is not obtained prior to Closing, the Closing shall nonetheless take place subject only to the satisfaction or waiver of the conditions set forth in Article VII, and until such time as such Approvals are obtained, the Parties will cooperate and use commercially reasonable efforts to implement, at no cost to Seller or any of its Affiliates, any arrangement reasonably acceptable to Purchaser and Seller intended to both (x) provide Seller, to the fullest extent practicable, the claims, rights and benefits of any such Excluded Asset and (y) cause Seller to bear all costs and Liabilities thereunder from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement).  In furtherance of the foregoing, from and after the Closing, Seller will promptly pay, satisfy, perform and discharge when due any Liability (including any liability for Taxes) arising thereunder and shall be responsible for all Retained Liabilities related thereto in accordance with this Agreement.

(e)Any Contract to be assigned, transferred and conveyed in accordance with Section 2.4(b) that does not exclusively relate to the Business but inures to the benefit or burden of both the Business and the Retained Businesses, other than any enterprise-wide Contracts, Contracts with respect to off-the-shelf software and Contracts with any Taxing Authority (each, a “Shared Contract”) shall constitute a Purchased Asset and be assigned, transferred and conveyed subject to the terms and conditions of this Agreement (including the other provisions of this Section 2.11) only with respect to (and preserving the meaning of) those parts that relate to the Business, to either a Purchased Company (or Subsidiary thereof) or Purchaser, if so assignable, transferable or conveyable, or appropriately amended prior to, on or after the Closing, so that Purchaser shall be entitled to the rights and benefits of those parts of the Shared Contract that relate to the Business and shall assume the related portion of any Liabilities contemplated by this Agreement; provided, however, that (i) in no event shall any Person be required to assign (or amend), either in its entirety or in part, any Shared Contract that is not assignable (or cannot be amended) by its terms without obtaining one or more Approvals and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended, without such Approval or Approvals, until the earlier of such time as such Approval or Approvals are obtained and two (2) years following the Closing Date, the Parties will cooperate and use commercially reasonable efforts to establish, at no cost to Seller or any of its Affiliates, an agency type or other similar arrangement reasonably satisfactory to Seller and Purchaser intended to both (x) provide Purchaser, to the fullest extent practicable under such Shared Contract, the claims, rights and benefits of those parts that relate to the Business and (y) cause Purchaser to bear all costs and Liabilities thereunder from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement).  In furtherance of the foregoing, from and after the Closing, Purchaser will promptly pay, satisfy, perform and discharge when due any Liability (including any liability for Taxes) arising thereunder.

(f)Purchaser shall indemnify and hold Seller, the Seller Entities and their respective Affiliates harmless from and against all Liabilities incurred or asserted as a result of Seller’s or any of its Affiliates’ post-Closing direct or indirect ownership, management or operation of any Purchased Assets or relating to or arising out of the portions of any Shared Contracts that relate to the Business.  Notwithstanding anything in this Agreement to the

EXHIBIT 2.1

contrary, any transfer or assignment to Purchaser of any Purchased Asset or any part of a Shared Contract that shall require an Approval as described above in this Section 2.11 shall be made subject to such Approval being obtained, and neither Seller nor any of its Affiliates shall be required to agree to any arrangement or take any action in connection with the matters contemplated by this Section 2.11 that would, in Seller’s good-faith judgment, (i) constitute a breach or other contravention in respect of any Purchased Assets or Shared Contract, (ii) be ineffective, void or voidable, (iii) adversely affect the rights thereunder of the Seller Entities or any of their respective officers, directors, agents or Affiliates, or (iv) require Seller or any of its Affiliates to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person.  Without limiting Section 2.11(b), notwithstanding the fact that any applicable Approval is not obtained prior to the Closing, each of the assets described in Section 2.4 shall be deemed to be Purchased Assets under this Agreement and each of the Liabilities described in Section 2.6 shall be deemed to be Assumed Liabilities under this Agreement, including in each case for purposes of the calculation of Working Capital.

Section 2.12Withholding

.  Notwithstanding anything in this Agreement to the contrary, Purchaser (or its paying agent) shall be entitled to deduct or withhold or cause to be deducted or withheld from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld by it with respect to the making of such payment under any applicable Laws; provided, that (a) at least five (5) days prior to making any deduction or withholding, Purchaser shall notify Seller (which notice shall include a statement of the amounts it intends to deduct or withhold in respect of making such payment and the applicable provision of law requiring it to withhold or deduct) and a reasonable opportunity for Seller to provide such forms or other evidence that would eliminate or reduce any such deduction or withholding and (b) Purchaser shall cooperate in good faith with Seller to reduce or eliminate such deduction or withholding; provided further, that (i) the Parties acknowledge and agree that so long as Seller has delivered the affidavit contemplated by Section 2.8(b)(vii) hereof, no withholding shall be required with respect to any amount of the Final Purchase Price allocable to the U.S. Purchased Company pursuant to Section 2.10 hereof and (ii) the amount withheld with respect to amount of the Final Purchaser Price allocable to the Chilean Purchased Company shall not exceed the amount set forth in Section 2.12 of the Seller Disclosure Schedule. To the extent any such required amounts are so deducted or withheld and timely paid over to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.  Purchaser shall furnish to Seller evidence of the payment to the applicable Governmental Entity of any amount deducted and withheld pursuant to this Section 2.12.

Section 2.13Foreign Acquisition Agreements

.  The transfer of each Purchased Company organized in a jurisdiction in which local Laws require observance of specified formalities or procedures to legally effect a transfer of such entity will be effected pursuant to short-form acquisition agreements (the “Foreign Acquisition Agreements”) on a country-by country basis.  Each Foreign Acquisition Agreement shall be in substantially the same form as the form of Foreign Acquisition Agreement attached as Exhibit C-1 or Exhibit C-2 to this Agreement, as applicable, except as Seller and Purchaser may otherwise agree, including for: (i)

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the deletion of provisions which are inapplicable to such Purchased Company; (ii) such changes as may be necessary to satisfy the requirements of applicable local Law; and (iii) such changes as may be reasonably agreed upon by Seller and Purchaser regarding employees and employee benefit matters, and non-income Taxes and non-income Tax matters, in order to adapt such agreement to the particular circumstances of the relevant Purchased Company and country; provided, in each case, that the Foreign Acquisition Agreements shall serve purely to effect the legal transfer of the applicable Purchased Company and shall not have any effect on the value being received by Purchaser or given by the Seller Entities, including the allocation of assets and Liabilities as between them, all of which shall be determined by this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in, or qualified by any matter set forth in (a) the Filings of Seller or its Affiliates with the U.S. Securities and Exchange Commission publicly filed prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) the Seller Disclosure Schedules (it being agreed that the disclosure of any matter in any section in the Seller Disclosure Schedules shall be deemed to have been disclosed in any other section in the Seller Disclosure Schedules to which the applicability of such disclosure is reasonably apparent on its face), Seller hereby represents and warrants to Purchaser as follows:

Section 3.1Organization, Standing and Power; Authority; Execution and Delivery; Enforceability

.

(a)Each of the Seller Entities is, or will be as of the Closing, duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization, and each of the Seller Entities has all necessary organizational power and authority to carry on the Business as presently conducted, except where the failure to be so organized or existing or to have such power and authority would not reasonably be expected to be, individually or in the aggregate, material to the Business as a whole.

(b)Seller has all necessary power and authority to execute this Agreement and to consummate the Transactions.  The execution and delivery by Seller of this Agreement and the consummation by the Seller Entities of the Transactions have been, or will have been as of the Closing, duly authorized by all necessary corporate or other action of the Seller Entities.  Seller has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Purchaser, this Agreement will constitute its valid and binding obligation, and each other Transaction Document will be as of the Closing duly executed and delivered by each Seller Entity that will be a party thereto and will, assuming such Transaction Document has been duly executed and delivered by Purchaser, will constitute a valid and binding obligation of such Seller Entity, in each case enforceable against such Seller Entity in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general

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principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or law).

Section 3.2Purchased Companies; Capital Structure

.

(a)Each of the Purchased Companies is, or will be as of the Closing, a corporation, partnership or other legal entity duly organized and validly existing, with corporate or other similar applicable power and authority to own, lease and operate its properties and assets related to the Business and to carry on its respective business as it pertains to the Business, as currently conducted, except where the failure to be so organized or existing or to have such power and authority would not reasonably be expected to be, individually or in the aggregate, material to the Business as a whole.  Each of the Purchased Companies is, or will be as of the Closing, duly qualified to do business and, where applicable, in good standing in each jurisdiction where the nature of its business or properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to be, individually or in the aggregate, material to the Business as a whole.

(b)All of the outstanding equity interests of each of the Purchased Companies are, or will be as of the Closing, validly issued, fully paid and, in the case of any Purchased Company which is a corporation, non-assessable.  As of the Closing, there will be no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which any of the Purchased Companies is or may become obligated to issue, sell, purchase, return, redeem or otherwise acquire any equity interests of the Purchased Companies.  The Seller Entities own of record and beneficially as of the date of this Agreement, or will own of record and beneficially as of immediately prior to the Closing, the Purchased Company Shares free and clear of all Liens except for Permitted Liens.

(c)(i) Section 3.2(c)(i) of the Seller Disclosure Schedules sets forth, as of the date hereof, (A) the name and the jurisdiction of organization of each of the Purchased Companies, (B) the authorized and outstanding equity interests of each of the Purchased Companies and (C) the record owners of such outstanding equity interests and (ii) Section 3.2(c)(ii) of the Seller Disclosure Schedules sets forth, as of the date hereof, the name and the jurisdiction of organization of each Subsidiary of the Purchased Companies.  Each such Subsidiary is, or will be as of the Closing, a corporation, partnership or other legal entity duly organized and validly existing, with corporate or other similar applicable power and authority to own, lease and operate its properties and assets related to the Business and to carry on its respective business as it pertains to the Business, as currently conducted, except where the failure to be so organized or existing or to have such power and authority would not reasonably be expected to be, individually or in the aggregate, material to the Business as a whole.  Except as set forth in Section 3.2(c)(ii) of the Seller Disclosure Schedules, all of the outstanding equity interests of each Subsidiary of a Purchased Company are owned of record and beneficially by such Purchased Company (or a Subsidiary thereof) as of the date of this Agreement, or will be owned of record and beneficially by such Purchased Company (or a Subsidiary thereof) as of immediately prior to the Closing.  All of the outstanding equity interests of each Subsidiary of a Purchased Company are, or will be as of the Closing, validly issued, fully paid and, in the case of any such Subsidiary which is a corporation, non-assessable.  As of the Closing, there will be no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities

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or other commitments pursuant to which any Subsidiary of a Purchased Company is or may become obligated to issue, sell, purchase, return, redeem or otherwise acquire any equity interests of such Subsidiary.

Section 3.3No Conflicts; Consents

.  The execution and delivery by Seller of this Agreement does not, and the consummation of the Transactions and compliance by Seller with the terms hereof will not (a) violate the certificate of incorporation, bylaws or equivalent governing documents of any Seller Entity, (b) assuming compliance with the matters set forth in Section 4.3, violate or result in a breach of or constitute a default under any Judgment or Law applicable to the Business, and (c) except as set forth in Section 3.3(c)(i) of the Seller Disclosure Schedules, conflict with, constitute a default under, or result in the breach or termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of the Seller Entities or the Purchased Companies (or any Subsidiary thereof) under, or to a loss of any benefit of the Business to which the Seller Entities or the Purchased Companies (or their Subsidiaries) is entitled under any Material Contract, except, in the case of clauses (b) and (c) as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.  No Approval of any Governmental Entity is required to be obtained or made by or with respect to the Seller Entities in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) in respect of any applicable Law or other legal restraint designed to govern competition, trade regulation, foreign investment, or national security or defense matters or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”), (ii) in respect of any licenses or permits relating to the Business listed on Section 3.3(c)(ii) of the Seller Disclosure Schedules and (iii) those that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.4Proceedings

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(a)Except as set forth in Section 3.4(a) of the Seller Disclosure Schedules, as of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Seller, threatened in writing, against a Purchased Company or any Subsidiaries thereof or the Seller Entities specifically relating to the Business, or any properties or rights of a Purchased Company or its Subsidiaries, before any Governmental Entity or arbitration tribunal other than Proceedings which would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(b)Except as set forth in Section 3.4(b) of the Seller Disclosure Schedules, as of the date of this Agreement, none of the Purchased Companies or any Subsidiaries thereof or the Seller Entities is subject to any outstanding Judgment of any Governmental Entity or arbitration tribunal specifically relating to the Business, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.5Financial Statements; Absence of Undisclosed Liabilities

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(a)Section 3.5(a) of the Seller Disclosure Schedules sets forth copies of the audited combined balance sheet of the Business as of December 31, 2020 and December 31,

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2019 and audited combined statement of operations and cash flows of the Business for the years ended December 31, 2020 and December 31, 2019, together with the notes and schedules thereto (collectively, the “Business Financial Statements”).

(b)The Business Financial Statements (i) have been derived from the books and records of Seller and prepared in accordance with GAAP in all material respects and (ii) fairly presents in all material respects (A) the financial condition, assets and liabilities of the Business as of the dates therein specified and (B) the results of operations and cash flows of the Business for the periods indicated; provided that the Business Financial Statements and the foregoing representations and warranties are qualified by the fact that the Business has not operated as a separate standalone entity and has received certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Business would incur on a standalone basis.

(c)As of the date hereof, the Business does not have any undisclosed Liabilities that would be required by GAAP to be reflected on a balance sheet of the Business, other than Liabilities that:  (i) are reflected or reserved against in the most recent balance sheet included in the Business Financial Statements as of December 31, 2020, (ii) were incurred since December 31, 2020 in the ordinary course of business, (iii) are Retained Liabilities or will be reflected, reserved, accrued, recorded or included in the Closing Working Capital, the Adjustment Amount or the Closing Funded Debt, (iv) are Liabilities for Taxes, (v) are permitted or contemplated by this Agreement or disclosed in the Seller Disclosure Schedules or (vi) would not reasonably be expected to have a Business Material Adverse Effect.

Section 3.6Absence of Changes or Events

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(a)Except in connection with or in preparation for the Transactions, since December 31, 2020 through the date of this Agreement, the Business has been conducted in all material respects in the ordinary course of business; and

(b)Since December 31, 2020, there has not been any Business Material Adverse Effect.

Section 3.7Sufficiency of Assets

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(a)Except as otherwise provided in this Agreement or as would not have, individually or in the aggregate, a Business Material Adverse Effect, the Seller Entities or the Purchased Companies (or their Subsidiaries) will (assuming all Approvals as may be required in connection with the consummation of the Transactions have been obtained) have as of the Closing good title to, or other legal rights to possess and use, all of the Purchased Assets material to the Business as conducted on the date of this Agreement, free and clear of all Liens other than Permitted Liens.

(b)Except (i) as set forth in Section 3.7(b) of the Seller Disclosure Schedules, (ii) for any rights inuring to the benefit of the Business under the Excluded Assets, and (iii) as would not have, individually or in the aggregate, a Business Material Adverse Effect, as of the Closing, the Purchased Assets (assuming all Approvals, Business Permits and Environmental Permits as may be required in connection with the consummation of the Transactions have been

EXHIBIT 2.1

obtained or transferred) together with the rights and benefits to be provided pursuant to the Transaction Documents and any assets that are the subject of any Shared Contracts, shall, in the aggregate, constitute all of the material assets necessary for Purchaser and its Subsidiaries (including the Purchased Companies and their Subsidiaries) to conduct the Business in all material respects as conducted as of the date of this Agreement.

Section 3.8Intellectual Property

.

(a)Section 3.8(a) of the Seller Disclosure Schedules sets forth a true and complete list of all patented or registered Intellectual Property, and all Intellectual Property applications that have been filed or are pending, owned or purported to be owned by any Seller Entities (specifying the jurisdiction in which such item of registered Intellectual Property has been issued, registered or filed, the owner thereof, the serial, registration and/or application number, as applicable, and the issuance, registration and/or filing date, as applicable), in each case included in the Business Intellectual Property, as of the date of this Agreement (“Registered Intellectual Property”) and all Unregistered Trademarks. Except as would not be material to the Business as a whole:  (i) each item of Registered Intellectual Property is valid, subsisting, and in full force and effect (except with respect to applications); (ii) all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant Governmental Entities in the United States and other jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Registered Intellectual Property; and (iii) neither the Seller nor any of its Subsidiaries has misrepresented, or failed to disclose, any material facts or circumstances in any application for any Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Registered Intellectual Property.

(b)Except as would not be material to the Business as a whole, none of the Registered Intellectual Property or Unregistered Trademarks has been cancelled, abandoned, or adjudicated invalid or unenforceable, and all registration, renewals and maintenance fees in respect of the Registered Intellectual Property which were due prior to the date hereof or that fall due within sixty (60) days following the date hereof have been duly paid. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (i) none of the Business Intellectual Property is subject to any Judgment adversely affecting the use thereof or rights thereto by Seller and its Subsidiaries; (ii) there is no opposition or cancellation Proceeding pending against Seller and its Subsidiaries as of the date of this Agreement concerning the ownership, validity, enforceability or infringement of any Business Intellectual Property; (iii) to the Knowledge of Seller, there is no infringement or misappropriation, or other violation, of any Business Intellectual Property by any other Person; and (iv) as of the date of this Agreement, neither Seller nor any of its Subsidiaries has received any written notice within the one (1)-year period prior to the date of this Agreement alleging that any of the Business Intellectual Property, any product, process or service, or the operation of the Business infringes, misappropriates, dilutes or violates the Intellectual Property of any other Person.

(c)To the Knowledge of Seller, the Business is not infringing, misappropriating or otherwise violating the Intellectual Property of any other Person and none of the products sold or being sold or services provided or being provided by the Seller or any

EXHIBIT 2.1

Subsidiaries infringe, misappropriate or otherwise violate any Intellectual Property of another Person.

(d)Except as would not be material to the Business as a whole, no Business Employee of the Seller or any of its Subsidiaries (i) has any right, license, claim or interest whatsoever in or with respect to any Business Intellectual Property; or (ii) has developed any Business Intellectual Property for the Seller or any of its Subsidiaries while they were working for the Seller or such Subsidiary that is subject to any contract under which such Business Employee has assigned or otherwise granted to any third party any rights in or to such Business Intellectual Property.

(e)Except as would not be material to the Business as a whole, the Business Intellectual Property (including all Registered Intellectual Property) and all Licensed Intellectual Property, is free and clear of any Liens, other than Permitted Liens. Except as set forth in Section 3.8(e) of the Seller Disclosure Schedules, the Seller or its Subsidiaries have the exclusive right to bring a claim or suit against a third party for infringement, misappropriation or violation of any Business Intellectual Property.

(f)Except as would not be material to the Business as a whole, the Seller or its Subsidiaries has not (i) assigned full or partial ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Business Intellectual Property to any other Person or (ii) permitted the Seller’s or any Subsidiaries’ rights in any Business Intellectual Property to lapse or enter into the public domain except as required by applicable Law.

(g)As of the date hereof, none of the IP Contracts currently contain any provisions which, as result of the consummation of the Closing of the transactions contemplated by this Agreement, will result in the automatic triggering of the following: (i) Purchaser, any of its Subsidiaries or the Seller or any of its Subsidiaries granting to any third party any material right to or with respect to any Business Intellectual Property, or (ii) Purchaser or any of its Subsidiaries being bound by, or subject to, any non-compete, exclusivity provision, or other material restriction on the operation or scope of the Business. Except as would not be material to the Business as a whole or as set forth in Section 3.8(g) of the Seller Disclosure Schedules, all Business Intellectual Property will be fully transferrable, alienable, or licensable by the Purchased Companies immediately after the Closing without restriction and without payment of any kind to any third party.

(h)Except as would not be material to the Business as a whole, the Seller and its Subsidiaries are not a party to, subject to, or bound by any Contract that would give any third party any option, right of first refusal or offer, right of negotiation or similar right with respect to the licensing of any Business Intellectual Property which are triggered as a result of the transactions contemplated under this Agreement.

(i)The Seller and its Subsidiaries have taken reasonable measures to protect its trade secrets contained in the Business Intellectual Property and trade secrets of any third party provided to the Seller or any of its Subsidiaries under confidentiality provisions for use in connection with the Business.  Without limiting the generality of the foregoing, the Seller and its

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Subsidiaries have, and enforce, a current policy requiring each employee involved in the creation of Business Intellectual Property to execute a proprietary information, confidentiality and invention assignment Contract in the form(s) made available to Purchaser (each a “Proprietary Information Agreement”), and, except as would not be material to the Business as a whole, all employees of and all contractors to the Seller and its Subsidiaries involved in the creation of Business Intellectual Property for the Seller or its Subsidiaries, other than pursuant to a licensing or similar Contract, have executed or agreed to execute such a Proprietary Information Agreement or agreement substantially similar thereto, to the extent permitted by applicable Law, ensuring that all such Intellectual Property are owned exclusively by the Seller or its Subsidiaries, or Seller and its Subsidiaries otherwise exclusively own such Business Intellectual Property by operation of law. As of the date of this Agreement, the Seller and its Subsidiaries have not within the three (3)-year period prior to the date of this Agreement received any written claims of third parties (including employees or contractors or their current or former employers) alleging ownership of any Business Intellectual Property, except as would not be material to the Business as a whole.

(j)The Seller and its Subsidiaries have implemented industry standards designed to ensure that none of the Business’ products or software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or without user intent will cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any material manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, (ii) damaging or destroying any data or file without the user’s consent, or (iii) sending information to any third party.

(k)  Except as would not be material to the Business as a whole: neither the Seller nor its Subsidiaries nor any Person acting on behalf of the Seller or its Subsidiaries: (A) incorporated Open Source into, or combined Open Source with, any products or software of the Business; or (B) distributed or provided Open Source in conjunction with, or for use with, any products or software of the Business.  Except as would not be material to the Business as a whole, neither the Seller nor its Subsidiaries has used Open Source in a manner that (A) requires or purports to require any products or software of the Business, any portion thereof, or any other Business Intellectual Property to be subject to any Copyleft Licenses (or any of the obligations or attributes thereof as specified in (i) through (iv) of the definition thereof); or (B) causes, or purports to cause, any confidential information of the Business to become publicly disclosed. The Seller and its Subsidiaries are in compliance in all material respects with all licenses for Open Source applicable to the Business, including without limitation any and all Intellectual Property notice and attribution requirements applicable to the Business.

(l)Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, the applicable Seller Entities or Purchased Companies (or their Subsidiaries) own, license or otherwise possess rights to use or exploit all material Business Intellectual Property necessary to conduct the Business as presently conducted.

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(m)Notwithstanding anything in this Agreement to the contrary, this Section 3.8 sets forth the sole and exclusive representations and warranties of Seller relating to Intellectual Property.

Section 3.9Real Property

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(a)The applicable Seller Entities have valid title to all Owned Real Property, free and clear of all Liens, other than Permitted Liens.  To the Knowledge of Seller, as of the date hereof, neither Seller nor any of its Subsidiaries has received within the one (1)-year period prior to the date of this Agreement written notice of any default under any restrictive covenants affecting the Owned Real Property, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default under any such restrictive covenants, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(b)The Seller Entities have valid title to the leasehold estate (as lessee) in all Transferred Leased Property as lessee or sublessee, in each case free and clear of all Liens, other than Permitted Liens.  To the Knowledge of Seller: (i) all leases and subleases for the Transferred Leased Property under which any of the Seller Entities is a lessee or sublessee are in full force and effect and are enforceable in accordance with their respective terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law); (ii) Seller has delivered to Purchaser complete, true and correct copies of all leases and subleases for the Transferred Leased Property and easement agreements and utility service agreements set forth in Sections 2.4(c)(i), 2.4(c)(ii) and 2.4(c)(iii) of the Seller Disclosure Schedules; and (iii) as of the date hereof, no written notices of default under any such lease or sublease have been sent or received by any of the Seller Entities within the one (1)-year period prior to the date of this Agreement, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.10Contracts

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(a)Section 3.10(a) of the Seller Disclosure Schedules sets forth as of the date of this Agreement a true and complete list of the following categories of Contracts as of the date hereof (other than sales or purchase orders, statements of work, standard terms and conditions, invoices and similar instruments) that are Related to the Business and to which Seller or any of its Subsidiaries is a party (in each case, other than any Contract that is an Excluded Asset, any intercompany agreements, any Contract listed on Section 3.15 of the Seller Disclosure Schedules, or any Contract that is used to provide services, assets or products pursuant to the Transaction Documents) (such categories of contracts, the “Material Contracts”):

(i)Contracts material to the Business containing a minimum purchase requirement for the Business to purchase during the twelve (12)-month period immediately following, or pursuant to which the Business has purchased during the

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twelve (12)-month period immediately preceding, the date hereof, in the aggregate, a minimum of $500,000 of goods and/or services on an annual basis;

(ii)Contracts material to the Business containing a minimum supply commitment for the Business to sell during the twelve (12)-month period immediately following, or pursuant to which the Business has sold during the twelve (12)-month period immediately preceding, the date hereof, in the aggregate, a minimum of $500,000 of goods and/or services on an annual basis;

(iii)any Contract requiring future capital expenditure obligations of the Business in excess of $500,000;

(iv)any material joint venture, partnership or other similar agreement involving co-investment between the Business with a third party;

(v)any Contract relating to the acquisition or disposition by the Business of any business (whether by merger, sale of stock, sale of assets or otherwise) under which, after the Closing, the Business will have a material obligation with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation;

(vi)any material Contract containing covenants that would restrict or limit in any material respect the ability of the Business after the Closing to compete in any business or with any Person or in any geographic area;

(vii)any Contract relating to Indebtedness in excess of $1,000,000 with respect to which a Purchased Company (or Subsidiary thereof) is an obligor, other than (A) any Indebtedness to the extent owing from any of the Purchased Companies (or Subsidiaries thereof) to any of the other Purchased Companies (or Subsidiaries thereof) or (B) any Indebtedness to be repaid or extinguished pursuant to this Agreement at or prior to the Closing; and

(viii)any licenses with respect to Intellectual Property that are material to the Business and are granted (A) on an exclusive basis to any third party with respect to any Business Intellectual Property or (B) to any of the Purchased Companies (or Subsidiary thereof) or Seller Entities with respect to Intellectual Property of third parties for use exclusively in the Business (“Licensed Intellectual Property” and (A) and (B) collectively, “IP Contracts”); provided that, for clarity, the foregoing clauses (A) and (B) shall exclude any licenses for off-the-shelf software and all non-disclosure agreements, employee invention assignment agreements, customer end user agreements and similar agreements entered into in the ordinary course of business.

(b)(i) As of the date hereof, each Material Contract is in full force and effect and is valid, binding and enforceable against the Seller Entity party thereto and, to the Knowledge of Seller, the other parties thereto, in accordance with its terms, in each case, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity

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(regardless of whether such enforceability is considered in a Proceeding in equity or at law) and (ii) as of the date hereof, neither Seller (or its applicable Subsidiary) nor, to the Knowledge of Seller, any other party to a Material Contract is in breach or violation of, or default under, any Material Contract and no event has occurred that with notice or lapse of time or both would constitute a breach or default (whether by lapse of time or notice or both), except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.11Compliance with Applicable Laws; Permits

.

(a)As of the date hereof, none of the Seller Entities or the Purchased Companies (or Subsidiaries thereof) is in violation of any Law applicable to the conduct of the Business as presently conducted, including all applicable Sanctions and Export Controls, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(b)  (i) Within five (5) years prior to the date of this Agreement, none of the Seller Entities or Purchased Companies (or Subsidiaries thereof) or, to the Knowledge of Seller, any of their respective officers or directors, in each case, with respect to the Business, has made or accepted any gift, bribe, payoff, items of value or kickback to or from any person in violation of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), as amended, or the U.K. Bribery Act 2010 (collectively with the FCPA, “Anti-Corruption Laws”), (ii) to the Knowledge of Seller, none of the Seller Entities, Purchased Companies (or Subsidiaries thereof), or their respective officers or directors, in each case with respect to the Business, is under Governmental Entity investigation for, or has received any written notice from a Governmental Entity regarding, any violation of any Anti-Corruption Laws, Sanctions or Export Controls, (iii) none of the Seller Entities, Purchased Companies (or Subsidiaries thereof), or their respective officers or directors, are on any Sanctions List, and (iv) none of the Seller Entities or Purchased Companies (or Subsidiaries thereof) or, to the Knowledge of Seller, any of their respective officers or directors, in each case, with respect to the Business, is engaged in prohibited business dealings with individuals or entities identified on the Sanctions List to the extent it would violate applicable Laws.

(c)The Seller Entities and/or the Purchased Companies (or Subsidiaries thereof) hold all Permits necessary for the conduct of the Business as presently conducted, other than any such Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect (the “Business Permits”).  The Seller Entities, the Purchased Companies (and their Subsidiaries) and the Business are in compliance with the terms of the Business Permits, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(d)This Section 3.11 does not relate to matters with respect to Environmental Laws, Taxes or Benefit Plans, such items being exclusively governed by Section 3.12, Section 3.13 and Section 3.14, respectively.

Section 3.12Environmental Matters

.  Except as would not be material to the Business as a whole, the Seller Entities and the Purchased Companies (and their Subsidiaries) are and for

EXHIBIT 2.1

the preceding five (5) years have been in compliance with all applicable Environmental Laws applicable to the conduct of the Business.  The Seller Entities, the Purchased Companies (and their Subsidiaries) and/or the Business hold all material Permits pursuant to Environmental Laws required for the operation of the Business as presently conducted (the “Environmental Permits”).  Except as would not be material to the Business as a whole, the Seller Entities and the Business are in compliance in all material respects with the terms of the Environmental Permits.  Except as would not be material to the Business as a whole, there are no Proceedings pending, or, to the Knowledge of Seller, threatened in writing against the Seller Entities or the Purchased Companies (or their Subsidiaries) alleging a violation of or liability under Environmental Laws with respect to the Business.  Except as would not be material to the Business as a whole, there have been no releases of Hazardous Materials at, upon, under, or from any Owned Real Property or any Transferred Leased Property that would reasonably be expected to give rise to liability under any applicable Environmental Law, in each case as a result of any act of the Seller Entities or the Purchased Companies.  Notwithstanding anything in this Agreement to the contrary, this Section 3.12 sets forth the sole and exclusive representations and warranties of Seller relating to any Environmental Law or environmental Liability.

Section 3.13Taxes

.  Except as would not be material to the Business as a whole: (i) the Purchased Companies and, to the extent related to the Business or the Purchased Assets (other than the Purchased Companies), the Seller Entities, have filed (or has had filed on its behalf) all Tax Returns required to have been filed on or before the date hereof; (ii) the Purchased Companies and, to the extent related to the Business or the Purchased Assets (other than the Purchased Companies), the Seller Entities, have paid (or caused to have been paid) all Taxes required to have been paid by them, as applicable; (iii) none of the Purchased Companies or, to the extent related to the Business or the Purchased Assets (other than the Purchased Companies), the Seller Entities, has (A) waived in writing any statute of limitations in respect of Taxes which waiver is in effect as of the date hereof or (B) any such requested waiver pending; (iv) to the Knowledge of Seller, there are no audits, investigations or other actions or administrative or judicial proceedings with respect to Taxes of any Purchased Company or in respect of the Business or the Purchased Assets (other than the Purchased Companies) currently underway, pending or threatened in writing; (v) no liens for Taxes have been filed with respect to the Business or Purchased Assets (other than Permitted Liens); (vi) the Purchased Companies and, to the extent related to the Business or the Purchased Assets (other than the Purchased Companies), the Seller Entities,  have (or caused to have been) deducted, collected, withheld, and timely paid to the appropriate Taxing Authority all Taxes required to be deducted, collected, withheld, or paid in connection with amounts paid or owing to or from any employee, independent contractor, creditor, member, or other third party; (vii) none of the Purchased Companies or, to the extent related to the Business or the Purchased Assets (other than the Purchased Companies), the Seller Entities, has received or requested any written ruling, closing agreement, transfer pricing agreement, or similar agreement from any Taxing Authority with respect to any Tax which will have any effect after the Closing; (viii) none of the Purchased Companies or, to the extent related to the Business or the Purchased Assets (other than the Purchased Companies), the Seller Entities, has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4; (ix) none of the Purchased Companies or, to the extent related to the Business or the Purchased Assets (other than the Purchased Companies), the Seller Entities, have liabilities for Taxes of any Person (other than Seller and its Subsidiaries, including the Purchased Companies) as a transferee or successor or by contract (other than any agreement the primary

EXHIBIT 2.1

purpose of which does not relate to Taxes); (x) none of the Purchased Companies or, to the extent related to the Business or the Purchased Assets (other than the Purchased Companies), the Seller Entities, has received a claim in writing by a relevant Taxing Authority in a jurisdiction where a Purchased Company or Seller Entity (as applicable) has not filed a particular type of Tax Return or paid a particular type of Tax that the Purchased Company or Seller Entity (as applicable) is or may be subject to such taxation by, or required to file any such Tax Return in, that jurisdiction; (xi) none of the Purchased Companies or, to the extent related to the Business or the Purchased Assets (other than the Purchased Companies), the Seller Entities, has applied for PPP Loans or payments under COVID Relief (or any comparable, analogous or similar provision of Law), claimed any tax credits under COVID Relief (or any comparable, analogous or similar provision of Law), or deferred any Taxes under COVID Relief (or any comparable, analogous or similar provision of Law), and, in any case, none of the foregoing actions are reasonably anticipated; (xii) each Purchased Company is properly classified as a “disregarded entity” for U.S. federal income Tax purposes; (xiii) during the two (2) year period ending on the Closing, none of the Purchased Companies constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 or Section 361 of the Code; (xiv) the Purchased Companies are in compliance in all respects with all applicable transfer pricing Laws and regulations; (xv) none of the Purchased Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing that was realized (or reflects economic income) prior to the Closing, including as a result of any (A) change in accounting method or the use of an improper accounting method, in each case, prior to the Closing, (B) closing agreement or similar written agreement entered into with a Taxing Authority prior to the Closing, (C) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Law) as a result of actions or transactions occurring prior to the Closing, (D) prepaid amount received or deferred revenue realized prior to the Closing, (E) as a result of an election under Section 965(h) of the Code, or (F) settlement or elimination of any intercompany balances and accounts, including all such balances and accounts described in Section 5.7; and (xvi) none of the Purchased Companies (A) is subject to any private letter ruling of the IRS or comparable rulings of any other Taxing Authority that will remain in effect after Closing, (B) has a permanent establishment in any country other than the country of its organization, or as of the date hereof is subject to Tax in a jurisdiction outside the country of its organization, or (C) has any Liability for any unpaid Taxes of any other Person (other than Seller and its Subsidiaries, including the Purchased Companies) pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of a state or local Law; and (xvii) none of the Purchased Companies are subject to a material Tax holiday or Tax incentive (including any tax credits) or grant in any jurisdiction that based on applicable Law is subject to recapture as a result of any act or omission of a Purchased Company or Seller Entity prior to the date hereof that has not been paid or as a result of the transactions contemplated hereunder.

Section 3.14Labor Relations; Employees and Employee Benefit Plans

.

(a)Section 3.14(a) of the Seller Disclosure Schedules sets forth a list, as of the date of this Agreement, of each material Benefit Plan.  Seller has made available to Purchaser correct and complete copies of each such material Benefit Plan (or, to the extent that no such copy exists, an accurate written description thereof).

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(b)[Reserved].

(c)Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification.

(d)No Benefit Plan is subject to Title IV of ERISA.  None of Seller, the Purchased Companies or any of their ERISA Affiliates has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any Multiemployer Plans within the last twelve (12) months.

(e)Except as required by applicable Law, neither the execution of this Agreement nor the consummation of the Transactions (whether alone or together with any other events) will (i) result in any material payment that is the liability of the Business becoming due to any Business Employee, (ii) materially increase any benefits otherwise payable by the Business to any Business Employee or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(f)Each Purchased Company Benefit Plan has been operated in compliance in all material respects with its terms and applicable Law.  Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, all contributions, premiums and expenses required to be made by Law or by the terms of a Purchased Company Benefit Plan or any agreement relating thereto have been timely made.

(g)Set forth on Section 3.14(g) of the Seller Disclosure Schedules is a true and correct list, as of the date of this Agreement, of each collective bargaining agreement of Seller or any of its Affiliates to which any Transferred Business Employees are subject.  During the two (2)-year period immediately prior to the date of this Agreement, there have been no strikes or lockouts involving Transferred Business Employees, except for such strikes or lockouts the existence of which would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(h)Except as would not reasonably be expected to have, individually or in the aggregate,  a Business Material Adverse Effect, neither Seller nor any Purchased Company is in violation with respect to any Transferred Business Employee of any Law governing the employment of Transferred Business Employees.

(i)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business as a whole, the Seller is, and for the past two (2) years has been, with respect to the Business and the Transferred Business Employees, in compliance with all applicable federal and state Laws and regulations regarding labor and employment matters, including, but not limited to, fair employment practices, pay equity, restrictive covenants, the classification of independent contractors, workplace safety and health, work authorization and immigration, unemployment, workers’ compensation, affirmative action, terms and conditions of employment, employee accommodations and leaves of absence, expense reimbursements, and

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wages and hours, including payment of minimum wages and overtime and meal and rest break premiums, as well as payroll taxes and applicable federal and state deductions.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business as a whole, the Seller is not, with respect to the Business and the Transferred Business Employees, delinquent in any payments to any Transferred Business Employee or consultant for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such Transferred Business Employees or consultants.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business as a whole, the Seller is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business as a whole, there are no pending claims against the Seller, with respect to the Business and the Transferred Business Employees, either under any workers’ compensation plan or policy or for long-term disability.  The Seller has retained all material employment records of Transferred Business Employees in accordance with applicable federal and state Laws.

(j)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business as a whole, except as set forth on Section 3.14(j) of the Seller Disclosure Schedules:

(i)there are no, and during the last two (2) years there have been no actions, lawsuits, claims, investigations, formal or informal grievances, arbitration  claims, complaints, administrative charges or other legal proceedings against the Seller, with respect to the Business or any Transferred Business Employees, pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally in connection with employment or labor matters, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, wage and hour, equal pay or any other employment related matter arising under applicable federal and state Laws, in each case, other than any closed formal or informal grievances.

(ii)none of the employment policies or practices of the Seller are as of the date hereof being audited or investigated by any Governmental Entity.

(iii)neither the Seller, nor any of its officers is, or within the last two (2) years has been, subject to any order, decree, injunction or judgment by any Governmental Entity or private settlement contract in respect of any labor or employment matters with respect to the Business or any Transferred Business Employees.

(k)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business as a whole, the Seller has a complete and accurate copy of U.S. Citizenship and Immigration Services Form I-9 for each of the Transferred Business Employees and the Business is not subject to any affirmative action obligations under any Law, including, without limitation, Executive Order 11246, and no Purchased Company is a

EXHIBIT 2.1

government contractor or subcontractor for purposes of any law with respect to the terms and conditions of employment, including, without limitation, the Service Contracts Act or prevailing wage Laws.

(l)During the ninety (90) day period preceding the date hereof, no employee of Seller and its Subsidiaries has suffered an “employment loss” as defined in the WARN Act with respect to the Seller.

(m)Notwithstanding anything in this Agreement to the contrary, this Section 3.14 sets forth the sole and exclusive representations and warranties relating to labor matters.

Section 3.15Intercompany Arrangements

.  Except for any Contracts that are neither material in amount in relation to the Business nor necessary for Purchaser to conduct the Business in all material respects as it is conducted as of the date of this Agreement, and other than the Transaction Documents and the Contracts contemplated thereby, Section 3.15 of the Seller Disclosure Schedules lists all Contracts in effect as of the date of this Agreement that are solely between or among Seller and/or its Subsidiaries (other than the Purchased Companies and their Subsidiaries) and the Purchased Companies (or their Subsidiaries) with respect to the conduct of the Business, other than the organizational documents of the Purchased Companies and their Subsidiaries.

Section 3.16Brokers

.  Other than Gordon Dyal Co., LLC (whose fees and expenses will be borne by Seller), no broker, investment banker or financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or its Affiliates.

Section 3.17No Other Representations or Warranties

.  Except for the representations and warranties contained in this Article III, neither Seller, the other Seller Entities nor any of their respective Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Seller, the other Seller Entities, the Purchased Companies or any of their respective Subsidiaries or Affiliates, the Purchased Assets, the Business or with respect to any other information provided, or made available, to Purchaser or any of its Affiliates or Representatives in connection with the Transactions.  Neither Seller nor any of its Affiliates, Representatives or any other Person has made any express or implied representation or warranty with respect to the prospects of the Business or its profitability for Purchaser, or with respect to any forecasts, projections or business plans or other information (including any Confidential Information (as defined in the Confidentiality Agreement)) delivered to Purchaser or any of its Affiliates or Representatives in connection with Purchaser’s review of the Business and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information.  Neither Seller, the other Seller Entities nor any of their respective Affiliates, Representatives or any other Person will have, or be subject to, any Liability or other obligation to Purchaser or any of its Affiliates or Representatives or any other Person resulting from Purchaser’s use of, or the use by any of its Affiliates or Representatives of, any information, including information, documents, projections, forecasts, business plans or other material (including any Confidential Information (as defined in the

EXHIBIT 2.1

Confidentiality Agreement)) made available to Purchaser, its Affiliates or Representatives in any virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, Seller, the other Seller Entities or any of their respective Affiliates or Representatives, or Purchaser or its Affiliates or Representatives or any of Purchaser’s potential financing sources in connection with Purchaser’s financing activities with respect to the Transactions.  Each of Seller and the other Seller Entities and their respective Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties contained in this Article III.  Notwithstanding anything in this Agreement to the contrary, neither Seller, the other Seller Entities nor any of their respective Affiliates makes any express or implied representation or warranty with respect to the Excluded Assets or the Retained Liabilities.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Purchaser Disclosure Schedules (it being agreed that the disclosure of any matter in any section in the Purchaser Disclosure Schedules shall be deemed to have been disclosed in any other section in the Purchaser Disclosure Schedules to which the applicability of such disclosure is reasonably apparent), Purchaser hereby represents and warrants to Seller as follows:

Section 4.1Organization, Standing and Power

.  Purchaser is a Delaware limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary organizational power and authority to carry on its business as presently conducted, except as would not have, or would not reasonably be expected to have, a Purchaser Material Adverse Effect.

Section 4.2Authority; Execution and Delivery; Enforceability

.

(a)Purchaser has all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to which it will be a party, and to perform its obligations hereunder and thereunder.  The execution and delivery by Purchaser of this Agreement and each other Transaction Document to which it will be a party, and the performance by Purchaser of its obligations hereunder and thereunder have been, or will have been as of the Closing, duly authorized by all necessary corporate or other similar applicable action.

(b)Purchaser has all requisite corporate or other similar applicable power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets, except where the failure to have such power and authority would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(c)Purchaser has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Seller, this Agreement constitutes a valid and binding obligation of Purchaser, and each other Transaction Document will be duly executed and delivered by Purchaser and will, assuming such Transaction Document has been duly executed

EXHIBIT 2.1

and delivered by each Seller Entity that will be a party thereto, constitute a valid and binding obligation of Purchaser, in each case enforceable against Purchaser in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or law).

Section 4.3No Conflicts; Consents

.  The execution and delivery by Purchaser of this Agreement does not, and the consummation by Purchaser of the Transactions and compliance by Purchaser with the terms hereof will not (a) violate the certificate of incorporation, bylaws or equivalent governing documents of Purchaser, (b) assuming compliance with the matters set forth in Section 3.3, violate or result in a breach of or constitute a default under any Judgment or Law applicable to Purchaser or its Subsidiaries, or the properties or assets of Purchaser or its Subsidiaries, and (c) except as set forth in Section 4.3(c)(i) of the Purchaser Disclosure Schedules, conflict with, constitute a default under, or result in the breach or termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser or any of its Affiliates under, or to a loss of any benefit that Purchaser or any of its Affiliates is entitled under any material Contract, except, in each case, for any such items that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.  No Approval of any Governmental Entity is required to be obtained or made by or with respect to Purchaser or its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than expiration or termination under HSR Act and such other Regulatory Approvals listed on Section 7.1(a) of the Seller Disclosure Schedules.

Section 4.4Financing

(d).

(a)Purchaser has delivered to Seller a true, complete and correct copy of the fully executed equity commitment letter, dated the date hereof by and between Draslovka Holding, a.s. and the other sponsor parties thereto (collectively, the “Sponsor”) and Purchaser (such commitment letter, including all attachments thereto, the “Equity Commitment Letter”), pursuant to which, upon the terms and subject to the conditions set forth therein, Sponsor has agreed to invest in Purchaser the amount set forth therein. The cash equity committed pursuant to the Equity Commitment Letter is referred to in this Agreement as the “Cash Equity.”  The Equity Commitment Letter provides that Seller is an express third-party beneficiary of, and is entitled to enforce, the Equity Commitment Letter.

(b)The Equity Commitment Letter is in full force and effect and constitutes the valid, binding and enforceable obligation of Purchaser and the Sponsor, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity). There are no conditions precedent to the obligations of the Sponsor to provide the full amount of the Cash Equity to the Purchaser or other contingencies that would permit the Sponsor to reduce the amount of the Cash Equity, other than the conditions precedent expressly set forth in the Equity Commitment Letter.

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(c)As of the date of this Agreement, the Equity Commitment Letter has not been amended or modified in any manner. The Equity Commitment Letter will not be amended or modified in any manner at any time through the Closing without Seller’s prior written consent. As of the date of this Agreement, the commitment contained in the Equity Commitment Letter has not been terminated, reduced, withdrawn or rescinded in any respect and no such termination, reduction, withdrawal or rescission is contemplated.

(d)Purchaser has executed that certain Commitment Letter and that certain Fee Letter, in each case, dated the date hereof (together with one another and with all annexes, schedules and exhibits attached thereto, as each such document may be amended, restated, supplemented, waived or otherwise modified or replaced or substituted in accordance with Section 5.19(a), collectively, the “Debt Commitment Letter” and together with the Equity Commitment Letter, the “Commitment Letters”), in each case, among Purchaser and the Financing Sources party thereto, pursuant to which, upon the terms and subject to the conditions set forth therein, the Financing Sources party thereto have committed to lend the amounts set forth therein to Purchaser for the purpose of financing the Transactions. Purchaser has delivered to the Seller a true, complete and correct copy of the Debt Commitment Letter, subject, in the case of any fee letters, to redaction solely of fee and other economic provisions that are customarily redacted in connection with transactions of this type and that could not in any event affect the availability, conditionality, enforceability or amount of the Debt Financing. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and constitutes the valid, binding and enforceable obligation of Purchaser and, to the Knowledge of Purchaser, the Financing Sources party thereto, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity). There are no conditions precedent to obligations of the Financing Sources to provide the full amount of the Debt Financing to the Purchaser or other contingencies that would permit the Financing Sources to reduce the amount of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter. As of the date of this Agreement, the Debt Commitment Letter has not been amended or modified in any manner, and the commitment contained therein has not been terminated, reduced, withdrawn or rescinded in any respect, and no such termination, reduction (other than as expressly set forth in the Debt Commitment Letter), withdrawal or rescission is contemplated (it being understood that the inclusion of any market flex provisions in any fee letter with any Financing Source shall not be deemed to constitute any such amendment or modification of the Debt Commitment Letter).

(e)Assuming the satisfaction of the conditions precedent set forth in Section 7.1 and Section 7.2, as of the date of this Agreement, Purchaser does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Commitment Letters on or prior to the Closing Date, nor does Purchaser have Knowledge that the Sponsor will not perform its obligations under the Equity Commitment Letter or the Financing Sources will not perform their obligations under the Debt Commitment Letter.  As of the date hereof, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Equity Commitment Letter or the Debt Commitment Letter that could affect the availability, enforceability, conditionality or amount of the Cash Equity contemplated by the Equity Commitment Letter or the Debt Financing contemplated by the Debt Commitment Letter.  Purchaser has paid in full any and all commitment fees or other

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fees required to be paid pursuant to the terms of the Commitment Letters, if any, on or prior to the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date.

(f)The Financing, when funded in accordance with the Commitment Letters, will provide Purchaser with cash proceeds on the Closing Date sufficient to enable Purchaser to perform all of Purchaser’s payment obligations under this Agreement, the other Transaction Documents and the Commitment Letters, including payment of the Closing Purchase Price and the Final Purchase Price to Seller as and when contemplated by this Agreement, or otherwise in connection with the Transactions (such amounts, collectively, the “Transaction Amounts”).

(g)Notwithstanding anything in this Agreement to the contrary, in no event shall the availability or receipt of any funds or financing (including the Financing) by or to Purchaser or any of its Affiliates be a condition to any of the obligations of Purchaser hereunder.

Section 4.5Purchaser’s Business

.  There is no fact relating to Purchaser’s or any of its Affiliates’ businesses, operations, financial condition or legal status that would or would reasonably be expected to:  (a) prevent or prohibit the obtaining of, impose any material delay in the obtaining of or increase the risk of not obtaining any Regulatory Approvals or (b) have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.6Proceedings

.  As of the date of this Agreement, there is no Proceeding or claims pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Affiliates that would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.  As of the date of this Agreement, neither Purchaser nor any of its Affiliates is subject to any outstanding Judgment of any Governmental Entity or arbitration tribunal which would have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.7Compliance with Laws

.  Purchaser and its Affiliates are in compliance with all Laws applicable to their respective businesses, as currently conducted, except to the extent that the failure to comply therewith would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.  Purchaser and its Affiliates collectively possess all Permits necessary for the conduct of their respective businesses, as currently conducted, except where the failure to possess any such Permit would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.8Brokers

.  Other than J.P. Morgan Securities plc (whose fees and expenses will be borne by Purchaser), no broker, investment banker or financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or its Affiliates.

Section 4.9Solvency

.  Immediately after the Closing, Purchaser and its Subsidiaries (including the Purchased Companies and their Subsidiaries), on a consolidated basis, will be Solvent.  No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement or the other Transaction Documents with the intent to hinder, delay or defraud either present or future creditors of Purchaser, any Seller Entity or any Purchased Company or any of their respective Subsidiaries.

EXHIBIT 2.1

Section 4.10Securities Act

.  Purchaser is acquiring the Purchased Company Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act.  Purchaser acknowledges that the Purchased Company Shares are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such Purchased Company Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act and applicable state and foreign securities Laws or pursuant to an applicable exemption therefrom.  Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Company Shares and is capable of bearing the economic risks of such investment.

Section 4.11Binder Agreement

.  A true and complete copy of the Binder Agreement has been made available to Seller, and the Binder Agreement is in full force and effect and has not been amended or modified in any manner since the date hereof.

Section 4.12Acknowledgment of No Other Representations or Warranties

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(a)Purchaser acknowledges and agrees that certain of the Seller Entities and the Purchased Companies or their Subsidiaries (the “New Subsidiaries”) may be established, formed or incorporated, as applicable, following the date of this Agreement and prior to the Closing in accordance with the Closing Structure, and such New Subsidiaries are therefore not in existence as of the date of this Agreement.  Accordingly, Purchaser acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, Seller makes no representations and warranties as of the date of this Agreement with respect to the New Subsidiaries, including the organization, good standing, authority, capital structure, operations and Liabilities of any such New Subsidiary as of or prior to the date of each respective New Subsidiary’s establishment, formation or incorporation.  Seller may, at any time prior to the Closing, with reasonable prior notice to Purchaser, supplement or amend the lists set forth in Section 2.4(a), Section 3.2(c)(i) or Section 3.2(c)(ii) of the Seller Disclosure Schedules to reflect the Closing Structure, including to reflect the establishment, formation or incorporation of any New Subsidiaries.

(b)Purchaser acknowledges and agrees that, except for the representations and warranties contained in Article III, neither Seller, the other Seller Entities nor any of their respective Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Seller, the other Seller Entities, the Purchased Companies or any of their respective Subsidiaries or Affiliates, the Purchased Assets, the Business or with respect to any other information provided, or made available, to Purchaser or any of its Affiliates or Representatives in connection with the Transactions.  Purchaser acknowledges and agrees that neither Seller, the other Seller Entities nor any of their respective Affiliates, Representatives or any other Person will have, or be subject to, any Liability or other obligation to Purchaser, its Affiliates or Representatives or any other Person resulting Purchaser’s use of, or the use by any of its Affiliates or Representatives, of any information, including information, documents, projections, forecasts, business plans or other material (including any Confidential Information (as defined in the Confidentiality Agreement)) made available to Purchaser, its Affiliates or Representatives in any virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits,

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diligence calls or meetings or any documents prepared by, or on behalf of, Seller, the other Seller Entities or any of their respective Affiliates or Representatives, or Purchaser or its Affiliates or Representatives, or any of Purchaser’s potential financing sources in connection with Purchaser’s financing activities with respect to the Transactions.  Purchaser acknowledges and agrees that it is not relying on any representation or warranty of Seller, the other Seller Entities, or any of their Affiliates or Representatives or any other Person, other than those representations and warranties specifically set forth in Article III.  Purchaser acknowledges and agrees that each of Seller and the other Seller Entities and their respective Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties contained in Article III.  Purchaser acknowledges and agrees that neither Seller, the other Seller Entities nor any of their respective Affiliates makes any express or implied representation or warranty with respect to the Excluded Assets or the Retained Liabilities.

(c)Purchaser acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations and projected operations of the Business and the nature and condition of its properties, assets, liabilities and businesses and, in making the determination to proceed with the Transactions, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III.  In light of these inspections and investigations and the representations and warranties made to Purchaser by Seller in Article III hereof, Purchaser is relinquishing any right to any claim based on any representations and warranties other than those specifically included in Article III.

(d)Purchaser acknowledges that neither Seller nor any of its Affiliates has made any warranty, express or implied, as to the prospects of the Business or its profitability for Purchaser, or with respect to any forecasts, projections or business plans or other information (including any Confidential Information (as defined in the Confidentiality Agreement)) delivered to Purchaser or any of its Affiliates or Representatives in connection with Purchaser’s review of the Business and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information.

Article V
COVENANTS

Section 5.1Efforts

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(a)From and after the date hereof, Purchaser and Seller shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective in the most expeditious manner possible the Transactions, including (i) the preparation and filing of all forms, registrations, Filings and notices required to be filed to satisfy the conditions precedent to this Agreement (including those set forth in Section 7.1) and to consummate the Transactions as soon as practicable, (ii) the obtaining of all necessary actions or nonactions, and Approvals from Governmental Entities and the making of all necessary registrations and filings, (iii) the defending of any Action, lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the

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consummation of the Transactions, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.  Without limiting the foregoing, Purchaser and Seller shall, and shall cause their respective Affiliates to, take all actions necessary to obtain (and shall cooperate with each other in obtaining) any Regulatory Approvals (which actions shall include furnishing all information required in connection with such Regulatory Approvals) required to be obtained or made by Purchaser, Seller, the other Seller Entities or the Purchased Companies (or Subsidiaries thereof) or any of their Affiliates in connection with the Transactions.  Additionally, Purchaser and Seller shall not, and shall cause their respective Affiliates not to, take any action after the date of this Agreement that would reasonably be expected to impair or materially delay the obtaining of, or result in not obtaining, any Regulatory Approval necessary to be obtained prior to the Closing.

(b)Prior to the Closing, Purchaser and Seller shall each keep the other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining all required Regulatory Approvals.  In that regard, prior to the Closing, subject to the Confidentiality Agreement and Section 5.3, each Party shall promptly consult with the other Party to provide any necessary information with respect to (and, in the case of correspondence, provide the other Party (or its counsel) copies of) all Filings made by such Party or any of its Affiliates with any Governmental Entity or any other information supplied by such Party or any of its Affiliates to, or correspondence with, a Governmental Entity in connection with this Agreement and the Transactions.  Subject to the Confidentiality Agreement and Section 5.3, each Party shall promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any communication received by such Party or any of its Affiliates or Representatives from any Governmental Entity regarding the Transactions, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed written or oral communication with any such Governmental Entity.  If either Party or any Affiliate or Representative of such Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such Party will make, or cause to be made, promptly and after consultation with the other Party, an appropriate response in compliance with such request.  None of Purchaser, its Affiliates or its Representatives shall participate in any meeting with any Governmental Entity in connection with this Agreement and the Transactions (or make oral submissions at meetings or in telephone or other conversations) unless it consults with Seller in advance and, to the extent not prohibited by such Governmental Entity, gives Seller the opportunity to attend and participate thereat.  Subject to the Confidentiality Agreement and Section 5.3, each Party shall furnish the other Party with copies of all correspondence and Filings (and memoranda setting forth the substance thereof) between it or any of its Affiliates or Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement and the Transactions, and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of Filings to any such Governmental Entity.  Purchaser and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Agreement as “outside counsel only.”  Such materials and the information contained therein shall be given only to the outside legal counsel and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Seller,

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as the case may be) or its legal counsel; provided, however, that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of or future plans for the Business or the Sale Process, (ii) as necessary to comply with contractual obligations or applicable Law, and (iii) as necessary to address reasonable privilege concerns.

(c)Without limiting the foregoing, Purchaser and Seller shall, and shall cause their respective Affiliates to, file, as promptly as practicable, but in any event no later than ten (10) Business Days after the date of this Agreement, notifications under the HSR Act, and Purchaser and Seller shall, and shall cause their respective Affiliates to, file as promptly as practicable any other Filings under applicable Antitrust Laws, but in any event, any initial draft notifications of any other Filings shall be submitted no later than twenty (20) days after the date of this Agreement.

(d)In furtherance of the foregoing, and notwithstanding anything in this Agreement to the contrary, Purchaser shall, and shall cause its Affiliates to, take all such action as may be necessary to avoid or eliminate each and every impediment under any applicable Law with respect to the Transactions and to resolve such objections, if any, as any Governmental Entity or any other Person may assert under any applicable Law with respect to the Transactions, so as to enable the Closing to occur as soon as reasonably possible (and in any event so as to enable the Closing to occur prior to the Outside Date), including proffering to and agreeing to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Closing, any assets, contracts, licenses, operations, rights, product lines, businesses or interests therein of the Business (and consent to any such action) and agree to any change or restriction on, or other impairment of Purchaser’s ability to own, retain or operate, any such assets, contracts, licenses, operations, rights, product lines, businesses or interests therein (each such action an “Antitrust Action”); provided, however, notwithstanding anything to contrary this Agreement, that Purchaser shall not be required to (i) take any Antitrust Action that, individually or in the aggregate, would have a material effect on the Business as a whole, (ii) divest, limit, sell, lease, license, transfer, dispose or otherwise encumber or hold separate any of its or its Affiliates’ assets, contracts, licenses, operations, rights product lines, businesses or interests outside the United States, whether now or in the future (and, for the avoidance of doubt, excluding the Business), or (iii) take any action or avoid taking any action that would limit, restrict or impair in any material respect the ability of Purchaser or Purchaser’s Affiliates to own, control or operate any part of its business outside the United States as of the date hereof (and, for the avoidance of doubt, excluding the Business).  Notwithstanding anything in this Agreement to the contrary, Seller and its Affiliates shall not be obligated to take or agree or commit to take any action (A) that is not conditioned on the Closing or (B) that relates to any Excluded Assets or Retained Businesses; and in no event shall Seller or any of its Affiliates be required to be the licensing, selling, divesting, leasing, transferring, disposing or encumbering party under any such agreements unless required by the relevant Governmental Entity or applicable Law, and, in any case, Seller and its Affiliates shall have no direct or indirect obligation or Liability in respect of any such agreements, transactions or relationships, including any indemnification obligations, for which Seller and its Affiliates are not fully indemnified by Purchaser.

(e)Purchaser agrees to provide such security and assurances as to its financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity or other third party whose Approval is sought in connection with the Transactions.

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Whether or not the Transactions are consummated, Purchaser shall be responsible for all fees and payments (including filing fees and legal and professional fees) to any third party or any Governmental Entity in order to obtain any Approvals pursuant to this Agreement, other than the fees of and payments to Seller’s legal and professional advisors.

(f)Notwithstanding anything in this Agreement to the contrary, none of Seller, the other Seller Entities or any of their respective Affiliates shall under any circumstance be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person to obtain any Approval.  None of Seller, the other Seller Entities or any of their respective Affiliates shall have any Liability whatsoever to Purchaser or any of its Affiliates arising out of or relating to the failure to obtain any Approvals that may be required in connection with the Transactions or because of the termination of any Contract or any default under, or acceleration or termination of or loss of any benefit under, any Contract or other Purchased Asset as a result thereof.  Purchaser acknowledges that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition to Purchaser’s obligations to consummate the Transactions (other than as a result of the failure to satisfy a condition expressly set forth in Section 7.1(a) or Section 7.1(b)) shall be deemed not satisfied, as a result of (i) the failure to obtain any Approval, (ii) any such termination, default, acceleration or loss of benefit, or (iii) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Approval or any of the foregoing.  For the avoidance of doubt, Seller’s and its Affiliates’ obligations under this Section 5.1 shall be subject in all respects to the applicable provisions of Section 2.11.

Section 5.2Covenants Relating to Conduct of Business

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(a)Except (i) as set forth in Section 5.2 of the Seller Disclosure Schedules, (ii) as required by applicable Law, (iii) in connection with any action taken, or omitted to be taken, pursuant to any COVID-19 Measures or which is otherwise taken, or omitted to be taken, in response to COVID-19 or any other pandemic, epidemic or disease outbreak, as determined by Seller in its reasonable discretion,  (iv) as otherwise contemplated by the terms of this Agreement (including Section 5.17), or (v) to the extent related to the Excluded Assets, the Retained Liabilities or the Retained Businesses, from the date of this Agreement to the Closing, and except with Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause each other Seller Entity and each Purchased Company (and Subsidiary thereof) to, use commercially reasonable efforts to conduct the Business in all material respects in the ordinary course; provided, however, that no action by Seller or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.2 shall be deemed a breach of this Section 5.2(a) unless such action would constitute a breach of such other provision of this Section 5.2.

(b)Except (i) as set forth in Section 5.2 of the Seller Disclosure Schedules, (ii) as required by applicable Law, (iii) in connection with any action taken, or omitted to be taken, pursuant to any COVID-19 Measures or which is otherwise taken, or omitted to be taken, in response to COVID-19 or any other pandemic, epidemic or disease outbreak, as determined by

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Seller in its reasonable discretion,  (iv) as otherwise contemplated by the terms of this Agreement (including Section 5.17), or (v) to the extent related to the Excluded Assets, the Retained Liabilities or the Retained Businesses, from the date of this Agreement until the Closing, Seller shall not, and shall cause each other Seller Entity and each Purchased Company (and Subsidiary thereof) not to, in each case, solely with respect to the Business, do any of the following without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i)except (A) as may be required under any Benefit Plan, (B) in the ordinary course of business, or (C) in connection with any action that applies uniformly to Transferred Business Employees and other similarly situated employees of Seller or its Affiliates, grant to any Transferred Business Employee who is an officer or member of senior management of the Business any material increase in compensation or benefits;

(ii)except in the ordinary course of business, (A) terminate the employment of any Transferred Business Employee having annual salary and bonus compensation in excess of $75,000, other than a termination of employment for cause, or (B) hire any employee who would become a Transferred Business Employee or individual independent contractor having annual salary and bonus compensation in excess of $75,000;

(iii)except for transactions among the Seller Entities, Seller, or any of the Purchased Companies (or any of their Subsidiaries) and their respective Affiliates in the ordinary course, not (A) make any material acquisition of any assets or businesses in excess of $500,000 other than acquisitions in the ordinary course of business and acquisitions of businesses or assets already contracted by any Seller Entity, Seller, any of the Purchased Companies (or any of their Subsidiaries) or their respective Affiliates, (B) sell, pledge, dispose of or encumber any material assets or businesses other than in the ordinary course of business or as may be required by applicable Law, or (C) enter into any binding Contract with respect to any of the foregoing;

(iv)issue, sell, pledge or transfer or propose to issue, sell, pledge or transfer any equity interests of any of the Purchased Companies (or any of their Subsidiaries), or securities convertible into, or exchangeable or exercisable for, or options with respect to, or warrants to purchase, or rights to subscribe for, equity interests of any of the Purchased Companies (or any of their Subsidiaries), in each case other than (A) to Seller, a Seller Entity or a Purchased Company (or any of their respective Subsidiaries) or (B) the granting of Permitted Liens; it being understood that this clause (iv) shall not limit any disposition that would not be limited by clause (iii) above;

(v)(A) enter into any Contract in relation to the Business for the purchase of real property or lease (as lessee or lessor) of real property or (B) exercise any option to extend any leases beyond the Closing related to the Transferred Leased Property;

(vi)(A) amend any material term of, or waive any material right under, or voluntarily terminate (other than upon expiration in accordance with its terms), any

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Material Contract, or (B) enter into any Contract that, if in effect on the date hereof, would be a Material Contract, other than, in each case of clauses (A) and (B), in the ordinary course of business;

(vii)(A) make or change in any of its material Tax accounting principles, methods, policies or practices (other than elections made on a Tax Return filed in the ordinary course of business), (B) file any amended income or other material Tax Return, (C) make, change or revoke any material Tax election, except for elections made in the ordinary course of business or with respect to classifying any Purchased Company as a “disregarded entity” for U.S. federal income tax purposes, (D) request any ruling or similar guidance from any Taxing Authority in respect of Taxes, (E) settle or compromise any Tax claim, audit, assessment or Liability in respect of a material amount of Taxes, (F) enter into any “closing agreement” as described in Section 7121 of the Code (or any analogous or similar provision of Tax Law) with any Taxing Authority relating to any material Taxes, (G) waive or extend any statute of limitations in respect of any material Taxes or period within which an assessment or reassessment of any material Taxes may be issued, or (H) surrender any claim for a refund of any material amount of Taxes, in each case, except with respect to any Seller Entity or any Combined Tax Return or Taxes reported or required to be reported on a Combined Tax Return;

(viii)make any material change in any method of financial accounting or financial accounting practice or policy applicable to the Business, other than such changes as are required by GAAP or applicable Law or are consistent with the Transaction Accounting Principles or otherwise apply generally to Seller; or

(ix)authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.

(c)Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prevent Seller, any Seller Entity, or their respective Affiliates from taking or failing to take any action, including the establishment of any policy, procedure or protocol, reasonably in response to any COVID-19 Measures and no such action or omission shall be deemed to violate or breach any provision of this Section 5.2.

(d)Nothing contained in this Agreement shall be construed to give to Purchaser, directly or indirectly, rights to control or direct the Business’s operations prior to the Closing.  Prior to the Closing, Seller (and its Subsidiaries) shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the Business.  Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that nothing in this Section 5.2 shall be deemed to limit the transfer of the Excluded Assets or the Retained Liabilities prior to, at or after the Closing.

Section 5.3Confidentiality

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(a)Purchaser acknowledges that the information being provided to it in connection with the Transactions is subject to the terms of that certain confidentiality agreement between Purchaser and Seller, dated as of March 24, 2021 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference in their entirety and shall survive the Closing.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business; provided, however, that Purchaser acknowledges that its obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of Seller, the other Seller Entities, the Purchased Companies or any of their respective Affiliates or Representatives, concerning the Retained Businesses, Seller, the other Seller Entities or any of their respective Affiliates (other than solely with respect to the Business and the Purchased Companies (and Subsidiaries thereof)) shall continue to remain subject to the terms and conditions of the Confidentiality Agreement, any termination of the Confidentiality Agreement that has occurred or would otherwise occur notwithstanding.  The Parties expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, including with respect to termination thereof, if, for any reason, the Closing does not occur and this Agreement is terminated, and the remaining term of the Confidentiality Agreement is less than twenty-four (24) months, the Confidentiality Agreement shall continue in full force and effect for a period of twenty-four (24) months following termination of this Agreement and otherwise in accordance with its terms, and this Agreement shall constitute the requisite consent of the Parties to amend the Confidentiality Agreement accordingly.

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(b)Seller hereby agrees with Purchaser that it shall not, and shall not permit its Affiliates or their respective Representatives to, for a period of twenty-four (24) months after the Closing Date, directly or indirectly, without the prior written consent of Purchaser, disclose to any third party (other than (i) Seller’s Affiliates and its and their respective Representatives and (ii) any third party that has entered into a customary confidentiality agreement in connection with a potential divestiture or sale of any portion of the Retained Businesses) any confidential or proprietary information included in the Purchased Assets (“Confidential Business Information”); provided, however, that the term “Confidential Business Information” will not include any information (i) that becomes available to Seller or its Affiliates or their respective Representatives from and after the Closing, from a third party source that is not known by Seller to be under any obligations of confidentiality in respect of such information, (ii) that is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or (iii) that is or was derived independently by Seller, its Affiliates or any of their respective Representatives without use of Confidential Business Information.  In addition, the foregoing shall not prohibit Seller, its Affiliates or any of their respective Representatives (A) from using Confidential Business Information for the purpose of complying with the terms of this Agreement or any of the Transaction Documents or any Contract that has not been assigned or transferred pursuant to Section 2.11, or (B) from disclosing Confidential Business Information that Seller, any of its Affiliates or its or their Representatives are required by Law (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) or requested by any Governmental Entity with jurisdiction over such Person to disclose (provided that Seller will, to the extent not legally prohibited, provide Purchaser with prompt written notice of such request so that Purchaser may seek, at its sole expense, an appropriate protective order and/or waive compliance with this Section 5.3(b)).  Furthermore, the provisions of this Section 5.3(b) will not prohibit any retention of copies of records or any disclosure in connection with the preparation and filing of financial statements or Tax Returns of Seller or its Affiliates or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the other Transaction Documents or the

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transactions contemplated hereby and thereby.  The Parties acknowledge and agree that (x) Seller, the Seller Entities and their respective Affiliates currently, and following the Closing may continue to, maintain and expand business and commercial relationships (whether as a customer, supplier or otherwise) with the same Persons and engage in commercial relationships with such Persons and with Purchaser, and may employ, or continue to employ, individuals who previously worked in or with the Business and possess knowledge and Know-How used in, relating to, or arising from the Business and (y) nothing in this Section 5.3(b) shall prohibit or restrict the maintenance or expansion of any such relationships or employment of any such individuals; provided that Confidential Business Information is not disclosed in violation hereof.

Section 5.4Access to Information

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(a)Seller shall afford to Purchaser reasonable access, upon reasonable notice during normal business hours, consistent with applicable Law and in accordance with the procedures established by Seller, during the period prior to the Closing, and solely for purposes of integration planning and in furtherance of the Transactions, to the properties, books, Contracts, records and personnel of Seller and its Subsidiaries related to the Business and the Purchased Companies (and Subsidiaries thereof) that constitute Purchased Assets; provided, however, that: (i) neither Seller nor any of its Affiliates shall be required to violate any obligation of confidentiality to which it or any of its Affiliates may be subject in discharging their obligations pursuant to this Section 5.4(a); (ii) Seller shall make available, or cause its Subsidiaries to make available, Business Employee personnel files only after the Closing Date and, with respect to any Business Employees, if and when Purchaser provides Seller with notice that the applicable Business Employees have provided Purchaser with a release permitting transfer of those files (provided that Seller shall not make, or cause to be made, available medical records, workers compensation records or the results of any drug testing; and that Purchaser shall indemnify and hold Seller and its Affiliates (including the other Seller Entities) harmless from any Liabilities arising out of or relating to the access to and/or transfer of such personnel files); and (iii) prior to the Closing Date, Purchaser shall not conduct any Phase II Environmental Site Assessment or conduct any invasive testing or any sampling of soil, sediment, surface water, ground water or building material Located at, on, under or within any facility on the Owned Real Property or the Transferred Leased Property, or any other property of Seller, the other Seller Entities, the Purchased Companies or any of their respective Affiliates without Seller’s prior written consent.

(b)Purchaser agrees that any investigation undertaken pursuant to the access granted under Section 5.4(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business, and none of Purchaser or any of its Affiliates or Representatives shall communicate with any of the employees of the Business without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding anything in this Agreement to the contrary, neither Seller nor any of its Affiliates shall be required to provide access to or disclose information where, in the reasonable judgment of Seller, such access or disclosure would jeopardize attorney-client or other applicable privilege or protection, or contravene any Laws or contractual obligations, or such information concerns the valuation of or future plans for the Business or the Sale Process.

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(c)At and after the Closing, Purchaser shall, and shall cause its Affiliates to, afford Seller, its Affiliates and their respective Representatives, during normal business hours, upon reasonable notice, access to the properties, books, Contracts, records and employees of the Business and the Purchased Companies (and Subsidiaries thereof) to the extent that such access may be reasonably requested by Seller, including in connection with financial statements, taxes, reporting obligations and compliance with applicable Laws; provided, however, that nothing in this Agreement shall limit any of Seller’s or any of its Affiliates’ rights of discovery.

(d)At and for a period of four (4) years after the Closing, Seller shall, and shall cause its Affiliates to, afford Purchaser, its Affiliates and their respective Representatives, during normal business hours, upon reasonable notice, access to the properties, books, Contracts, records and employees to the extent that such access may be reasonably requested by Purchaser in connection with (i) financial statements, taxes, or reporting obligations pursuant to the Debt Financing and/or (ii) any services required to be provided by Seller and its Subsidiaries pursuant to the Transition Services Agreement; provided, however, that nothing in this Agreement shall limit any of Purchaser’s or any of its Affiliates’ rights of discovery; provided, further, that Purchaser agrees that any confidential or proprietary information made available to Purchaser by Seller pursuant to this Section 5.4(d) concerning the Retained Businesses, Seller, the other Seller Entities or any of their respective Affiliates (other than solely with respect to the Business and the Purchased Companies (and Subsidiaries thereof)) shall continue to remain subject to the confidentiality obligations set forth in the proviso to the second sentence of Section 5.3(a) for a period of seven (7) years from the date when such information is made available to Purchaser.

(e)Purchaser agrees to use reasonable best efforts to hold all the books and records of the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of ten (10) years from the Closing Date or such longer time as may be required by Law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Seller.

(f) Seller agrees to use reasonable best efforts to (i) hold all books and records (x) to the extent that they Relate to the Business or the Purchased Companies (or Subsidiaries thereof) existing on the Closing Date and (y) to the extent such books and records (or copies thereof) have not otherwise been provided to Purchaser, and (ii) not to destroy or dispose of any thereof, in each of the foregoing clauses (i) and (ii), for a period of four (4) years from the Closing Date.

Section 5.5Publicity

.  The initial press releases with respect to the Transactions shall be agreed upon by Seller and Purchaser.  Other than such initial press releases, neither Party nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement in respect of this Agreement, the Transactions without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules, in which case the Party required to publish such press release or public announcement shall use reasonable efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication; provided that the foregoing shall not apply to any press release or public announcement so long as any statements contained therein

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concerning the Transactions are consistent with previous releases or announcements made by the applicable Party with respect to which such Party has complied with the provisions of this Section 5.5.

Section 5.6Employee Matters

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(a)Continuation of Employment.  Prior to Closing, Seller shall cause each Business Employee who, as of immediately prior to Closing, is employed by Seller or any of its Affiliates in a jurisdiction in which there exists a Purchased Company (each, a “Purchased Company Employee”), to be employed by a Purchased Company in such jurisdiction. As of the Closing Date, Purchaser shall cause each of the Purchased Companies to continue to employ on the Closing Date its respective Purchased Company Employees.  Purchaser shall, or shall cause one of its Affiliates to, no later than fifteen (15) Business Days prior to Closing, make offers of employment to all Business Employees (other than the Purchased Company Employees), in each case (i) in a position requiring substantially comparable skills and abilities as such Business Employee’s position requires on the offer date, (ii) at the same work location as such Business Employee’s work location with Seller on the offer date, (iii) except as required by applicable Law, with the same annual base salary, or weekly or hourly rate of pay, and incentive compensation opportunities provided to such Business Employee immediately prior to Closing and employee benefits that are comparable to the employee benefits provided to similarly situated employees of Purchaser and its Subsidiaries; provided that offer to any such Business Employees who are covered by a collective bargaining or other labor Contract shall be provided in accordance with the applicable Contract to the extent more favorable than the requirements of this clause (iii) and (iv) effective subject to and upon the occurrence of the Closing.  Each Purchased Company Employee and each other Business Employee who (x) transfers to Purchaser or a Purchaser subsidiary in accordance with any applicable automatic transfer laws or (y) accepts Purchaser’s offer of employment pursuant to this Section 5.6(a), shall be referred to herein as a “Transferred Business Employee.”

(b)Employee-Related Liabilities.  Seller shall be responsible for (A) the payment of all wages and other remuneration, including payment for commission, incentive or bonus (even if that payment is payable after the Closing Date), due to Transferred Business Employees with respect to their services as employees of Seller and its Subsidiaries through the Closing Date; (B) the payment of any termination or severance payments for terminations of employment occurring prior to or on the Closing and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA with respect to employment terminations occurring prior to or on the Closing; and (C) any and all payments/notices to employees required under the WARN Act, in each case, incurred as a result of any termination by Seller and its Subsidiaries of the termination of employment of employees of the Seller and its Subsidiaries before or on the Closing, including with respect to any transfer of Business Employees by Seller to the Purchased Companies at any time whether before or after the Closing Date.  The Purchaser shall be responsible for and assume all liability for (A) all notices or payments, including payment for commission, incentive or bonus that become payable after the Closing Date, due to any Business Employees after the Closing Date, (B) the payment of any termination or severance payments for terminations of employment occurring after the Closing and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA with respect to

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employment terminations occurring after the Closing; and (C) any and all payments/notices to employees required under the WARN Act, in each case, incurred as a result of any termination by Purchaser and its Subsidiaries of employment of employees of the Purchaser and its Subsidiaries after the Closing, except for any transfer of Business Employees by Seller to the Purchased Companies whether before or after the Closing Date.

(c)Terms and Conditions of Employment.  With respect to each Transferred Business Employee, Purchaser shall provide employment terms, compensation and benefits in accordance with applicable Law.  The compensation and benefits of Transferred Business Employees who are covered by a collective bargaining or other labor Contract shall be provided in accordance with the applicable Contract.

(d)Severance.  With respect to each Business Employee whose employment is terminated without cause during the period commencing after the Closing and ending twelve (12) months after the Closing Date, Purchaser shall provide such Business Employee with severance benefits equal in value to the greater of (i) the severance benefits that such Business Employee would receive under the applicable severance policy, program, arrangement or applicable Law of Purchaser or its Affiliates, and (ii) the severance benefits that such Business Employee would receive under the applicable severance policy, program, arrangement or applicable Law of Seller or its Affiliates as in effect immediately prior to the Closing Date (determined in accordance with the policy set forth on Section 5.6(d) of the Seller Disclosure Schedules), in each case, taking into account such Business Employee’s service with Seller and its Affiliates prior to the Closing and with Purchaser and its Affiliates on and after the Closing.  Seller agrees that it shall do nothing to impair Purchaser’s rights to terminate or renegotiate the collective bargaining Contracts; in particular, Seller shall not modify (i) the term or expiration date of the existing collective bargaining Contracts; or (ii) the right to terminate the existing collective bargaining Contracts on at least sixty (60) days’ notice prior to the expiration date.

(e)Accrued Vacation, Sick Leave and Personal Time.  To the extent permitted by applicable Law, Seller shall pay each Transferred Business Employee all accrued but unused vacation, sick leave and personal time for periods prior to the Closing Date as soon as administratively practicable following the Closing Date or as required by applicable Law, but in no event later than ten (10) Business Days following the Closing Date.  Seller remains responsible for any liability associated with any payment made under this Section 5.6(e).  To the extent that applicable Law prohibits Seller from paying any accrued but unused vacation, sick leave and personal time to any Transferred Business Employee in accordance with this Section 5.6(e), Purchaser will recognize and assume all Liabilities with respect to such Transferred Business Employee’s accrued but unused vacation, sick leave and personal time.  Purchaser shall allow Transferred Business Employees to take any vacation, sick leave and personal time that was scheduled prior to the Closing.

(f)401(k) Plan.  Effective at the Closing or as soon as practicable thereafter, Purchaser shall use its best efforts to establish participation by the Transferred Business Employees in Purchaser’s tax-qualified defined contribution plan or plans with a cash or deferred feature (the “Purchaser 401(k) Plan”) for the benefit of each Transferred Business Employee who, as of immediately prior to the Closing, was eligible to participate in a tax-qualified defined contribution plan maintained by Seller or its Affiliates (collectively, the “Seller 401(k) Plans”).  As soon as practicable after the Closing Date, the Seller 401(k) Plans shall, to the extent permitted by Section 401(k)(10) of the Code, make distributions available to Transferred Business Employees, and the Purchaser 401(k) Plan shall accept any such distribution (including loans) as a rollover contribution if so directed by the Transferred Business Employee.

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(g)Collective Bargaining Agreements.  Purchaser agrees that as of and following the Closing Date, Purchaser shall recognize the unions that are signatories to the collective bargaining Contracts as the representatives of the Transferred Business Employees of the bargaining units described therein.  Without limiting the generality of this Section 5.6 or Purchaser’s obligations hereunder, with respect to Transferred Business Employees covered by collective bargaining Contracts, effective from and after the Closing, Purchaser or one of its Affiliates shall comply with applicable Law concerning the collective bargaining Contracts in the context of this Agreement.

(h)No Third-Party Beneficiaries.  Without limiting the generality of Section 10.5, the provisions of this Section 5.6 are solely for the benefit of the parties to this Agreement and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Benefit Plan or other employee benefit plan for any purpose.

Section 5.7Intercompany Accounts and Intercompany Arrangements

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(a)Immediately prior to the Closing (or prior thereto, if so determined by Seller), all intercompany balances and accounts (other than trade payables or receivables arising in the ordinary course of business) between the Seller Entities and any of their Affiliates (other than the Purchased Companies (and Subsidiaries thereof)), on the one hand, and the Purchased Companies (and Subsidiaries thereof), on the other hand, shall be settled or otherwise eliminated in such a manner as the Seller Entities shall determine in their sole discretion (including, if so determined by Seller, by the Seller Entities or any of their Affiliates removing from any Purchased Company (or Subsidiary thereof) any or all Cash Amounts or funds from cash pools by means of dividends, distributions, contribution, the creation or repayment or refinancing of intercompany debt, increasing or decreasing of cash pool balances or otherwise).  Any such intercompany balances and accounts that are settled after 11:59 p.m. (Eastern Time) on the day immediately preceding the Closing Date but in connection with the Closing shall be deemed for purposes of this Agreement to have been settled as of immediately prior to 11:59 p.m. (Eastern Time) on the day immediately preceding the Closing Date.  Intercompany balances and accounts solely among any of the Purchased Companies (or Subsidiaries thereof) shall not be affected by the above provisions of this Section 5.7.  Immediately prior to the Closing (or prior thereto, if so determined by Seller), except for the Transaction Documents to be entered into in connection with this Agreement, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, between the Seller Entities, on the one hand, and the Purchased Companies (or Subsidiaries thereof), on the other hand, shall automatically be terminated without further payment or performance and cease to have any further force and effect, such that no party thereto shall have any further obligations or Liabilities therefor or thereunder.

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(b)Except to the extent provided to the contrary in this Section 5.7, effective as of the Closing, Purchaser, on behalf of itself and its Affiliates, including the Purchased Companies and their Subsidiaries, hereby releases Seller and each of its Affiliates (and their respective officers, directors and employees, acting in their capacities as such) from any Liability, obligation or responsibility to any of them for any and all past actions or failures to take action prior to the Closing directly or indirectly relating to or arising out of the Business, the Retained Businesses, or the operations of the Purchased Companies (or their Subsidiaries) prior to the Closing, or relating to or arising out of Seller’s or its Affiliate’s ownership of the Purchased Assets, except for any obligation pursuant to the provisions of this Agreement or the other Transaction Documents.

(c)Except to the extent provided to the contrary in this Section 5.7, effective as of the Closing, Seller, on behalf of itself and its Affiliates, hereby releases the Purchased Companies and their Subsidiaries (and their respective officers, directors and employees, acting in their capacities as such) from any Liability, obligation or responsibility to any of them for any and all past actions or failures to take action prior to the Closing directly or indirectly relating to or arising out of the Business, the Retained Businesses, or the operations of the Purchased Companies (or their Subsidiaries) prior to the Closing, or relating to or arising out of the Purchased Companies’ (or their Subsidiaries’) ownership of the Purchased Assets, except for any obligation pursuant to the provisions of this Agreement or the other Transaction Documents.

Section 5.8Financial Obligations

.  At or prior to the Closing, Purchaser shall at its sole expense arrange for substitute letters of credit, surety bonds, Purchaser guarantees, advance payment guarantees and other obligations to replace the outstanding letters of credit, surety bonds, guarantees, advance payment guarantees and other contractual obligations set forth on Section 5.8 of the Seller Disclosure Schedules that were entered into by or on behalf of Seller or any of its Affiliates (other than the Purchased Companies (and Subsidiaries thereof)) in connection with or relating to the Business, the Purchased Assets or the Assumed Liabilities (together, the “Guarantees”) and assume all obligations under each Guarantee, obtaining from the creditor or other counterparty a full and irrevocable release of Seller and its Affiliates that are liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other Liabilities to a counterparty in connection with the Guarantees.  Purchaser further agrees that to the extent Seller or any of its Affiliates incurs any cost or expense, or is required to make any payment, or is subject to any claim or Proceeding, in connection with such Guarantees on or after the Closing, Purchaser shall indemnify and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, any and all Liabilities or amounts paid, including costs or expenses in connection with such Guarantees, including Seller’s and any of its Affiliates’ expenses in maintaining such Guarantees, whether or not any such Guarantee is drawn upon or required to be performed, and shall in any event promptly and in no event later than three (3) Business Days after written demand therefor from Seller, reimburse Seller and any of its Affiliates to the extent that any Guarantee is called upon and Seller or any of its Affiliates makes any payment or incurs any Liability in respect of any such Guarantee.  For any Guarantees for which Purchaser or any of its Affiliates, as applicable, is not substituted in all respects for Seller and its Affiliates (or for which Seller and its Affiliates are not fully released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with Seller and its Affiliates to be fully released in respect thereof), Purchaser shall and shall cause its Affiliates to continue to use their reasonable best efforts to effect such substitution or termination and release

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after the Closing.  Without limiting the foregoing, neither Purchaser nor any of its Affiliates shall extend or renew any Contract containing or underlying a Guarantee unless, prior to or concurrently with such extension or renewal, Purchaser or its Affiliates are substituted in all respects for Seller and its Affiliates, and Seller and its Affiliates are fully released, in respect of all Liabilities under such Guarantees.  At the request of Seller, Purchaser shall provide Seller or any of its Affiliates with letters of credit in an amount equal to Seller’s and any of its Affiliates’ aggregate potential Liability in respect of any such Guarantees.  In the event that Purchaser or any of the Purchased Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties, assets or equity interests to any Person, then, in each case, proper provision shall be made so that the successors and assigns of Purchaser or the Purchased Companies, as the case may be, shall succeed to the obligations of this Section 5.8.

Section 5.9Names Following Closing

.  Neither Purchaser nor any of its Affiliates (including the Purchased Companies or any of their Subsidiaries) shall acquire any rights in, or use, or have the right to use, the Seller Name and Seller Marks or any name or mark that, in the reasonable judgment of Seller, is similar to or embodying the Seller Name and Seller Marks.  Within ten (10) Business Days of Closing, to the extent applicable, Purchaser shall cause each of the Purchased Companies (and Subsidiaries thereof) to complete the removal of the Seller Name and Seller Marks from all products, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials and other assets.

Section 5.10Insurance

.  From and after the Closing, the Business, the Purchased Companies, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof, shall cease to be insured by Seller’s or its Affiliates’ insurance policies or by any of their self-insured programs, and neither Purchaser nor its Affiliates (including the Business and the Purchased Companies and their Subsidiaries) shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover the Business, the Purchased Companies, the Purchased Assets, the Assumed Liabilities, or the operations or assets or Liabilities in respect thereof.  Seller or its Affiliates may amend any insurance policies in the manner it deems appropriate to give effect to this Section 5.10.  From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for the Business, the Purchased Companies, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof.  Purchaser further covenants and agrees not to seek to assert or to exercise any rights or claims of, or in respect of, the Business, the Purchased Companies, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof, under or in respect of any past or current insurance policy under which any of the foregoing is a named insured.

Section 5.11Litigation Support

.  In the event that and for so long as Seller or any of its Affiliates is prosecuting, contesting or defending any Action by or against a third party in connection with (a) the Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business, the Purchased Companies, the Purchased Assets or the Assumed Liabilities, Purchaser shall, and shall cause its Affiliates (and its and their

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officers and employees and Representatives) to, cooperate with Seller and its counsel in such prosecution, contest or defenses, including making available its personnel, and providing such testimony and access to its books and records and other information as shall be reasonably necessary in connection with such prosecution, contest or defense.  For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, Seller shall retain full control of prosecuting, contesting, defending, compromising, settling or taking any other action related to or in connection with any Proceeding, investigation, charge, claim or demand by or against a third party related to any Retained Businesses, Excluded Asset or Retained Liability, whether arising before or after the Closing, and neither Purchaser nor its Affiliates shall have any rights in connection therewith, other than the right to indemnification for Retained Liabilities pursuant to Article IX.

Section 5.12Payments

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(a)Seller shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Purchaser (or its designated Affiliates) any monies or checks that have been sent to Seller or any of its Affiliates after the Closing Date by customers, suppliers or other contracting parties of the Business or the Purchased Companies or their Subsidiaries to the extent that they constitute a Purchased Asset and are the property of Purchaser hereunder.

(b)Purchaser shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Seller (or its designated Affiliates) any monies or checks that have been sent to Purchaser or any of its Affiliates (including the Business and the Purchased Companies and their Subsidiaries) after the Closing Date to the extent that they constitute an Excluded Asset and are the property of Seller or its Affiliates hereunder.

Section 5.13Non-Solicitation of Employees; Non-Competition

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(a)For a period of one (1) year from the Closing Date, without the prior written consent of Purchaser, as to any Business Employee as of immediately prior to the Closing who shall have become employed by Purchaser or Purchaser’s Subsidiaries as of immediately following the Closing (a “Seller Covered Person”), Seller agrees that none of Seller or any of its Subsidiaries will solicit for employment any Seller Covered Person; provided that Seller and its Subsidiaries shall not be precluded from soliciting, or taking any other action with respect to any such individual (i) whose employment ceased prior to commencement of employment discussions between Seller or its Subsidiaries and such individual, (ii) who responds to solicitation not specifically targeted at employees of Purchaser or any of its Affiliates (including by a search firm or recruiting agency), or (iii) who initiates discussions regarding such employment without any solicitation by Seller or its Subsidiaries in violation of this Agreement; and provided, further, that Seller and its Affiliates shall not be restricted from engaging in solicitations or advertising not targeted at any such Persons described above.

(b)For a period of one (1) year from the Closing Date, without the prior written consent of Seller, as to any employee of Seller or its Subsidiaries as of immediately prior to the Closing (other than any Business Employee who shall have become employed by Purchaser or its Subsidiaries as of immediately following the Closing) (a “Purchaser Covered Person”), Purchaser agrees that none of Purchaser or any of its Subsidiaries will solicit for employment any Purchaser Covered Person; provided that Purchaser and its Subsidiaries shall not be precluded from soliciting, or taking any other action with respect to, any such individual (i) whose employment ceased prior to commencement of employment discussions between Purchaser or its Subsidiaries and such individual, (ii) who responds to solicitation not specifically targeted at employees of Seller or any of its Affiliates (including by a search firm or recruiting agency), or (iii) who initiates discussions regarding such employment without any solicitation by Purchaser or its Subsidiaries in violation of this Agreement; and provided, further, that Purchaser and its Affiliates shall not be restricted from engaging in solicitations or advertising not targeted at any such Persons described above.

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(c)For a period of five (5) years from the Closing Date, without the prior written consent of Purchaser, Seller agrees not to, and to cause its Subsidiaries not to, engage in the business of (i) licensing, manufacturing and selling sodium cyanide, hydrogen cyanide and/or acrylonitrile, and/or (ii) providing mining as a service consulting or advisory services in the gold mining industry, in each case in North America, South America or Africa (such business, a “Competing Business”); provided that nothing in this Agreement shall restrict Seller or its Subsidiaries at any time from:

(i)owning ten percent (10%) or less of the outstanding voting stock or other voting securities of any Person, or investing in any fund in which Seller and its Subsidiaries have no discretion with respect to the investment strategy of such fund;

(ii)acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing Business and operating such Competing Business if such Competing Business generated less than ten percent (10%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person;

(iii)acquiring and, after such acquisition, owning any interest in a Person that is engaged in a Competing Business and operating such Competing Business if (A) such Competing Business generated ten percent (10%) or more of such Person’s consolidated annual revenues in the last completed fiscal year of such Person and (B) Seller or its applicable Subsidiary, within twelve (12) months after the consummation of such acquisition, enters into a definitive agreement to cause the divestiture of a sufficient portion of the Competing Business of such Person such that the restrictions set forth in this Section 5.13(c) would not have operated to prevent such ownership assuming the completion of such divestiture had occurred prior to such acquisition, and thereafter uses commercially reasonable efforts to complete such divestiture as soon as reasonably practicable;

(iv)exercising its rights or complying with its obligations under this Agreement or any of the Transaction Documents;

(v)entering into or participating in a joint venture, partnership or other strategic business relationship with any Person engaged in a Competing Business, if such joint venture, partnership or other strategic business relationship does not itself engage in the Competing Business; or

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(vi)owning, operating and engaging in any of the Retained Businesses or any operations or activities in connection therewith, including continued ownership and operation of any Excluded Assets, performing services under any Contract of Seller or its Subsidiaries existing as of the Closing, and in each case, reasonable extensions thereof.

The Parties understand and acknowledge that immaterial, non-recurring or inadvertent violations of this Section 5.13(c) by Seller and its Subsidiaries shall not be deemed a breach of this Section 5.13(c).

Notwithstanding the foregoing, this Section 5.13 (A) shall not restrain or prohibit, and shall terminate in its entirety upon, the consummation of any transaction or series of related transactions that results in a change of control of Seller or a majority of the assets of the Seller and its Subsidiaries, taken as a whole, and (B) shall not restrain or prohibit any activities, actions or conduct of any Person that is not directly or indirectly controlled by Seller, including any joint ventures, partnerships or co-investment vehicles that neither Seller nor any of its direct or indirect Subsidiaries controls.

Section 5.14Misallocated Assets

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(a)Subject to Section 2.11, if, at any time after the Closing, any asset held by Purchaser or any of its Affiliates (including the Purchased Companies and their Subsidiaries) is ultimately determined to be an Excluded Asset or Purchaser or any of its Affiliates is found subject to a Retained Liability: (i) Purchaser shall return or transfer and convey (without further consideration) to Seller or the appropriate Affiliate of Seller such Excluded Asset or Retained Liability; (ii) Seller shall, or shall cause its appropriate Affiliate to, assume (without further consideration) such Retained Liability; and (iii) Seller and Purchaser shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Excluded Asset or Retained Liability back to Seller or its appropriate Affiliate, in each case, such that each Party is put into the same economic position as if such action had been taken on or prior to the Closing Date. Furthermore, Purchaser shall use its commercially reasonable efforts to claim or cause to be claimed as promptly as possible under applicable Tax Law any and all input value added Tax credit of the Purchased Company in Mexico existing as of the Closing Date on the applicable Tax Return (and shall consult with Seller to ensure such Tax Return is timely and properly filed in Mexico) and shall promptly pay or cause to be paid to Seller the amount of any decrease in Taxes actually paid or payable or increase in a refund of Taxes due, actually realized by Purchaser or any of its Affiliate as a result of such input value added Tax credit in Mexico to the extent not included as a current asset in determining Working Capital (as finally determined); provided that if such an amount is paid by Purchaser to Seller, the payment shall be considered reduction of the Final Purchase Price.

(b)Subject to Section 2.11, if, at any time after the Closing, any asset held by Seller or its Affiliates is ultimately determined to be a Purchased Asset or Seller or any of its Affiliates is found to be subject to an Assumed Liability, (i) Seller shall return or transfer and convey (without further consideration) to Purchaser such Purchased Asset or Assumed Liability; (ii) Purchaser shall assume (without further consideration) such Assumed Liability; and

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(iii) Seller and Purchaser shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Purchased Asset or Assumed Liability back to Purchaser, in each case such that each Party is put into the same economic position as if such action had been taken on or prior to the Closing Date.

Section 5.15Title Insurance

.  Prior to the Closing, Purchaser may order updated title commitments and may order updated surveys of the Owned Real Property.  If the title commitment discloses any exceptions to title or survey matters not reasonably acceptable to Purchaser, within ten (10) days of receipt of such commitment, Purchaser shall provide a written notice to Seller of any such exceptions and Seller shall use commercially reasonable efforts to remove or correct such exceptions prior to the Closing; provided such removal or correction shall not be a condition precedent to Purchaser’s obligation to consummate the Closing.  Prior to the Closing, the Seller Entities shall reasonably cooperate with Purchaser to obtain, at Purchaser’s sole expense, an owner’s title insurance policy, effective on the Closing Date, with respect to the Owned Real Property or any portion thereof, issued by a nationally recognized title insurance company as of the Closing.

Section 5.16Environmental Insurance Policy

.  On or before the Closing Date, Seller shall obtain environmental liability insurance coverage from a reputable insurance carrier (i) with an aggregate liability coverage limit, premium and coverage term as set forth on Section 5.16 of the Seller Disclosure Schedules, (ii) listing Purchaser and the Seller Entities on the policy as the named insured parties and (iii) otherwise on terms reasonably acceptable to the Seller Entities and Purchaser (the “Environmental Insurance Policy”).  All premiums for such coverage, which shall not exceed the premium set forth on Section 5.16 of the Seller Disclosure Schedules (unless otherwise agreed by both Purchaser and Seller), shall be paid in full on the Closing Date, with the Purchaser paying such amount.  Seller shall deliver a copy of the Environmental Insurance Policy to Purchaser in advance of the execution thereof in order to allow Purchaser to confirm compliance with this Section 5.16.  The Environmental Insurance Policy may not be amended by Purchaser in any manner that is adverse to Seller or any of its Affiliates or any Representatives of the foregoing without Seller’s prior written consent.  Notwithstanding anything to the contrary in this Agreement, if any Purchaser Indemnified Party incurs or suffers any Covered Losses to the extent arising out of or resulting from a Closing Date Environmental Liability (the “Environmental Covered Losses”) for which insurance proceeds may be recoverable under the Environmental Insurance Policy, then: (i) Purchaser shall promptly submit a claim under, and use, and shall cause its Affiliates to use, reasonable best efforts to seek full recovery to the extent practicable under, the Environmental Insurance Policy; provided that, if the carrier denies such claim, Purchaser may but shall not be obligated to undertake legal proceedings in pursuit of recovery under the Environmental Insurance Policy; (ii) Purchaser shall keep Seller reasonably informed of the status of such recovery; (iii) Purchaser shall allow Seller reasonable opportunity to participate in seeking such recovery, including, at Seller’s sole cost and expense; (iv) any Environmental Covered Losses for a given condition or incident shall be net of all such proceeds recovered by Purchaser under the Environmental Insurance Policy for such condition or incident; and (v) until Purchaser has consulted in good faith with Seller to determine, in Purchaser’s reasonable discretion, that insurance proceeds are not reasonably expected to be recoverable under the Environmental Insurance Policy, Seller shall not be required to make any payments to any Indemnified Party with respect to any such Environmental Covered Losses. Any Covered

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Loss previously paid to Purchaser by or on behalf of Seller shall be immediately repaid by Purchaser to Seller to the extent that Purchaser receives a payment with respect to the applicable Covered Loss from the carrier under the Environmental Insurance Policy.

Section 5.17Pre-Closing Restructuring

.  Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that (a) nothing in this Agreement shall prohibit or restrict the transfer (by distribution or otherwise) of any cash or cash equivalents prior to the Closing, and (b) prior to the Closing, Seller shall, and shall cause its Affiliates, including the Seller Entities, the Purchased Companies and their respective Subsidiaries, to take such actions as are necessary or appropriate to implement the closing structure set forth on Section 5.17 of the Seller Disclosure Schedules (the “Closing Structure” and, such actions, the “Pre-Closing Restructuring Steps.  Seller may not modify the Closing Structure or Pre-Closing Restructuring Steps without the prior written consent of Purchaser, not to be unreasonably withheld, conditioned or delayed.  In the event the Closing Structure is so modified, Section 2.4(a) of the Seller Disclosure Schedules shall be deemed to be automatically amended to reflect such modifications to the extent applicable.

Section 5.18Purchaser R&W Insurance Policy

.  Purchaser has obtained an insurance policy that provides coverage for the benefit of Purchaser or its designee as the named insured for any potential breaches of any of the representations and warranties of Seller set forth in Article III (the “Purchaser R&W Insurance Policy”), which Purchaser R&W Insurance Policy will be bound on the Closing Date with a policy period commencing on the Closing Date pursuant to the Binder Agreement.  Purchaser agrees that the Purchaser R&W Insurance Policy shall provide that (a) the insurer shall waive and not pursue any claims against Seller or any of its Affiliates or any Representatives of the foregoing (by way of subrogation, claim for contribution or otherwise), other than for actual fraud (and not a constructive fraud or negligent misrepresentation or omission) by Seller or any of its Affiliates or any Representatives of the foregoing in connection with this Agreement, and (b) Seller shall be an express third party beneficiary of such provision under the Purchaser R&W Insurance Policy, and Purchaser shall deliver a copy of the Purchaser R&W Insurance Policy to Seller in advance of the execution thereof in order to allow Seller to confirm compliance with this Section 5.18.  The Purchaser R&W Insurance Policy may not be amended by Purchaser in any manner that is adverse to Seller or any of its Affiliates or any Representatives of the foregoing without Seller’s prior written consent, and the subrogation provisions therein may not be amended in any manner that is adverse to Seller or any of its Affiliates or any Representatives of the foregoing without Seller’s prior written consent (which consent shall be in the sole and absolute discretion of Seller). Purchaser shall bear all costs and fees associated with obtaining, maintaining and exercising any rights under the Purchaser R&W Insurance Policy, including the premium, retention, deductible, broker fee, underwriting fee, due diligence fee, carrier commissions, legal fees for counsel engaged by the underwriter, and surplus lines taxes and fees.

Section 5.19Financing.

(a)Purchaser shall take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable to (i) cause the Cash Equity to be funded to Purchaser on or prior to the Closing Date on the terms, and subject to the conditions, described in the Equity Commitment Letter, including by (x) causing the Sponsor to maintain in

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effect the Equity Commitment Letter, and (y) satisfying on a timely basis all conditions set forth in the Equity Commitment Letter applicable to Purchaser and complying with its obligations thereunder; and (ii) use its reasonable best efforts to obtain the Debt Financing on or prior to the date upon which the Sale Transaction is required to be consummated pursuant to the terms hereof on the terms, and subject to the conditions, set forth in the Debt Commitment Letter (including giving effect to the market flex provisions of any related fee letter in accordance with the terms thereof), including by (x) satisfying all conditions set forth in the Debt Commitment Letter applicable to Purchaser, to the extent the satisfaction thereof is within Purchaser’s control, and complying with its obligations thereunder and (y) negotiating and entering into the Debt Financing Definitive Agreements on materially the terms contemplated by the Debt Commitment Letter.  Purchaser  shall comply with its obligations, and enforce its rights, under the Commitment Letters and the Debt Financing Definitive Agreements in a timely and diligent manner.  Without limiting the generality of the foregoing, in the event that all conditions contained in the Commitment Letters and the Debt Financing Definitive Agreements (other than the consummation of the Transactions, and other than, with respect to the Debt Financing, the availability of Cash Equity) have been satisfied, Purchaser shall cause the Financing Sources and the Sponsor to comply with their respective obligations thereunder, including to fund the Financing.

(b)Prior to the Closing, Purchaser shall not agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its rights under, either Commitment Letter or any Debt Financing Definitive Agreement without Seller’s prior written consent; provided that, in any event, Purchaser may amend the Debt Commitment Letter and any Debt Financing Definitive Agreement without Seller’s prior written consent to implement any market flex provisions of the fee letter related to the Debt Financing (as such fee letter is in effect as of the date hereof); provided further that, notwithstanding anything to the contrary contained in this Agreement, Purchaser may effect any such amendment, replacement, supplement or other modification to, or waive any of its rights under, the Debt Commitment Letter or any Debt Financing Definitive Agreement (including replacement of all or any portion of the Debt Financing contemplated by the Debt Commitment Letter as in effect on the date hereof with any non-convertible “high yield” debt financing) in each case, that (i) does not add new or modify any existing conditions to the consummation of all or any portion the Debt Financing relative to the conditions thereto set forth in the Debt Commitment Letter in effect on the date hereof, (ii) does not reduce the aggregate amount of the Debt Financing to an amount below the amount needed, when taken together with the Cash Equity, to fund the Transaction Amounts, (iii) does not adversely affect the ability of Purchaser to enforce its rights against the Financing Sources party to the Debt Commitment Letter or the Debt Financing Definitive Agreements, as so amended, replaced, supplemented or otherwise modified, relative to the ability of Purchaser to enforce its rights against the Financing Sources party to the Debt Commitment Letter as in effect on the date hereof and (iv) could not be reasonably expected to prevent, delay or impede the consummation of the Debt Financing or the Transactions (taking into account the Marketing Period) (any replacement debt financing permitted by this sentence being referred to as a “Alternative Debt Financing”).  Purchaser  shall promptly deliver to Seller copies of any such amendment, supplement, other modification or waiver that is effected.  Purchaser shall give Seller prompt notice of any material breach by any party to either Commitment Letter or any Debt Financing Definitive Agreement of which Purchaser has become aware or any termination of either Commitment Letter.  Purchaser shall

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keep Seller reasonably informed on a current basis of the status of its efforts to consummate the Financing.

(c)Subject to Section 5.19(d), prior to the Closing, Seller shall use reasonable best efforts to, and shall cause the Purchased Companies to use reasonable best efforts to, provide, and shall use reasonable best efforts to cause its and their respective Representatives to provide, such customary cooperation as may be reasonably requested by Purchaser in connection with arranging, obtaining and syndicating the Debt Financing of the type contemplated by the Debt Commitment Letter as in effect as of the date hereof or a Debt Financing consisting of non-convertible high-yield debt securities under Rule 144A and/or Regulation S promulgated under the Securities Act (either such Debt Financing, a “Subject Financing”), including using reasonable best efforts to:

(i)furnish Purchaser and the Financing Sources with the Required Information (with a customary right to its use in a Rule 144A “high yield” offering memorandum as described below), with the Additional Information and with such other customary information regarding the Business, the Purchased Assets and the Assumed Liabilities as may be reasonably requested by Purchaser or the Financing Sources in connection with a Subject Financing and, to the extent any of the foregoing information would otherwise constitute material non-public information with respect to Seller or its securities (as determined by Seller), make such information publicly available;

(ii)cooperate reasonably with the customary due diligence requests of, and otherwise cooperate reasonably with the due diligence efforts of, the Financing Sources, to the extent reasonably requested and customary for such type of Subject Financing;

(iii)assist Purchaser in the preparation of customary bank books, confidential information memoranda, offering memoranda customary for a Rule 144A “high yield” debt offering, lender and investor presentations, rating agency presentations and similar documents required by the Financing Sources in connection with a Subject Financing, including in the preparation of “public side” versions thereof, and executing and delivering customary authorization and representation and customary management representation letters related thereto, and assist Purchaser with the preparation of pro forma financial information of the type described in the definition of “Additional Information” (it being agreed that Seller will not be required to actually prepare such pro forma financial information);

(iv)cause the management team of the Business, with appropriate seniority and expertise, during normal business hours at mutually agreed times and after reasonable prior written notice, to participate in a reasonable number of presentations, drafting sessions, due diligence sessions and meetings with prospective lenders and other Financing Sources and with ratings agencies, including customary one-on-one meetings, roadshows and other direct contact between such management team, on the one hand, and the Financing Sources, on the other hand;

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(v)furnish promptly, and in any event at least three (3) Business Days prior to the Closing Date (to the extent requested at least ten (10) Business Days prior to the Closing Date) all documentation and other information regarding the Business and the Purchased Companies requested by the Financing Sources and required in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 and rules adopted by the Financial Crimes Enforcement Network of the U.S. Treasury Department;

(vi)execute and deliver or provide, as applicable, customary evidence of authority and customary officer’s certificates, in each case, as reasonably requested by Purchaser and the Financing Sources;

(vii)provide reasonable assistance in the preparation and execution of the Debt Financing Definitive Agreements and related documents as may be reasonably requested by Purchaser, including (A) the execution and delivery by the Purchased Companies, effective only upon the Closing, of any credit agreements, guarantees, pledge and security documents, other definitive financing documents and other certificates or documents contemplated by the Debt Financing and any hedging agreements relating to the Debt Financing and (B) facilitating the creation and perfection of the security interests in the collateral contemplated by the Debt Financing that constitute Purchased Assets, including by using reasonable best efforts to deliver to the Financing Sources original copies of all certificated Purchased Company Shares constituting such collateral (together with stock or equivalent powers executed in blank) substantially concurrently with (but no earlier than) the Closing; and

(viii)cause the Seller’s independent auditors to deliver customary comfort letters (including customary negative assurance comfort, including in respect of the quarterly and year-to-date financial statements included in the Required Information) for a Subject Financing consisting of non-convertible high-yield debt securities under Rule 144A and/or Regulation S promulgated under the Securities Act.

(d)The foregoing notwithstanding, neither the Seller nor any of its Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 5.19 that: (i) (A) would require Seller, its Subsidiaries (other than the Purchased Companies) or any Persons who are officers or directors of Seller or its Subsidiaries (other than the Purchased Companies) to pass resolutions or consents to approve or authorize the execution of the Debt Financing or agree to any change or modification of any existing certificate, document, instrument or agreement or (B) would require the Purchased Companies or any Persons who are officers or directors of the Purchased Companies to pass resolutions or consents to approve or authorize the execution of the Debt Financing or agree to any change or modification of any existing certificate, document, instrument or agreement, in the case of this clause (B), prior to the Closing (it being understood that in no event shall any Person who is an officer or director of any of the Purchased Companies who is not remaining in any such position following the Closing be obligated to pass any resolutions or consents or enter into, execute or deliver any such other instruments), (ii) would cause any representation or warranty of the Seller in this Agreement to be breached by the Seller, (iii) (A) would require Seller or any of its Subsidiaries (other than the Purchased Companies) to pay any commitment or other similar fee

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in connection with the Debt Financing, or incur any other expense (other than any reasonable expense subject to reimbursement by Purchaser as set forth herein), liability or obligation in connection with the Debt Financing or require the Seller or any of its Subsidiaries (other than the Purchased Companies) or any Persons who are officers or directors of Seller or its Subsidiaries (other than the Purchased Companies) to enter into, execute or deliver any agreement, certificate, document or instrument in connection with the Debt Financing (other than customary authorization and representation letters and customary management representation letters referred to in Section 5.19(c)) or (B) would require the Purchased Companies to pay any commitment or other similar fee or incur any other expense (other than any reasonable expense subject to reimbursement by Purchaser as set forth herein), liability or obligation in connection with the Debt Financing prior to the Closing or require the Purchased Companies or Persons who are officers or directors of any of the Purchased Companies to enter into, execute and deliver any agreement, certificate, document or instrument that is effective prior to the Closing (other than customary authorization and representation letters and customary management representation letters referred to in Section 5.19(c)); it being understood that in no event shall any Person who is an officer or director of any of the Purchased Companies who is not remaining in any such position following the Closing be obligated to enter into, execute or deliver any such agreement, certificate, document or instrument, (iv) would cause any director, officer or employee or stockholder of Seller or any of its Subsidiaries to incur any personal liability, (v) would conflict with the organizational documents of Seller or its Subsidiaries or any applicable Laws in any material respect, (vi) would reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any material contract to which the Seller or any of its Subsidiaries is a party, (vii) would require Seller, its Subsidiaries or any of their Representatives to provide access to or disclose information that Seller or any of its Subsidiaries determines would jeopardize any attorney-client privilege of Seller or any of its Subsidiaries, provided that Seller shall inform Purchaser that information is being withheld in reliance on this clause (vii), (viii) would require Seller or any of its Subsidiaries or any of their Representatives to prepare or deliver Excluded Information or (ix) would unreasonably interfere with the ongoing operations of Seller or any of its Subsidiaries.  Nothing contained in this Section 5.19 or otherwise shall require Seller or any of its Subsidiaries (other than the Purchased Companies) to be an issuer or other obligor with respect to the Debt Financing, and nothing contained in this Section 5.19 or otherwise shall require the Purchased Companies, prior to Closing, to be an issuer or other obligor with respect to the Debt Financing.  Purchaser shall, promptly upon request by the Seller, reimburse the Seller for all reasonable out-of-pocket costs incurred by the Seller or its Subsidiaries or their respective Representatives in connection with such cooperation and shall indemnify and hold harmless the Seller and its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Purchaser pursuant to this Section 5.19 and any information used in connection therewith (other than information provided in writing by the Seller or its Subsidiaries specifically in connection with its obligations pursuant to this Section 5.19). For the avoidance of doubt, the Parties hereto acknowledge and agree that the provisions contained in Section 5.19(c) represent the sole obligation of Seller, its Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Purchaser with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed

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to expand or modify such obligations, it being understood, however, that nothing in this sentence shall limit obligations of the Seller under Section 5.4(d) and Section 5.4(f).  In no event shall the availability or receipt of any funds or financing (including the Financing) by or to Purchaser or any of its Affiliates be a condition to any of the obligations of Purchaser under this Agreement.  In the event Purchaser becomes aware of Seller failing to comply with Section 5.19(c), Purchaser agrees to advise Seller promptly thereof.

(e)The Seller consents, on behalf of itself, the Seller Group, the Seller Entities and the Purchased Companies, to the reasonable use of the logos of the Purchased Companies and the logos relating to the Purchased Assets or the Business (including the Seller Name and Seller Mark) in marketing or other materials for the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm or disparage the Seller, the Seller Group or the Seller Entities or the reputation or goodwill thereof or otherwise adversely affect the Seller, the Seller Group or the Seller Entities.  Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, Purchaser and its Representatives may disclose any information subject to the Confidentiality Agreement to actual or prospective Financing Sources and rating agencies and, in each case, their respective Representatives (in each case, without any obligation on the part of any such Persons to comply with the terms of the Confidentiality Agreement), so long as, in the case of any such disclosure to actual or prospective Financing Sources (other than any disclosure pursuant to a Rule 144A “high yield” offering memorandum or any related listing prospectus) as in effect on the date hereof, such information is disclosed subject to the confidentiality obligations as contemplated by the Debt Commitment Letter or other customary confidentiality undertakings with respect to dissemination of such information to such Persons so long as such other confidentiality undertakings are substantially consistent with the confidentiality obligations as contemplated by the Debt Commitment Letter as in effect on the date hereof, and so long as, in the case of any such disclosure to rating agencies, such information is disclosed subject to customary confidentiality arrangements with such rating agencies.

(f)Prior to the Closing, without the prior written consent of Seller, Purchaser shall not enter into any Contract, undertaking, commitment, agreement, arrangement or understanding, whether written or oral, that would have the effect of permitting or enabling, or otherwise permit or enable, any Person to obtain any equity interests (or rights to obtain any equity interests) in Purchaser, other than the Sponsor and the direct or indirect investors (or their respective Affiliates) in the Sponsor as of the date hereof.

Section 5.20Exclusive Dealing

. Seller agrees that between the date of this Agreement and the earlier of (i) the Closing and (ii) the termination of this Agreement, Seller will not (and will instruct its Affiliates, officers, directors, representatives or agents not to) solicit, initiate, knowingly encourage or accept any other proposals or offers from any Person (other than Purchaser or any of Purchaser’s or Seller’s respective Affiliates) (1) relating to any acquisition or purchase of all or any material portion of the Business or the Purchased Assets or (2) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise directly relating to the Business or Purchased Assets. The Seller shall (x) immediately cease all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore (other than Purchaser or its Affiliates) with respect to any of the foregoing, (y) promptly after the date hereof

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(and in any event within five (5) Business Days of the date hereof), if not already previously done, request any such Person (other than Purchaser or its Affiliates) to promptly return or destroy all confidential information concerning the Business and the Purchased Assets (subject to any retention provisions permitting such Person to retain such confidential information in accordance with the confidentiality agreement between Seller and such Person) and (z) promptly (and in any event within one (1) Business Day after the date hereof) terminate all access previously granted to such Persons (other than Purchaser or its Affiliates) to any physical or electronic data room.

Article VI
TAX MATTERS

Section 6.1Preparation and Filing of Tax Returns

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(a)Seller shall timely prepare and file or shall cause to be timely prepared and filed (taking into account applicable extensions) (i) any Combined Tax Return and (ii) any Tax Return of any Purchased Company for any Pre-Closing Period that is due (taking into account applicable extensions) prior to the Closing Date.  Such Tax Returns (to the extent related to the Business or Purchased Assets) shall be prepared consistent with past practice of the Business or the applicable predecessor of the Purchased Companies, except as otherwise required by applicable Law (or as a result of any change in applicable Law). Purchaser shall timely prepare and file or shall cause to be timely prepared and filed any Tax Return of any Purchased Company (other than any Combined Tax Return) for Pre-Closing Period (including any Straddle Period) that is due (taking into account applicable extensions) after the Closing Date (“Purchased Company Tax Returns”).  Such Purchased Company Tax Returns shall be prepared consistent with past practice of the Business or applicable predecessor of the Purchased Companies (to the extent such past practices are known to the Purchaser prior to the Closing or otherwise at a “more likely than not” or greater level of confidence), except as otherwise required by applicable Law (or as a result of any change in applicable Law).  At least thirty (30) days prior to the date on which any such Purchased Company Tax Return is required to be filed (taking into account any applicable extensions), the applicable Purchased Company or Purchaser (as applicable) shall submit such Purchased Company Tax Return to Seller for Seller’s review, comment and consent, such consent not to be unreasonably withheld, conditioned or delayed. Seller shall provide written notice to Purchaser of its disagreement with any items in such Purchased Company Tax Returns within fifteen (15) days of its receipt of such Tax Returns, and if Seller fails to provide such notice within fifteen (15) days of its receipt thereof, such Purchaser Tax Return shall become final and binding upon the Parties hereto. Seller and Purchaser shall cooperate in good faith to resolve any such disagreement. If the Parties fail to resolve their differences over the disputed items within fifteen (15) days following the receipt of the Seller’s notice the Purchased Company Tax Return shall be filed as requested by Purchaser (but, for avoidance of doubt, reflecting any agreed-upon comments), and Seller and Purchaser shall forthwith jointly request that the Independent Accounting Firm make a determination as to the disputed items in accordance with this Agreement, which determination shall be binding on the Parties and the applicable Purchased Company or Purchaser (as applicable) shall file any amended Tax Return as needed to conform to the Independent Accounting Firm’s final determination. The fees and expenses of the Independent Accounting Firm shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller.

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(b)Straddle Period Tax Allocation. Any Taxes attributable to any Straddle Period shall be allocated (i) to the Pre-Closing Period for the period up to and including the end of the Closing Date and (ii) to the post-Closing period for the period subsequent to the Closing Date. For purposes of the preceding sentence, any allocation of (A) Taxes, other than those referred to in clause (B) below, shall be made by means of a deemed closing of the books and records of the applicable Purchased Company as of the end of the Closing Date, provided, however, that exemptions, allowance or deductions that are calculated on an annual basis shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period, and (B) Taxes imposed on a periodic basis (such as real or personal property or other ad valorem Taxes) or related to the Business or Purchased Assets (other than the Purchased Companies) attributable to a Straddle Period shall be allocated between such two periods in proportion to the number of days in each such period.

Section 6.2Refunds, Credits and Carrybacks

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(a)Seller shall be entitled to any refunds or credits of or against (i) Indemnified Taxes, (ii) any Taxes as to which Purchaser has been indemnified by Seller pursuant to this Agreement, or (iii) any account payable or other Liability reflected in, reserved for or taken into account in the determination of Funded Debt or Working Capital (as finally determined); provided, that no refund shall be treated as for the account of Seller to the extent (x) attributable to (A) a carryback or application of a Tax item arising after Closing, (B) a Tax payment made after Closing and not economically borne by Seller or any Affiliate thereof, or (C) included as a current asset in determining Working Capital (as finally determined); or (y) applied against a liability in respect of which the Parties agree that Seller would have had an indemnification obligation under this Agreement.  Purchaser shall claim or cause to be claimed any input value added Tax credit of any Purchased Company existing as of the Closing Date on the applicable Tax Return and shall pay or cause to be paid to Seller the amount of any decrease in Taxes paid or payable or increase in a refund of Taxes due, including any interest with respect thereto (determined on a “with and without” basis), actually realized by Purchaser or any of its Affiliate as a result of such input value added Tax credit to the extent not included as a current asset in determining Working Capital (as finally determined). Purchaser shall be entitled to any refunds or credits of or against any Taxes of the Purchased Companies other than such refunds or credits of or against such Taxes described in this Section 6.2(a).

(b)Purchaser shall, and shall cause the Purchased Companies to, promptly forward to Seller or to reimburse Seller for any amount due Seller (pursuant to the terms of this Article VI) after receipt or realization thereof net of any Taxes and reasonable out-of-pocket expenses incurred in connection with such refund, and Seller shall promptly forward to Purchaser or reimburse Purchaser for any amount due Purchaser (pursuant to the terms of this Article VI) after receipt or realization thereof.  If any amount paid to Seller pursuant to this Section 6.2 is subsequently required to be repaid to a Taxing Authority, Seller shall promptly return such amount to Purchaser (including, for the avoidance of doubt, any interest required to be paid to the applicable Taxing Authority in respect of the repayment of such refund or credit).

(c)Purchaser agrees that none of the Purchased Companies shall elect to carry back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date (“Subsequent Loss”) into any taxable period ending on or before the Closing Date. If a Subsequent Loss is carried back into any taxable period ending on or before the Closing Date, Purchaser shall be entitled to any refund of Taxes realized as a result thereof provided Purchaser indemnifies and holds harmless Seller and its Affiliates from any losses and liabilities related to such carry back.

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Section 6.3Consolidated Returns

.  Notwithstanding any other provision of this Agreement, (a) Seller shall be entitled to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to any consolidated, combined or unitary Tax Return that includes Seller or any of its Affiliates (other than the Purchased Companies), and Purchaser shall be entitled to control in all respects, and neither Seller nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to any consolidated, combined, unitary Tax Return that includes Purchaser and (b) neither Seller nor Purchaser shall be required to provide any Person with any consolidated, combined or unitary Tax Return or copy thereof that includes Seller (or any of its Affiliates (other than the Purchased Companies)) or Purchaser (or any of its Affiliates), as applicable (provided, however, that to the extent that such Tax Returns would be required to be delivered but for this Section 6.3(b), the Person that would be required to deliver such Tax Returns shall instead deliver pro forma Tax Returns relating solely to the relevant Purchased Company).

Section 6.4Cooperation

.  Each party hereto shall, and shall cause its Affiliates to, provide to the other party hereto such cooperation, documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or an indemnity obligation under this Article VI or a right to refund of Taxes, or (iii) conducting any Tax Proceeding (including the execution of any powers of attorney).  Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such party may possess.  Each party will retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate or (y) ten (10) years following the due date (without extension) for such Tax Returns.  Thereafter, the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s own expense.  Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

Section 6.5Tax Sharing Agreements

.  Anything in any other agreement to the contrary notwithstanding, all liabilities and obligations between Seller or any of its Affiliates (other than the Purchased Companies) on the one hand and the Purchased Companies on the other hand, under any Tax allocation or Tax sharing agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date as to all past, present and future taxable periods.

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Section 6.6Sales and Transfer Taxes

.  Purchaser and Seller shall pay and be responsible on a 50/50 basis for all sales, use, value-added, business, goods and services, stamp, stamp duty, transfer, documentary, conveyancing or similar taxes or expenses that may be imposed as a result of the sale and transfer of the Purchased Assets, together with any and all penalties, interest and additions to tax with respect thereto (“Transfer Taxes”), and Seller and Purchaser shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Tax Laws.  Notwithstanding the foregoing, Seller shall pay and be responsible for all Transfer Taxes that are imposed as a result of the Pre-Closing Restructuring Steps.

Section 6.7Tax Proceedings.

(a)In the event that a Party (or any Affiliate thereof) receives or has received written notice from any Taxing Authority of any proposed audit, assessment, examination, claim or other controversy or proceeding relating to an amount of Taxes of a Purchased Company or related to the Business or the Purchased Assets (other than the Purchased Companies) (a “Tax Proceeding”) with respect to which any other Party may incur liability hereunder, such Party shall promptly notify in writing the applicable Party of such Tax Proceeding; provided that, no failure or delay of a Party in providing notice pursuant to the foregoing shall reduce or otherwise affect the obligations or liabilities of the notice-receiving Parties pursuant to this Agreement, except to the extent such a notice-receiving Party is actually prejudiced by such failure or delay.

(b)At its election, Seller shall control any Tax Proceedings related to Taxes with respect to a taxable period ending on or prior to the Closing Date; provided, that Seller must control such Tax Proceeding in good faith and with reasonable diligence thereafter to preserve its rights.  Seller shall keep Purchaser fully and timely informed with respect to the commencement, status and nature of any such Tax Proceeding.  Seller shall, in good faith, allow Purchaser to make comments to Seller regarding the conduct of or positions taken in any such proceeding.  Purchaser shall be entitled to fully participate in any such Tax Proceeding and Purchaser shall have the right to consent prior to any settlement with respect to (or abandonment of) any such Tax Proceeding (provided such consent cannot be unreasonably withheld, conditioned or delayed) if the terms of such settlement would reasonably be expected to have a more than de minimis adverse impact to any Purchased Company or any Affiliate thereof in a taxable period beginning after the Closing Date.  In the case that Purchaser controls such Tax Proceeding because Seller conceded or loses its right to control such Tax Proceeding, Purchaser shall keep Seller fully and timely informed with respect to the commencement, status and nature of any such Tax Proceeding and Seller shall be entitled to fully participate in any such Tax Proceeding.  Seller shall have the right to consent to any settlement with respect to (or abandonment of) any such Tax Proceeding (provided such consent cannot be unreasonably withheld, conditioned or delayed).  Purchaser (or an Affiliate thereof) shall control in good faith any Tax Proceeding related to Taxes of a Purchased Company or related to the Business or Purchased Assets (other than the Purchased Companies) in respect of a Straddle Period.  Purchaser shall keep Seller fully and timely informed with respect to the commencement, status and nature of any such Tax Proceeding and Seller shall be entitled to fully participate in any such Tax Proceeding.  Seller shall have the right to consent to the settlement of any such Tax Proceeding, which consent shall not be unreasonably withheld, delayed or conditioned.

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(c)Purchaser shall bear its respective expenses incurred in connection with any Tax Proceeding and Seller shall bear its expenses incurred in connection with any such Tax Proceeding, provided, however, if Purchaser controls a Tax Proceeding with respect to a Pre-Closing Period that Seller could have controlled pursuant to the terms of this Agreement but did not elect to control or otherwise lost its right to control, then Seller shall bear the costs and expenses of such Tax Proceeding.

(d)To the extent of any inconsistencies between Section 6.3 and this Section 6.7, Section 6.3 shall control and to the extent of any inconsistencies between any provision of this Section 6.7 and Section 9.4, the provisions of this Section 6.7 shall control.

Article VII
CONDITIONS PRECEDENT

Section 7.1Conditions to Each Party’s Obligations to Close

.  The respective obligations of Seller and Purchaser to effect the Closing are subject to the satisfaction or (to the extent permitted by Law) waiver by Seller and Purchaser at or prior to the Closing of the following conditions:

(a)Antitrust Approvals.  The waiting period required under the HSR Act for the consummation of the Closing shall have expired or been terminated and such other Regulatory Approvals listed on Section 7.1(a) of the Seller Disclosure Schedules shall have been obtained.

(b)No Injunctions or Restraints.  No Judgment issued by any Governmental Entity of competent jurisdiction shall have been entered and remain in effect which prevents the consummation of the Closing, in each case after the date hereof, other than any such Judgment (x) in jurisdictions that are immaterial to the business and operations of each of Seller and Purchaser and (y) that would have an immaterial effect on each of Seller and Purchaser.

Section 7.2Conditions to Obligations of Purchaser to Close

.  The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of the following additional conditions:

(a)Representations and Warranties.  The representations and warranties of Seller contained in Article III of this Agreement (other than as set forth in the following two (2) sentences) shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation or qualification as to “materiality”, “Business Material Adverse Effect” and words of similar import set forth herein) would not have, individually or in the aggregate, a Business Material Adverse Effect.  The representations and warranties of Seller set forth in Section 3.1(b) and Section 3.2(b) shall be true and correct (without giving effect to any limitation or qualification as to “materiality”, “Business Material Adverse Effect” and words of similar import set forth herein) in all material respects as of the Closing Date as if made on and

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as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date).  The representation and warranty of Seller set forth in Section 3.6(b) shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date.

(b)Performance of Obligations of Seller.  The covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c)Officer’s Certificate.  Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3Conditions to Obligations of Seller to Close

.  The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) at or prior to the Closing of the following additional conditions:

(a)Representations and Warranties.  The representations and warranties of Purchaser contained in Article IV of this Agreement (other than as set forth in the following sentence) shall be true and correct (without giving effect to any limitation or qualification as to “materiality”, “Purchaser Material Adverse Effect” and words of similar import set forth herein) as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date), except where the failure of such representations and warranties to be true and correct would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.  The representations and warranties of Purchaser set forth in Section 4.2 shall be true and correct (without giving effect to any limitation or qualification as to “materiality”, “Purchaser Material Adverse Effect” and words of similar import set forth herein) in all material respects as of the Closing Date as if made on and as of the Closing Date, except that representations and warranties that are made as of a specific date shall be tested only on and as of such date.

(b)Performance of Obligations of Purchaser.  The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c)Officer’s Certificate.  Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4Frustration of Closing Conditions

.  Neither Purchaser nor Seller may rely as a basis for terminating this Agreement on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement, including Section 5.1.

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Article VIII
TERMINATION; EFFECT OF TERMINATION

Section 8.1Termination

.  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)by mutual written consent of Seller and Purchaser;

(b)by Seller, if Purchaser shall have materially breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and has not been cured by the earlier of (i) the date that is sixty (60) days after the date that Seller has notified Purchaser of such breach stating Seller’s intention to terminate this Agreement pursuant to this Section 8.1(b) and the basis for such termination and (ii) the Outside Date; provided that Seller shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if Seller has materially breached any of its representations, warranties, covenants or agreements contained in this Agreement;

(c)by Purchaser, if Seller shall have materially breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and has not been cured by the earlier of (i) the date that is sixty (60) days after the date that Purchaser has notified Seller of such breach stating Purchaser’s intention to terminate this Agreement pursuant to this Section 8.1(c) and the basis for such termination and (ii) the Outside Date; provided that Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if Purchaser has materially breached any of its representations, warranties, covenants or agreements contained in this Agreement;

(d)by Seller or by Purchaser, if the Closing shall not have occurred on or prior to the nine (9) month anniversary of the date hereof; provided that if the conditions set forth in Section 7.1(a) or Section 7.1(b) have not been satisfied by such date, either Seller or Purchaser may, by written notice delivered to the other party, extend such date to the one (1) year anniversary of the date hereof (such date, as may be so extended, the “Outside Date”); provided, further, that the right to extend the Outside Date or to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to (i) any Party whose failure to perform any covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date or (ii) any Party during the pendency of any Proceeding brought by the other Party for specific performance of this Agreement;

(e)by Seller or by Purchaser, if a permanent Judgment issued by a Governmental Entity of competent jurisdiction shall have become final and nonappealable, preventing the consummation of the Transactions, such that the condition set forth in Section 7.1(b) cannot be satisfied; provided that the right to terminate this

EXHIBIT 2.1

Agreement pursuant to this Section 8.1(e) shall not be available to any Party whose failure to perform any covenant or agreement under this Agreement has been the cause of, or resulted in, the issuance of such Judgment; or

(f)by Seller if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied), (ii) Seller has confirmed in writing that Seller stands ready, willing and able to consummate the Closing, and (iii) Purchaser has failed to consummate the Closing by the date the Closing should have occurred pursuant to Section 2.3.

Section 8.2Effect of Termination

.  If this Agreement is terminated and the Sale Transaction is abandoned as described in Section 8.1, this Agreement shall become null and void and of no further force and effect, without any Liability or obligation on the part of any Party or its Affiliates, directors, officers or employees; provided that the Equity Commitment Letter (to the extent provided therein), the provisions of Section 5.3, Section 5.19(d), Section 8.1, this Section 8.2, Section 8.3, and Article X shall remain in full force and effect; and provided, further, that nothing in this Section 8.2 shall release or relieve any Party from any Liability for failure to perform its obligations under this Agreement.  Notwithstanding the foregoing, nothing in this Section 8.2 shall release or relieve Purchaser from any Liability in respect of reimbursement or similar obligations with respect to Seller or its Affiliates expressly set forth in this Agreement.

Section 8.3Notice of Termination

.  In the event of termination by Seller or Purchaser pursuant to Section 8.1, written notice of such termination shall be given by the terminating Party to the other Party.

Article IX
INDEMNIFICATION

Section 9.1Survival

.

(a)Other than the Fundamental Representations, which shall survive until the three (3) year anniversary of the Closing, the representations and warranties of Seller contained in this Agreement shall not survive the Closing.

(b)The representations and warranties of Purchaser contained in this Agreement shall not survive the Closing.

(c)The covenants and agreements contained in this Agreement that require performance in full prior to the Closing (and any rights arising out of any breach of such covenants and agreements), in each case, shall not survive the Closing, and the covenants and agreements in this Agreement that by their terms apply or are to be performed, in whole or in part, after the Closing (and any rights arising out of any breach of such covenants and agreements), in each case, shall survive the Closing for the period provided in such covenants and agreements, if any, or until fully performed.

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(d)For the avoidance of doubt, the obligation of Seller to retain, and indemnify and hold harmless the Purchaser Indemnified Parties for, any Retained Liabilities, and the obligation of Purchaser to assume, and indemnify and hold harmless the Seller Indemnified Parties for, any Assumed Liabilities, as well as any covenants and agreements of the Parties that by their terms provide for indemnification or reimbursement or allocate fees, payments, costs or expenses as between the Parties, shall survive the Closing indefinitely.  No Person shall be entitled to indemnification, and no Proceeding seeking to recover Covered Losses or other relief shall be commenced or maintained, after the end of the relevant survival period set forth herein, unless a claim for indemnification with respect thereto has previously been made in accordance with this Agreement.

Section 9.2Indemnification by Seller

.

(a)Subject to the provisions of this Article IX, effective as of and after the Closing, Seller shall indemnify and hold harmless Purchaser and its Affiliates (collectively, the “Purchaser Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Purchaser Indemnified Parties, to the extent resulting from: (i) any breach of any Fundamental Representation as of the Closing (unless made as of a specific date, in which case as of such date), (ii) any breach of any covenant or agreement of Seller contained in this Agreement that survives the Closing, for the period it survives; (iii) any Retained Liabilities; or (iv) Indemnified Taxes.

(b)Notwithstanding anything in this Agreement to the contrary:

(i)Seller shall not be required to indemnify or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for, any Covered Losses to the extent that such Covered Losses or the related Liabilities are reflected, reserved, accrued, recorded or included in the Business Financial Statements, the Closing Working Capital, the Adjustment Amount or the Closing Funded Debt as finally determined pursuant to this Agreement; and

(ii)the cumulative indemnification obligation of Seller under Section 9.2(a)(i) and Section 9.2(a)(ii) shall in no event exceed the Closing Purchase Price.

Section 9.3Indemnification by Purchaser

.

(a)Subject to the provisions of this Article IX, effective as of and after the Closing, Purchaser shall (and shall cause the Affiliates of Purchaser then holding a majority of the assets comprising the Business to) indemnify and hold harmless Seller and its Affiliates (collectively, the “Seller Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Seller Indemnified Parties to the extent resulting from (i) any breach of any covenant or agreement of Purchaser contained in this Agreement that survives the Closing, for the period it survives; (ii) any Assumed Liability and any Liability arising out of or Relating to the Business or the Purchased Assets, including, for the avoidance of doubt, the ownership, occupation or use of the Business, Purchased Assets or Assumed Liabilities, whether

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such Liability arises before, on or after the Closing, is known or unknown, contingent or accrued, (iii) any Purchased Asset and (iv) the Guarantees.

(b)Notwithstanding anything in this Agreement to the contrary, the indemnification obligation of Purchaser under Section 9.3(a)(i) shall in no event exceed the Closing Purchase Price.

Section 9.4Procedures

.

(a)Any Person entitled to be indemnified under this Article IX (the “Indemnified Party”) shall promptly give written notice to the Party from whom indemnification may be sought (the “Indemnifying Party”) of any pending or threatened Proceeding against the Indemnified Party that has given or would reasonably be expected to give rise to such right of indemnification with respect to such Proceeding (a “Third Party Claim”), indicating, with reasonable specificity, the nature of such Third Party Claim, the basis therefor, a copy of any documentation received from the third party, the amount and calculation of the Covered Losses for which the Indemnified Party is entitled to indemnification under this Article IX (and, to the extent known, a good faith estimate of any such future Covered Losses relating thereto), and the provision(s) of this Agreement in respect of which such Covered Losses shall have occurred (a “Third Party Claim Notice”), and the Indemnified Party shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing reasonably requested by the Indemnifying Party.  A failure by the Indemnified Party to give a Third Party Claim Notice and to tender the defense of the Proceeding in a timely manner pursuant to this Section 9.4(a) shall not limit the obligations of the Indemnifying Party under this Article IX, except to the extent that such Indemnifying Party is prejudiced thereby.

(b)With respect to any Third Party Claim, the Indemnifying Party under this Article IX shall have the right, but not the obligation, to assume the control and defense, at its own expense and by counsel of its own choosing, of such Third Party Claim and any Third Party Claims related to the same or a substantially similar set of facts; provided that the Indemnifying Party shall not be entitled to assume the control and defense of such Third Party Claim, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if such Third Party Claim is a criminal Proceeding.  If the Indemnifying Party so undertakes to control and defend any such Third Party Claim, it shall notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third Party Claim; provided, however, that the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement does not involve any injunctive relief against or any finding or admission of any violation of Law or wrongdoing by the Indemnified Party, and any money damages are borne solely by the Indemnifying Party.  Subject to the foregoing, the Indemnified Party shall have the right to employ separate legal counsel and to participate in, but not control, the defense of such Proceeding at its own cost and expense; provided that, subject to the provisions of this Article IX, the Indemnifying Party shall bear the reasonable fees of one firm of legal counsel (and one additional firm of legal counsel in each jurisdiction implicated in such Proceeding) representing all Indemnified Parties in such Proceeding and all related Proceedings, if, but only if, the defendants in such Proceeding include both an Indemnified Party and the Indemnifying

EXHIBIT 2.1

Party, and such Indemnified Party shall have reasonably concluded, based on the advice of legal counsel, that there is a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Proceeding.  In any event, the Indemnified Party shall cause its legal counsel to cooperate with the Indemnifying Party and its legal counsel and shall not assert any position in any Proceeding inconsistent with that asserted by the Indemnifying Party.  No Indemnified Party may settle any Third Party Claim without the written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).  If the Indemnifying Party does not assume the control and defense of a Third Party Claim, it shall nevertheless be entitled to participate in the defense of such Proceeding at its own cost and expense, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third Party Claim.

(c)In the event that any Indemnified Party has or may have an indemnification claim against any Indemnifying Party under this Article IX that does not involve a Third Party Claim, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party indicating, with reasonable specificity, the nature of such claim, the basis therefor, the amount and calculation of the Covered Losses for which the Indemnified Party is entitled to indemnification under this Article IX to the extent known (and a good-faith estimate of any such future Covered Losses relating thereto), and the provision(s) of this Agreement in respect of which such Covered Losses shall have occurred (a “Self-Claim Notice”), and the Indemnified Party shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing reasonably requested by the Indemnifying Party.  A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 9.4(c) shall not limit the obligations of the Indemnifying Party under this Article IX, except to the extent that such Indemnifying Party is prejudiced thereby.  If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in the appropriate court of competent jurisdiction set forth in Section 10.8.

Section 9.5Exclusive Remedy and Release

.  Purchaser and Seller acknowledge and agree that, except with respect to claims under the Supply Agreement or the Transition Services Agreement (which shall be governed exclusively by such applicable agreement) and claims seeking specific performance or other equitable relief with respect to covenants or agreements to be performed after the Closing, and claims for actual fraud, following the Closing, the indemnification provisions of Sections 9.2 and 9.3 shall be the sole and exclusive remedies of Seller and Purchaser, respectively, and any of their respective Affiliates, for any Liabilities (including in respect of any claims for breach of contract (including for breach of any representation, warranty, covenant or agreement), warranty, tortious conduct (including negligence), under Law or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each Party may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement or the Transactions, including any breach of any representation or warranty in this Agreement by any Party, or any breach of or failure by any Party to perform or comply with any covenant or agreement in this Agreement and the other Transaction Documents.  In furtherance of the foregoing, from and after the Closing, except as expressly provided in this Article IX, the Parties hereby waive, on behalf of themselves and their Affiliates, to the fullest extent permitted by applicable Law, any and all other rights, claims and

EXHIBIT 2.1

causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that they may have against Seller or any of its Affiliates, or Purchaser or any of its Affiliates, as the case may be, as a result of or in connection with this Agreement or the Transactions whether arising under or based upon breach of contract (including for breach of any representation, warranty, covenant or agreement), warranty, tortious conduct (including negligence), under Law or otherwise and whether predicated on common law, statute, strict liability, or otherwise.  Without limiting the generality of the foregoing, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 9.6Additional Indemnification Provisions

.  With respect to each indemnification obligation contained in this Agreement, all Covered Losses shall be net of any third-party insurance or indemnity, contribution or similar proceeds that have been recovered or are recoverable by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification (it being agreed that if third-party insurance or indemnification, contribution or similar proceeds in respect of such facts are recovered by the Indemnified Party or its Affiliates subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made), and indemnification shall not be available hereunder unless the Indemnified Party first uses, and causes its Affiliates to use, reasonable best efforts to seek full recovery under all insurance and indemnity, contribution or similar provisions covering such Covered Loss to the same extent as it would if such Covered Loss were not subject to indemnification hereunder.  Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article IX, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party and otherwise cooperate with the Indemnifying Party in seeking recovery thereunder.

Section 9.7Limitation on Liability

.  Purchaser acknowledges and agrees that Seller shall not have any indemnification obligations for Covered Losses to the extent that such Covered Losses relate to, result from or arise out of, (a) any action or failure to act by or on behalf of Purchaser or any of its Affiliates (including any disclosure, report or other communication from or on behalf of Purchaser or its Affiliates to any Governmental Entity or other third party), (b) any action taken or inaction at the request, direction or with the consent of Purchaser, (c) any intrusive investigation, including any drilling, sampling, testing or monitoring of any soil, surface water or groundwater by or on behalf of Purchaser or any of its Affiliates (except to the extent that such intrusive investigation was expressly required by Environmental Laws), or (d) any knowing continuation of any policies or practices of the Business by Purchaser or any of its Affiliates following the Closing.  In addition, with respect to each indemnification obligation contained in this Agreement, all Covered Losses shall be decreased (but not below zero) by any actual reduction in cash Tax liability realized as a direct result of and in the same taxable year as the payment or incurrence of such Covered Loss or the following three taxable years (to the extent any Covered Loss results in a Tax deduction to such Indemnified Party at a “more likely than not” or greater level of confidence), calculated on a with or without basis.  Notwithstanding anything to the contrary herein, (i) all cash Tax determinations described in this

EXHIBIT 2.1

Section 9.7 shall be made by the Indemnified Party in its sole discretion and (ii) this Section 9.7 shall not be construed to require any indemnified party to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to the Indemnifying Party or any other Person.

Section 9.8Mitigation

.  Each of the Parties agrees to use, and to cause its Affiliates to use, its reasonable best efforts to mitigate its respective Covered Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Covered Losses that are indemnifiable hereunder.  The Parties acknowledge and agree that indemnification under this Article IX shall not be available to any Party or any Indemnified Party with respect to any Covered Loss to the extent that such Covered Loss relates to, results from or arises out of, in whole or in part, a failure by such Person or its Affiliates to use reasonable best efforts to mitigate such Covered Loss.

Section 9.9Tax Treatment of Indemnity Payments

.  Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law), Seller, Purchaser and their respective Subsidiaries and their respective Affiliates shall treat any and all payments under this Article IX as an adjustment to the purchase price for Tax purposes.

Article X
GENERAL PROVISIONS

Section 10.1Entire Agreement

.  This Agreement and the other Transaction Documents, and the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreement, along with the Seller Disclosure Schedules and Purchaser Disclosure Schedules, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.  In the event of a conflict between the terms of this Agreement and the terms of any Transaction Document, the terms of this Agreement shall control.

Section 10.2Disclosure Schedules

.  The Seller Disclosure Schedules and the Purchaser Disclosure Schedules, and all schedules attached thereto, and all Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.  Any capitalized terms used in any Exhibit or in the Seller Disclosure Schedules or the Purchaser Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement.  Any information, item or other disclosure set forth in any Section of the Seller Disclosure Schedules or the Purchaser Disclosure Schedules, as the case may be, shall be deemed to be disclosed with respect to any other Section of this Agreement (or to have been set forth in any other Section of the Seller Disclosure Schedules or the Purchaser Disclosure Schedules, as the case may be), if the relevance of such disclosure to such other Section is reasonably apparent on its face notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of the Seller Disclosure Schedules or the Purchaser Disclosure Schedules, as applicable, in such Section of this Agreement.

EXHIBIT 2.1

Section 10.3Assignment

.  Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party.  Any attempted assignment in violation of this Section 10.3 shall be void.  Subject to the two (2) preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Notwithstanding the forgoing, Purchaser may transfer or assign, in whole or from time to time in part, to one or more of its direct or indirect wholly owned Subsidiaries, provided that any such transfer or assignment shall not relieve Purchaser of any of its obligations hereunder.

Section 10.4Amendments and Waivers

.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.  By an instrument in writing, Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other Party was or is obligated to comply with or perform.  Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 10.5No Third-Party Beneficiaries

.  Except for Sections 9.2, 9.3 and 10.15, which are intended to benefit, and to be enforceable by, the indemnified parties specified therein, this Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 10.6Notices

.  All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile or email transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number or email address as such Party shall designate by like notice):

(a)if to Purchaser:

Manchester Acquisition Sub LLC
251 Little Falls Drive
Wilmington, Delaware 19808
Attention:Pavel Brůžek
Petr Pudil
Email:pavel.bruzekml@draslovka.cz
p.pudil@bpdpartners.cz

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with a copy (which shall not constitute notice) to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Attention:Ilan Katz
Adrian Stewart
Petr Zakoucky
Email:ilan.katz@dentons.com
adrian.stewart@dentons.com
petr.zakoucky@dentons.com

(b)if to Seller:

The Chemours Company
1007 Market Street

Wilmington, Delaware 19801
Attention:Jonathan Lock

Pauletta Brown

Email:jonathan.lock@chemours.com

pauletta.brown@chemours.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Facsimile:(212) 403-2000
Attention:Matthew M. Guest, Esq.

Avi A. Sutton, Esq.
Email:MGuest@wlrk.com

AASutton@wlrk.com

Section 10.7Specific Performance

.  The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that either Party does not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions.  Accordingly, the Parties acknowledge and agree that each of the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement by the other Party and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such Party is entitled in Law or in equity.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any such award is not an appropriate remedy for any reason at Law or in equity.  Either Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in

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connection with such remedy.  Without limiting the generality of the foregoing, the Parties agree that Seller shall be entitled to specific performance against Purchaser (i) of Purchaser’s obligations under Section 5.19, including Purchaser’s obligation to cause the Sponsor to fund the Cash Equity and to cause Financing Sources to fund the Debt Financing required to consummate the Transactions, in each case, so long as all conditions contained in the Commitments Letters and the Debt Financing Definitive Agreements (other than the consummation of the Transactions and other than the funding of the Cash Equity) have been satisfied, and to enforce its rights under the Commitment Letters as contemplated by Section 5.19 and (ii) of Purchaser’s obligations pursuant to Section 5.19.  The foregoing is in addition to any other remedy to which any Party is entitled at law, in equity or otherwise.  The Parties further agree that nothing set forth in this Section 10.7 shall require any Party hereto to institute any Proceeding for (or limit any Party’s right to institute any Proceeding for) specific performance under this Section 10.7 prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination).  If any Party brings any Proceeding to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by (x) the amount of time during which such Proceeding is pending, plus twenty (20) Business Days or (y) such longer time period established by the court presiding over such Proceeding.  The Parties hereto agree that, notwithstanding any other provision of this Agreement to the contrary, Seller shall be entitled to specific performance (or any other equitable relief) to cause Purchaser to consummate the Closing and to cause Purchaser to draw down the Financing under the Commitment Letters to consummate the Closing, on the terms set forth herein and therein.

Section 10.8Governing Law and Jurisdiction

.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In addition, each of the Parties (a) submits to the exclusive personal jurisdiction of any state or federal court sitting in the Court of Chancery of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (and, in the case of appeals, appropriate appellate courts therefrom), in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transactions; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any Proceeding relating to this Agreement or the Transactions in any court other than the above-named courts; and (d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that any such Proceeding (i) is brought in an inconvenient forum, (ii) should be transferred or removed to any court other than the above-named courts, (iii) should be stayed by reason of the pendency of some other proceeding in any court other than the above-named courts, or (iv) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts.  Each Party agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 10.6.

Section 10.9Waiver of Jury Trial

.  EACH PARTY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION

EXHIBIT 2.1

HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.  NEITHER PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS.  NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.9.  NEITHER PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.9 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 10.10Severability

.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.11Counterparts

.  This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more such counterparts have been signed by each Party and delivered (by facsimile, e-mail, or otherwise) to the other Party.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) from, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures.  This Agreement has been executed in the English language.  If this Agreement is translated into another language, the English language text shall in any event prevail.

Section 10.12Expenses

.  Except as otherwise provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expense.

Section 10.13Interpretation; Absence of Presumption

.  It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants and agreements contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not

EXHIBIT 2.1

described in this Agreement or included or not included in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is or is not material for purposes of this Agreement.  Nothing herein (including the Seller Disclosure Schedules and the Purchaser Disclosure Schedules) shall be deemed an admission by either Party or any of its Affiliates, in any Action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or any Law.  For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto and the words “date hereof” refer to the date of this Agreement; (d) references to “Dollars” or “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the Transaction Documents shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (j) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the Parties or the parties to such Transaction Document, as applicable, and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (n) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented; provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and the related regulations thereunder and published interpretations thereof, in each case, as of such date; and (o) to the extent that this Agreement or any other Transaction Document requires an Affiliate of any Party to take or omit to take any action, such covenant or agreement includes the obligation of such Party to cause such Affiliate to take or omit to take such action.

EXHIBIT 2.1

Section 10.14Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege

.

(a)Purchaser waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, the Purchased Companies and their Subsidiaries, to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller or any of its Affiliates, or any shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, by any legal counsel currently representing any Designated Person in connection with this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, including Wachtell, Lipton, Rosen & Katz (any such representation, the “Current Representation”).

(b)Purchaser waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, the Purchased Companies and their Subsidiaries, to waive and not assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation (the “Privileged Communications”) or in connection with any Post-Closing Representation, including in connection with a dispute with Purchaser or its Affiliates (including, following the Closing, any Purchased Company or any of its Subsidiaries), including in respect of any claim for indemnification by a Purchaser Indemnified Party, it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Seller and its Affiliates and that Seller, and not Purchaser or its Affiliates or the Purchased Companies and their Subsidiaries, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection.  Accordingly, from and after Closing, none of Purchaser or its Affiliates, including the Purchased Companies and their Subsidiaries, shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Seller and not of Purchaser or its Affiliates, including the Purchased Companies and their Subsidiaries, or to internal counsel relating to such engagement, and none of Purchaser or its Affiliates, including, following the Closing, the Purchased Companies and their Subsidiaries, or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Purchaser or its Affiliates, including, following the Closing, the Purchased Companies and their Subsidiaries, or does not belong to Seller.  Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or its Affiliates, including, following the Closing, the Purchased Companies and their Subsidiaries, on the one hand, and a third party other than Seller or its Affiliates, on the other hand, Purchaser or its Affiliates, including, following the Closing, the Purchased Companies and their Subsidiaries, may seek to prevent the disclosure of the Privileged Communications to such third party and request that Seller not permit such disclosure, and Seller shall consider such request in good faith.

EXHIBIT 2.1

Section 10.15Concerning Debt Financing Related Parties.

Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, each of the Parties hereto hereby:

(a)agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Related Party in any way arising out of or relating to this Agreement, any other Transaction Document, the Debt Commitment Letter, any Debt Financing Definitive Agreement, the Transactions, the Debt Financing or any of the other transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of, and shall be brought and heard and determined exclusively in, any federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof, and each party hereto irrevocably submits, for itself and its property, with respect to any such Action to the jurisdiction of such court; waives any defense of improper venue or inconvenient forum to the maintenance of any such Action brought in any such court, and waives any bond, surety, or other security that might be required with respect thereto; and agrees that services on any party hereto may be made by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.6;

(b)agrees that any such Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise expressly provided in the Debt Commitment Letter or the Debt Financing Definitive Agreements;

(c)agrees not to bring or support, or permit any of its controlled Affiliates to bring or support, any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Related Party in any way arising out of or relating this Agreement, any other Transaction Document, the Debt Commitment Letter, any Debt Financing Definitive Agreement, the Transactions, the Debt Financing or any of the other transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York;

(d)expressly and irrevocably waives its right to a jury trial with respect to any Action brought against any Debt Financing Related Party in any way arising out of or relating to, this Agreement, the Debt Commitment Letter, any Debt Financing Definitive Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder;

(e)agrees that none of the Debt Financing Related Parties will have any obligation or liability, on any theory of liability, to any of the Seller, the Seller Entities, the Seller Group or (except after the Closing) the Purchased Companies, and none of the Seller, the Seller Entities, the Seller Group or (except after the Closing) the Purchased Companies shall have any rights or claims against any of the Debt Financing Related Parties, in each case, in any way

EXHIBIT 2.1

arising out of or relating to this Agreement, the other Transaction Documents, the Debt Commitment Letter, any Debt Financing Definitive Agreement, the Transactions, the Debt Financing or any of the other transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise;

(f)agrees that, notwithstanding anything to the contrary in Section 10.5 or elsewhere in this Agreement or any other Transaction Document, the Debt Financing Related Parties are express third party beneficiaries of, and may enforce, this Section 10.15; and

(g)agrees that the provisions in this Section 10.15 and the definitions of “Debt Financing”, “Debt Financing Related Parties” and “Financing Source” (and any other definition set forth in, or any other provision of, this Agreement or any other Transaction Document to the extent that an amendment, waiver or other modification of such definition or other provision would amend, waive or otherwise modify the substance of this Section 10.15 or the definition of “Debt Financing”, “Debt Financing Related Parties” or “Financing Source”) shall not be amended, waived or otherwise modified, in each case, in any way adverse to the Debt Financing Related Parties without the prior written consent of the Financing Sources (and any such amendment, waiver or other modification without such prior written consent shall be null and void).

Section 10.16English Language

.  The Parties have required that this Agreement and all documents and notices resulting from it be drawn up in English.

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IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

THE CHEMOURS COMPANY

By:	/s/ Mark E. Newman Name: Mark E. Newman Title: President and Chief Executive Officer

MANCHESTER ACQUISITION SUB LLC

By: Manchester Acquisition Corp., its Member

By:	/s/ Pavel Brůžek Name: Pavel Brůžek Title: President

[Signature Page to Purchase and Sale Agreement]